Filed Pursuant to Rule 424(B)(4)
Registration No. 333-188577

PROSPECTUS

4,000,000 Shares

INDEPENDENCE REALTY TRUST, INC.

Common Stock

We are a Maryland corporation that owns well-located apartment properties in geographic submarkets that we believe support strong occupancy and have the potential for growth in rental rates. We seek to provide stockholders with attractive risk-adjusted returns, with an emphasis on distributions and capital appreciation. We are externally advised by a subsidiary of RAIT Financial Trust, or RAIT (NYSE: RAS), which will own approximately 99.1% of our common stock prior to consummation of this offering, and our apartment properties are externally managed by Jupiter Communities, LLC, a professional apartment management company that is also a majority owned subsidiary of RAIT. As of the date of this prospectus, we own eight apartment properties.

We are offering 4,000,000 shares of our common stock in this offering. The underwriters will be obligated to purchase all of the shares of our common stock in this offering, if any are purchased, other than those shares covered by the overallotment option referred to below. Currently, our common stock is not traded on a national securities exchange, and this will be our first listed public offering. Our common stock has been approved for listing on the NYSE MKT under the symbol “IRT.”

We have elected to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Shares of our common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% ownership limit of common stock by value or number of shares, whichever is more restrictive. See “Description of Stock—Restrictions on Ownership and Transfer” beginning on page 93 of this prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of the risks which should be considered in connection with your investment in our common stock.

	Per Share	Total
Price to the public	$8.500	$34,000,000
Underwriting discounts and commissions(1)	$0.595	$2,261,000
Proceeds, before expenses, to us	$7.905	$31,739,000

(1)	See “Underwriting” for a detailed description of compensation payable to the underwriters. The total underwriting discount of $2,261,000 assumes 200,000 shares are sold pursuant to the directed share program, as described under “Underwriting—Directed Share Program,” for which no discounts and commissions are payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional 600,000 shares of our common stock on the same terms and conditions set forth above within 30 days of the date of this prospectus solely to cover overallotments, if any. The table above assumes no exercise of the overallotment option.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc., on behalf of the underwriters, expects to deliver the shares on or about August 16, 2013.

Joint Book-Running Managers

Ladenburg Thalmann & Co. Inc.	William Blair	JMP Securities	Compass Point

Co-Managers

Aegis Capital Corp	Drexel Hamilton	MLV & Co.	National Securities Corporation	C&Co/PrinceRidge

Prospectus dated August 13, 2013

You should rely only on the information contained in this prospectus and any free writing prospectus that we authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with any additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or another date specified herein. Our business, financial condition, liquidity, results of operations and prospects may have changed since such dates.

In this prospectus, we include information regarding the appraised values of our properties as of April 2013. Such appraisals were performed by CBRE, Inc., an independent valuation expert that has expertise in appraising commercial real estate, and are included in this prospectus in reliance on CBRE, Inc.’s authority as an expert on such matters. As with any valuation methodology, CBRE, Inc.’s methodology with respect to the appraised value of our real estate properties is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of our common stock, and these differences could be significant. We believe that CBRE, Inc.’s appraisals are accurate and reliable, but we have not independently verified the appraised values prepared by CBRE, Inc.

PROSPECTUS SUMMARY

This summary highlights some of the material information contained elsewhere in this prospectus. Because it is only a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the more detailed information set forth under the heading “Risk Factors” and the historical and pro forma financial statements and related notes, before you decide to invest in our common stock. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Independence Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Independence Realty Operating Partnership, LP, a Delaware limited partnership, which we refer to as our operating partnership. We refer to RAIT Financial Trust, a Maryland real estate investment trust, as RAIT; Independence Realty Advisors, LLC, a Delaware limited liability company, as our advisor; and Jupiter Communities, LLC, a Delaware limited liability company, as Jupiter or our property manager. Unless otherwise indicated, the information included in the prospectus assumes that the underwriters’ overallotment option is not exercised.

Our Company

We are a Maryland corporation that owns well-located apartment properties in geographic submarkets that we believe support strong occupancy and have the potential for growth in rental rates. We seek to provide stockholders with attractive risk-adjusted returns, with an emphasis on distributions and capital appreciation. We are externally advised by a wholly-owned subsidiary of RAIT (NYSE: RAS), a REIT that invests primarily in commercial mortgages and, to a lesser extent, apartment properties. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2011.

We acquire and operate apartment properties that:

•	have stable occupancy rates and resident bases;

•	are located in submarkets that we do not expect to experience substantial new apartment construction in the foreseeable future;

•	in appropriate circumstances, have opportunities for repositioning or updating through capital expenditures; and

•	provide opportunities to apply tailored marketing and management strategies designed to attract and retain residents and enable rent increases.

As of the date of this prospectus, we own eight apartment properties containing an aggregate of 2,004 apartment units in Arizona, Colorado, Georgia, Indiana, Texas and Virginia. We refer to these apartment properties as our “existing portfolio.” As of March 31, 2013, our existing portfolio had an average occupancy of 94% and an average monthly effective rent per occupied apartment unit of $791.

We were formed in 2009. Affiliates of RAIT contributed seven of the eight properties in our existing portfolio to our operating partnership in exchange for 5,111,700 common units in our operating partnership, and acquired an additional 163,200 common units for cash to fund closing costs in connection with the contributions. In 2012, we purchased the eighth property in our existing portfolio from an unaffiliated third party. On May 7, 2013, RAIT exchanged all of its common units for 5,274,900 shares of our common stock. RAIT is currently our largest stockholder and holds approximately 99.1% of the outstanding shares of our common stock. Each of our apartment properties is managed by Jupiter, a majority owned subsidiary of RAIT. See “Certain Relationships and Related Party Transactions.”

Our Business Objectives and Strategy

Our primary business objective is to maximize stockholder value by increasing cash flows at our existing apartment properties and acquiring additional properties either with strong and stable occupancies and the ability to raise rental rates or with the potential for repositioning through capital expenditures. We intend to achieve this objective by executing the following strategies:

•

Use RAIT’s and Jupiter’s extensive experience lending to, owning and/or managing apartment properties, and their networks of contacts in the apartment industry, to acquire additional apartment properties. RAIT has provided debt financing for apartment owners and operators since 1997 and currently owns 26 apartment properties. Jupiter manages over 10,600 apartment units in 17 states (including those owned by us). We believe these factors and RAIT’s commercial real estate relationships will provide us with a strong pipeline of acquisition opportunities. As of the date of this prospectus, we are evaluating and discussing the potential acquisition of apartment properties containing approximately 2,350 units, with an estimated aggregate purchase price of approximately $201 million. We do not have letters of intent or binding agreements to acquire any of these properties and, accordingly, we have determined that no acquisitions are probable as of the date of this prospectus. We cannot assure you that we will acquire any of these properties or that any actual acquisition price will not be significantly different from what we currently estimate.

•

Focus on properties in markets that have strong apartment demand, reduced competition from national apartment buyers and no substantial new apartment construction. In evaluating potential acquisitions, our advisor analyzes apartment occupancy and trends in rental rates, employment and new construction, among many other factors, and seeks to identify properties located in areas where there is strong demand for apartment units and little to no apartment construction projects that have been announced. We generally will seek to avoid markets where we believe potential yields have decreased as a result of the acquisition and development efforts of large institutional buyers.

•

Acquire properties that have operating upside through effective management. Our advisor and Jupiter have expertise in acquiring and/or managing under-performing properties and increasing the net operating income of such properties through more effective marketing and leasing, better management of rental rates and more efficient expense management. We will seek to acquire properties that we believe possess significant prospects for increased occupancy and rental revenue through more effective management and marketing.

•

Selectively utilize our capital to improve apartment properties where our advisor and Jupiter believe the return on such capital is accretive to our stockholders. Jupiter has significant experience allocating capital to value-added improvements of apartment properties to produce better occupancy and rental rates. We will selectively deploy our capital into revenue-enhancing capital projects that our advisor and Jupiter believe will improve the physical plant or market positioning of particular apartment properties.

Our Properties

The following table presents an overview of our apartment portfolio as of March 31, 2013.

Property Name	Location	Purchase Date	Year Built or Renovated(1)	Appraised Value(2)	Units(3)		Average Occupancy(4)		Average Monthly Effective Rent per Occupied Unit(5)
Belle Creek	Henderson, Colorado	4/29/11	2011	$17,000,000	162	(6)	95.7	%(6)	$896	(6)
Centrepoint	Tucson, Arizona	12/16/11	2006	30,000,000	320		98.1		817
Copper Mill	Austin, Texas	4/29/11	2010	18,020,000	320		95.3		719
Crestmont	Marietta, Georgia	4/29/11	2010	15,500,000	228		94.3		705
Cumberland Glen	Smyrna, Georgia	4/29/11	2010	13,500,000	222		94.6		662
Heritage Trace	Newport News, Virginia	4/29/11	2010	11,800,000	200		80.0		751
Runaway Bay	Indianapolis, Indiana	10/11/12	2002	16,400,000	192		93.8		939
Tresa at Arrowhead	Phoenix, Arizona	4/29/11	2006	39,000,000	360		96.7		836

Total /Weighted Average				$161,220,000	2,004		93.6%		$791

(1)	All dates are for the year in which a renovation program was completed, except for Runaway Bay, which is the year construction was completed. The year construction was completed for each of the other properties is: Belle Creek - 2002; Centrepoint - 1995; Copper Mill - 1984; Crestmont - 1987; Cumberland Glen - 1987; Heritage Trace - 1973; and Tresa at Arrowhead - 1998.
(2)	Appraised values are as of April 2013. All such appraisals were performed by CBRE, Inc.
(3)	Units represents the total number of apartment units available for rent at March 31, 2013.
(4)	Average occupancy for each of our properties is calculated as (i) total units rented as of March 31, 2013 divided by (ii) total units available as of March 31, 2013, expressed as a percentage.
(5)	Average monthly effective rent per occupied unit represents the average monthly rent collected for all occupied units for the three months ended March 31, 2013, after giving effect to tenant concessions.
(6)	Does not include 6,256 square feet of retail space in six units, of which 1,010 square feet of space is occupied by Jupiter for use as the leasing office. The remaining 5,246 square feet of space is 100% occupied by five tenants with a weighted average monthly base rent of $1,491, or $15.51 per square foot per year.

Our Market Opportunity

We believe that economic conditions will continue to favor apartment housing for the foreseeable future. Since 2008, the market for apartment housing has experienced high demand, low levels of new construction, strong occupancies and rising rental rates. Younger adults have experienced stricter mortgage underwriting standards and high levels of student loan debt, which has made home ownership financially more difficult. At the same time, apartment building permits are currently being issued at levels substantially below historical levels. According to the United States Census Bureau, or the Census Bureau, in 2011 the number of apartment building permits was approximately 45% of the number in 2005 (the peak year over the past decade), while trends over the past three years continue to fall well below the average of 297,000 permits per year over the past ten years. Moreover, financing for new construction remains tight, further constraining new construction.

We also believe that changing attitudes regarding home ownership and tighter underwriting standards imposed by mortgage lenders will continue to drive Americans to rent apartments rather than purchase homes. Following the housing crisis and resulting economic downturn of 2008 and 2009, home values in the United States declined precipitously, resulting in many Americans no longer viewing their homes as stable, appreciating assets tantamount to savings and leading many of them to choose to rent rather than own homes. The decline in home values has been coupled with a substantial tightening of lending standards by mortgage lenders in the

United States. According to the Office of the Comptroller of the Currency, 40% of banks surveyed tightened their lending standards in 2011 over the previous year, versus 8% who reported easing lending standards. Since 2008, mortgage lenders have more stringently scrutinized the incomes and employment status of prospective home buyers and have required larger down payments and more ongoing scrutiny of borrowers.

Furthermore, certain demographic factors should continue to positively influence demand for existing apartment units. According to the Census Bureau, there are currently approximately 80 million echo boomers (those born after 1977 and before 1997) in the United States. In 2010, echo boomers surpassed baby boomers (those born after 1946 and before 1965) to become the United States’ largest generation and currently account for one-quarter of the United States’ population. Echo boomers are generally well educated, career-oriented and mobile, and many echo boomers carry significant amounts of student loan debt. These factors contribute to the high propensity of echo boomers to rent apartments, rather than buy homes.

Summary Risk Factors

An investment in shares of our common stock involves a number of risks which are described in detail in the “Risk Factors” section of this prospectus. If we are unable to effectively manage these risks, we may not meet our investment objectives and, therefore, you may lose some or all of your investment. Some of the more significant risks relating to this offering and an investment in our common stock include:

•

There are inherent risks associated with real estate investments and with the real estate industry, each of which could have an adverse impact on our financial performance and the value of our properties;

•

The illiquidity of real estate investments could significantly impede our ability to respond to changing economic, financial and investment conditions or changes in the operating performance of our properties, which could adversely affect our cash flows and results of operations;

•	We may be limited in our ability to diversify our investments;

•

We intend to use mortgage and other indebtedness to partially finance our company, which increases the risk to our business. Our leverage policy has been adopted by our board of directors and is therefore subject to change without stockholder consent;

•	Our investment objectives and strategies may be changed without stockholder consent;

•

We depend upon RAIT, our advisor and their affiliates to conduct our operations and, therefore, any adverse changes in the financial health of RAIT, our advisor or their affiliates, or our relationship with any of them, could hinder our operating performance and adversely affect the trading price of our common stock;

•	Termination of our advisory agreement, even for poor performance, could be difficult and costly, including as a result of termination fees, and may cause us to be unable to execute our business plan;

•	If we internalize our management functions, your interest in our company could be diluted, and we could incur other significant costs associated with being self-managed;

•

There are numerous conflicts of interest between the interests of investors and our interests or the interests of our advisor, RAIT and their respective affiliates, including conflicts arising out of (a) allocation of personnel to our activities, (b) allocation of investment opportunities between us and RAIT, (c) purchase or sale of apartment properties from or to RAIT or its affiliates and (d) fee arrangements with our advisor that might induce our advisor to make investment decisions that are not in our best interests;

•

If we are unable to make distributions with our cash flows from our operations, we may pay distributions from any other source, including, without limitation, the sale of assets, borrowings or offering proceeds. Subject to certain limited exceptions, there is no limit to the amount of distributions that we may pay from these sources. Distributions not paid from cash flows from operations could reduce the cash available to us, could constitute a return of capital to stockholders and could cause subsequent investors to experience immediate dilution;

•

Before this offering, there was no active market for our common stock. Although our common stock has been approved for listing on the NYSE MKT, we do not know whether any such listing, if obtained, will lead to the development of a trading market or how liquid that market may be. If a market does develop, the market price and trading volume of our common stock may be volatile following this offering;

•

As long as we maintain our qualification as a REIT for U.S. federal income tax purposes, five or fewer individuals are generally prohibited from beneficially owning more than 50% of our outstanding shares during the last half of each taxable year, making it more difficult to sell your shares to large investors; and

•	If we fail to maintain our qualification as a REIT and no relief provisions apply, our cash available for distribution to our stockholders could materially decrease.

Summary of Conflicts of Interest

Conflicts of interest may exist between us and some of our affiliates, including RAIT, our advisor and our property manager. Some of these potential conflicts include:

•

RAIT owns a significant portion of our common stock, which could give RAIT the ability to control the outcome of matters submitted for stockholder approval and allow RAIT to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders;

•	Competition for the time and services of personnel that work for us and our affiliates;

•

Compensation payable by us to our advisor, property manager and their affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;

•

The possibility that our advisor, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of properties (including that, if RAIT or an affiliate has an existing direct or indirect investment in a property that would otherwise be suitable for us, RAIT or such affiliate, as the case may be, will have the right to acquire such property, directly or indirectly, without first offering us the opportunity to acquire the property), and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and adversely affecting the trading price of our common stock;

•

The possibility that our advisor and its affiliates may make investment recommendations to us in order to increase their own compensation even though the investments may not be in the best interests of our stockholders;

•	The possibility that if we acquire properties from RAIT or its affiliates, the price may be higher than we would pay if the transaction were the result of arms’ length negotiations with a third party;

•

The possibility that our advisor will face conflicts of interest caused by its ownership by RAIT, some of whose officers are also our officers and one of whom is a director of ours, resulting in actions that may not be in the long-term best interests of our stockholders;

•	RAIT’s ability to provide financing to us for acquisitions of properties; and

•	The possibility that we may acquire or merge with our advisor, resulting in an internalization of our management functions.

Financing Strategy

We intend to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of no more than approximately 70% of the combined initial purchase price of all of the properties in our portfolio from time to time. However, we are not subject to any limitations on the amount of leverage we may use, and, accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. By operating on a leveraged basis, we expect to have more funds available for property acquisitions and other purposes, which we believe will allow us to acquire more properties than would otherwise be possible, resulting in a larger and more diversified portfolio. See “Risk Factors—Risks Associated with Debt Financing” for more information about the risks related to operating on a leveraged basis.

If our board of directors changes our policies regarding our use of leverage, we expect that it will consider many factors, including the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of apartment properties, the leverage ratios of publicly traded REITs with similar investment strategies, the cost of leverage as compared to expected operating net revenues, and general market conditions.

Other than the existing mortgage financing for the properties in our existing portfolio, we have no established financing sources as of the date of this prospectus.

Structure of Our Company

Our Operating Entities

Our Company

We were formed as a Maryland corporation on March 26, 2009 and commenced operations on April 29, 2011 upon our acquisition of six properties from RAIT. We conduct our business through a traditional umbrella partnership real estate investment trust, or UPREIT, structure in which our properties are owned by our operating partnership directly or through limited partnerships, limited liability companies or other subsidiaries, as described below under “—Our Operating Partnership.” We are the sole general partner of our operating partnership and, upon completion of this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” we and a wholly-owned subsidiary will own 100% of the limited partnership interests in our operating partnership, which will consist solely of common units. We are externally advised by our advisor pursuant to an advisory agreement and subject to the oversight of our board of directors.

Our Operating Partnership

Our operating partnership was formed as a Delaware limited partnership on March 27, 2009. Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership. As the sole general partner of our operating partnership, we generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in “Description of Our Operating Partnership and Our Operating Partnership Agreement.” In the future, we may issue common units from time to time in connection with property acquisitions, as compensation or otherwise.

Our Advisor

Our advisor is Independence Realty Advisors, LLC, a Delaware limited liability company formed on March 26, 2009, which is responsible for managing our day-to-day business operations and identifying properties for us to acquire. We pay our advisor and its affiliates fees and reimburse certain expenses for services rendered to us. The most significant items of compensation and reimbursement are outlined in “—Compensation of Our Advisor and Property Manager,” below. For a more complete explanation of the fees and expenses, as well as restrictions on compensation, see “Our Advisor, Our Property Manager and Related Agreements.”

Our advisor is located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104 and its telephone number is (215) 243-9000.

Our Property Manager

Jupiter Communities, LLC, our property manager, is a Delaware limited liability company formed on April 9, 2009 as an indirect subsidiary of Jupiter Realty Company, a Chicago-based residential and commercial real estate firm established in 1985. RAIT owns a 75% controlling equity interest in our property manager. Our property manager is a full-service apartment property management company that employs approximately 315 staff and professionals and manages approximately 10,600 apartment units for RAIT and third parties. Our property manager provides services to us in connection with the rental, leasing, operation and management of our properties. Our property manager is located at 401 North Michigan Avenue, Suite 1300, Chicago, Illinois and its telephone number is (312) 924-1601.

Compensation of Our Advisor and Our Property Manager

The following table sets forth the compensation of our advisor, property manager and their affiliates. For additional information with respect to the compensation of our advisor and our property manager, see “Our Advisor, Our Property Manager and Related Agreements.”

Type of Compensation (Recipient)	Determination of Amount	Payment

Offerings

Reimbursement of Offering Expenses (Advisor)(1)	Offering expenses include all expenses, other than underwriting discounts, paid or to be paid by us in connection with offerings of our securities (including shares of our common stock in this offering), including our legal, accounting, printing, mailing and filing fees and other documented offering expenses. To the extent that our advisor pays our offering expenses, we will reimburse our advisor for these amounts.	Cash in an amount equal to documented offering expenses incurred.

Ongoing Operations

Quarterly Base Management Fee (Advisor)(2)(3)	0.1875% of average gross real estate assets as of the last day of such quarter. Average gross real estate assets means the average of the aggregate book value of our real estate assets (excluding the book values attributable to the eight properties in our existing portfolio) before reserves for depreciation or other similar non-cash reserves. We will compute average gross real estate assets by taking the average of the book values of our properties (excluding the eight properties in our existing portfolio) at the end of each month during the quarter for which we are calculating the fee.	Quarterly in arrears in cash, shares of our common stock (valued at the volume-weighted average closing price for the ten trading days prior to the payment of the incentive fee, which we refer to as the fee VWAP) or any combination thereof at the election of our advisor.

Type of Compensation (Recipient)	Determination of Amount	Payment
Quarterly Incentive Fee (Advisor)(2)(3)	We will pay our advisor an incentive fee based on our pre-incentive fee core funds from operations, or Core FFO, as defined below. The incentive fee is computed at the end of each fiscal quarter as follows:	Payable in cash, shares of our common stock (valued at the fee VWAP) or any combination thereof at the election of our advisor.

•     no incentive fee in any fiscal quarter in which our pre-incentive fee Core FFO does not exceed the hurdle rate of 1.75% (7% annualized) of the cumulative gross proceeds from the issuance of our equity securities that we have obtained as of the end of such quarter; and

•     20% of the amount of our pre-incentive fee Core FFO that exceeds 1.75% (7% annualized) of the cumulative gross proceeds from the issuance of our equity securities that we have obtained as of the end of such quarter.

Core FFO is calculated by adjusting our funds from operations, or FFO, for items that do not reflect ongoing property operations, such as acquisition expenses, expensed costs related to the issuance of shares of our common stock and equity-based compensation expenses. We will further adjust Core FFO to include any realized gains or losses on our real estate investments when calculating the incentive fee only. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for additional information.

Reimbursement of Operating Expenses (Advisor)(3)	We will reimburse our advisor for all of its out-of-pocket expenses in performing its services, excluding salaries and other compensation of its personnel, but including legal, accounting, financial, due diligence and other services that outside professionals or outside consultants would otherwise perform. We will also pay our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our advisor required for our operations.	Monthly in cash based on documented expenses incurred.

Type of Compensation (Recipient)	Determination of Amount	Payment

Termination Fee (Advisor)(2)	Upon termination of the advisory agreement by us without cause or by our advisor if we materially breach the advisory agreement, our advisor will be entitled to a termination fee equal to four times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee, in each case calculated based on the eight full calendar quarters immediately preceding the termination date.	Payable in cash, shares of our common stock (valued at the fee VWAP) or any combination thereof at the election of our advisor, upon termination of the advisory agreement by us without cause or by our Manager for good reason.

Property Management and Leasing Fees (Property Manager)	4% of our gross revenues, payable to Jupiter. Additionally, we may pay Jupiter a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arms’ length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.	Payable quarterly in arrears in cash.

(1)	We estimate that the total expenses of this offering (exclusive of the underwriting discount and commissions) will be approximately $620,000.
(2)	The advisor’s ability to receive shares of our common stock as payment for all or a portion of any fee payable under the advisory agreement is subject to certain limitations. See “Our Advisor, Our Property Manager and Related Agreements—Our Advisory Agreement—Limitations on Receiving Shares.”
(3)	With respect to joint venture investments, the base management fee, incentive fee and reimbursement of operating expenses will be made based upon our pro-rata share of the joint venture’s assets, FFO and operating expense reimbursements, respectively.

Organizational Structure

The following chart shows our organizational structure following completion of this offering(1):

(1)	Assumes the application of a portion the net proceeds of this offering as described under “Use of Proceeds” to redeem all outstanding Series B preferred units of our operating partnership and all outstanding shares of our Series A Cumulative Non-Voting Preferred Stock, or our Series A preferred stock.

Distribution Policy

The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and imposes tax on any taxable income retained by a REIT, including capital gains. To satisfy the requirements for qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular monthly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available for such purposes. Our board of directors has declared dividends for the second calendar quarter of 2013 totaling approximately $0.16 per share. Our future distributions will be at the sole discretion of our board of directors. Following completion of this offering, our board of directors will, on a quarterly basis, in advance, establish the dividend amount for our common stock for each month in the quarter.

REIT Status

So long as we maintain our qualification as a REIT, we generally will not be subject to U.S. federal income or excise tax on income that we distribute to our stockholders. Under the Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its stockholders. If we fail to maintain our qualification as a REIT in any year, our income will be subject to U.S. federal income tax at regular corporate rates, regardless of our distributions to stockholders, and we may be precluded from qualifying for treatment as a REIT for the four-year period immediately following the taxable year in which such failure occurs. Even if we qualify for treatment as a REIT, we may still be subject to state and local taxes on our income and property and to U.S. federal income and excise taxes on our undistributed income. Moreover, if we establish taxable REIT subsidiaries, or TRSs, such TRSs generally will be subject to U.S. federal income taxation and to various other taxes.

Restrictions on Ownership and Transfer of Our Common Stock

In order to assist in complying with requirements that limit the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares and 9.8% in value or in number, whichever is more restrictive, of any class or series of outstanding shares of our capital stock. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board of directors has granted such an exception for RAIT and its subsidiaries to own, in the aggregate, up to 100% of our outstanding common stock as of the date of this prospectus.

Our charter also prohibits any person from beneficially or constructively owning capital stock such that we would be deemed to be “closely held” under the Code, would result in our capital stock being beneficially owned by fewer than 100 persons, or would otherwise cause us to fail to maintain our qualification as a REIT.

Corporate Information

Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, our telephone number is (215) 243-9000, and our website address is www.irtreit.com. The contents of that website are not incorporated by reference or otherwise made part of this prospectus.

The Offering

Common stock offered by us	4,000,000 shares(1)

Common stock to be outstanding after this offering	9,643,540 shares(1)(2)

Use of Proceeds	We intend to use approximately $3.6 million of the net proceeds of this offering to redeem all of our Series A preferred stock and all of the Series B preferred units of our operating partnership, and the balance to acquire additional properties in the ordinary course of business and, to a lesser extent, for general corporate purposes and working capital.

NYSE MKT Symbol	“IRT”

(1)	Excludes (i) up to 600,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ overallotment option and (ii) 800,000 shares of our common stock available for future issuance under our long term incentive plan.
(2)	Following completion of this offering, we and a wholly-owned subsidiary will own 100% of the outstanding partnership interests in our operating partnership.

Summary Selected Consolidated Financial and Operating Data

The summary consolidated financial and operating data set forth below as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The audited consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been audited by Grant Thornton LLP, an independent registered public accounting firm. The summary financial and operating data set forth below as of March 31, 2013 and 2012 and for the three months ended March 31, 2013 and 2012 have been derived from our unaudited financial statements included elsewhere in this prospectus. We were formed on March 26, 2009 and commenced operations on April 29, 2011 when we acquired six apartment properties from RAIT. As a result, we had no material operations for the period from March 26, 2009 (date of inception) to April 29, 2011. The consolidated financial and operating data set forth below as of December 31, 2009 and for the period from March 26, 2009 (date of inception) to December 31, 2009 have been derived from our audited consolidated financial statements not included in this prospectus.

Our unaudited selected pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012 have been adjusted to give effect to (i) the completion of this offering, (ii) the exchange by RAIT of 5,274,900 common units in our operating partnership for 5,274,900 shares of our common stock on May 7, 2013, (iii) our acquisition of Runaway Bay Apartments, which we acquired on October 11, 2012, (iv) dividends on our common stock declared for the second quarter of 2013 and (v) the application of the net proceeds from this offering (each as described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus) as of January 1, 2012 for the operating data and as of March 31, 2013 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, which are included elsewhere in this prospectus.

	As of and for the Three Month Period Ended March 31,			As of and for the Years Ended December 31,				As of and for the Period from March 26, 2009 (inception) to December 31,
	2013		2012	2012		2011	2010	2009
	(unaudited)			(unaudited)
	Pro Forma	Historical	Historical	Pro Forma	Historical	Historical	Historical	Historical
	(in thousands, except per share data)
Operating Data:
Total revenue	$4,688	$4,688	$3,990	$18,317	$16,629	$8,668	$5	$2
Total expenses	(3,460)	(3,460)	(3,037)	(13,870)	(16,202)	(9,038)	(1)	(1)
Net income (loss)	340	340	153	856	427	(370)	4	1
Net income (loss) allocable to common shares	340	4	(26)	856	(123)	(112)	4	1
Earnings (loss) per share:
Basic	$0.04	$0.01	$(0.21)	$0.09	$(0.45)	$(5.60)	$0.20	$0.06
Diluted	$0.04	$0.00	$(0.21)	$0.09	$(0.45)	$(5.60)	$0.20	$0.06

Balance Sheet Data:
Investments in real estate	$140,607	$140,607	$127,564		$141,282	$128,124	$—	$—
Total assets	171,159	145,547	133,753		146,197	131,352	209	206
Total indebtedness	92,413	92,413	82,175		92,413	82,175	—	—
Total liabilities	95,175	95,175	84,283		95,346	84,294	2	3
Total equity	75,984	50,372	49,470		50,851	47,058	207	203

Other Data:
Common shares outstanding	9,631,458	356,558	320,000		345,063	20,000	20,000	20,000
Limited partnership units outstanding(1)	—	5,274,900	5,274,900		5,274,900	5,274,900	—	—
Cash distributions declared per common share/unit		$0.15	$0.15		$0.60	$0.30	$—	$—
Funds from operations(2)		$1,284	$973		$3,799	$1,401	$4	$1
Core funds from operations(2)		$1,284	$1,000		$3,956	$1,889	$4	$1

(1)	Includes 100 special limited partnership units. These units were terminated on May 7, 2013 in connection with the exchange by RAIT of the common units it held in our operating partnership for shares of our common stock.
(2)	For definitions and reconciliations of FFO and Core FFO to net income (loss), as well as a statement disclosing the reasons why our management believes that FFO and Core FFO provide useful information to investors and, to the extent material, any additional purposes for which our management uses FFO and Core FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations and Core Funds from Operations.”

RISK FACTORS

The purchase of shares of our common stock involves a number of risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and/or you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial may also harm our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

Our limited prior operating history makes it difficult for you to evaluate our likely performance and this investment.

We and our advisor are both entities with limited prior operating histories and we may both be unable to successfully operate our businesses or achieve our investment objectives. We may not be able to conduct our business as planned or successfully.

We may be limited in our ability to diversify our investments.

Because of the size of this offering, our ability to diversify our portfolio will be limited both as to the number of investments owned and the geographic regions in which our investments are located. While we will seek to diversify our portfolio by geographic location, we expect to focus on markets with high potential for attractive returns located in the United States and, accordingly, our actual investments may result in concentrations in a limited number of geographic regions. As a result, there is an increased likelihood that the performance of any single property, or the economic performance of a particular region in which our properties are located, could materially affect our operating results.

We may suffer from delays in locating suitable investment or, because of our public company status, may be unable to acquire otherwise suitable investments, which could adversely affect our growth prospects and results of operations.

Our ability to achieve our investment objectives and to make distributions to our stockholders depends upon our advisor’s ability to locate, obtain financing for and consummate the acquisition of apartment properties that meet our investment objectives. The current market for apartment properties that meet our investment objectives is highly competitive. We cannot be sure that our advisor will be successful in obtaining suitable investments on financially attractive terms or at all.

Additionally, as a public company, we are subject to the ongoing reporting requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to the Exchange Act, we may be required to file with the SEC financial statements of properties we acquire. To the extent any required financial statements are not available or cannot be obtained, we may not be able to acquire the property. As a result, we may be unable to acquire certain properties that otherwise would be suitable investments.

If we are unable to invest our offering proceeds in real properties in a timely manner, we may invest the proceeds in short-term, investment-grade investments which typically will yield significantly less than what we expect our investments will yield. As a result, delays we encounter in identifying and consummating potential acquisitions may adversely affect our growth prospects, results of operations and our ability to make distributions to our stockholders.

We have not established a minimum dividend payment level and we cannot assure you of our ability to pay dividends in the future or the amount of any dividends.

Our board of directors will determine the amount and timing of distributions. In making this determination, our directors will consider all relevant factors, including REIT minimum distribution requirements, the amount of cash available for distribution, restrictions under Maryland law, capital expenditures and reserve requirements and general operational requirements. We cannot assure you that we will be able to make distributions in the future or in amounts similar to our past distributions. We may need to fund distributions through borrowings, returning capital or selling assets, which may be available only at commercially unattractive terms, if at all. Any of the foregoing could adversely affect the market price of our common stock.

Your percentage of ownership may be diluted if we issue new shares of stock.

Stockholders have no rights to buy additional shares of stock in the event we issue new shares of stock. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration, or to our advisor in payment of some or all of the quarterly base or incentive fee that may be earned by our advisor or in payment of some or all of the termination fee that may be payable to our advisor. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Investors purchasing common stock in this offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own.

The properties we own or in the future acquire may not produce the cash flow required to meet our REIT minimum distribution requirements, and we may decide to borrow funds to satisfy such requirements, which could adversely affect our overall financial performance.

We may decide to borrow funds in order to meet the REIT minimum distribution requirements even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. If we borrow money to meet the REIT minimum distribution requirements or for other working capital needs, our expenses will increase, our net income will be reduced by the amount of interest we pay on the money we borrow and we will be obligated to repay the money we borrow from future earnings or by selling assets, any or all of which may decrease future distributions to stockholders.

To maintain our qualification as a REIT, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and adversely affect the trading price of our common stock.

To maintain our qualification as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT qualification requirements may hinder our ability to operate solely on the basis of maximizing profits and adversely affect the trading price of our common stock.

Risks Related to Our Organization, Structure and Management

We depend upon RAIT, our advisor and their affiliates to conduct our operations and, therefore, any adverse changes in the financial health of RAIT, our advisor or their affiliates, or our relationship with any of them, could hinder our operating performance and adversely affect the trading price of our common stock.

We depend on RAIT, our advisor and their affiliates, including our property manager, to manage our operations and acquire and manage our portfolio of real estate assets. Our advisor will make all decisions with respect to the management of our company, subject to the supervision of, and any guidelines established by, our board of directors. Our advisor will depend upon the fees and other compensation that it will receive from us in connection with the management of our business and sale of our properties to conduct its operations. Any adverse changes in the financial condition of, or our relationship with, RAIT, our advisor or our property manager could hinder their ability to successfully manage our operations and our portfolio of investments.

The nature of RAIT’s business, and our dependence on RAIT and our advisor, makes us subject to certain risks to which we would not ordinarily be subject based on our targeted investments.

RAIT conducts a substantial real estate and real estate finance business which has, in the past, resulted in substantial losses. If these losses were to recur, the ability of RAIT and its affiliates, including our advisor and our property manager, to provide us with the services we need to operate our business could be impaired and we could be required to seek alternative service providers. We cannot assure you that we would be able to obtain alternative service providers on acceptable terms, or at all, which would reduce or eliminate our ability to make distributions and, possibly, if we could not find acceptable alternative service providers, require us to liquidate our portfolio.

If our advisor loses or is unable to retain or obtain key personnel, our ability to implement our investment strategies could be hindered, which could reduce our ability to make distributions and adversely affect the trading price of our common stock.

Our success depends to a significant degree upon the contributions of certain of the officers and other key personnel of our advisor, all of whom are officers or employees of RAIT. We cannot guarantee that all, or any, will remain affiliated with us, our advisor or RAIT. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. Further, we do not intend to maintain key person life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

We believe our future success depends upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the trading price of our common stock may be adversely affected.

Termination of our advisory agreement, even for poor performance, could be difficult and costly, including as a result of termination fees, and may cause us to be unable to execute our business plan.

Termination of our advisory agreement without cause, even for poor performance, could be difficult and costly. Our amended and restated advisory agreement provides that we may terminate the advisory agreement only for cause upon the affirmative vote of two-thirds of our independent directors or a majority of our outstanding common stock or a change of control of RAIT or the advisor (each as defined in the advisory agreement) if a majority of our independent directors determine that such a change of control by RAIT or our advisor is materially detrimental to us. If we terminate the agreement without cause, or if the advisor terminates the agreement because of a material breach of the agreement by us or as a result of a change of control of our company, we must pay our advisor a termination fee payable in cash, shares of our common stock or any combination thereof at the election of our advisor. The termination fee, if any, will be equal to four times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee, in each case earned by the advisor during the eight full calendar quarters immediately preceding the termination date. These provisions may substantially restrict our ability to terminate the advisory agreement without cause and would cause us to incur substantial costs in connection with such a termination. Furthermore, in the event that our advisory agreement is terminated and we are unable to identify a suitable replacement to manage us, our ability to execute our business plan could be adversely affected.

The Maryland General Corporation Law prohibits certain business combinations, which may make it more difficult for us to be acquired.

Under the Maryland General Corporation Law, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as (i) any person who beneficially owns 10% or more of the voting power of the then outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the expiration of the five-year period described above, any business combination between the Maryland corporation and an interested stockholder must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The Maryland General Corporation Law also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person from these provisions of the Maryland General Corporation Law, provided that the business combination is first approved by our board of directors and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person approved by our board of directors will be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. See “Material Provisions of Maryland Law and Our Charter and Bylaws.”

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our major policies, including those regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under our charter and the Maryland General Corporation Law, our stockholders generally have a right to vote only on the following matters:

•	the election or removal of directors;

•	the amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:

•	change our name;

•	change the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock;

•	increase or decrease the aggregate number of our shares;

•	increase or decrease the number of our shares of any class or series of stock that we have the authority to issue; and

•	effect certain reverse stock splits;

•	our dissolution; and

•	our being a party to any merger, consolidation, sale or other disposition of substantially all of our assets or statutory share exchange.

All other matters are subject to the discretion of our board of directors.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock into other classes or series of stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Because of our holding company structure, we depend on our operating partnership and its subsidiaries for cash flow; however, we will be structurally subordinated in right of payment to the obligations of our operating partnership and its subsidiaries.

We are a holding company with no business operations of our own. Our only significant asset is and will be the general partnership interests in our operating partnership. We conduct, and intend to continue to conduct, all of our business operations through our operating partnership. Accordingly, our only source of cash to pay our obligations is distributions from our operating partnership and its subsidiaries of their net earnings and cash flows. We cannot assure you that our operating partnership or its subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make distributions to our stockholders from cash flows from operations. Each of our operating partnership’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such entities. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy your claims as stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our rights and the rights of our stockholders to recover on claims against our directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

The Maryland General Corporation Law provides that a director has no liability in such capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. We will indemnify and advance expenses to our directors and officers to the maximum extent permitted by the Maryland General Corporation Law and we are permitted to purchase and maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our advisor and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status. We expect that we will obtain such insurance at or before the close of this offering. Obtaining such insurance may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.

If we internalize our management functions, your interest in our company could be diluted, and we could incur other significant costs associated with being self-managed.

In the future, our board of directors may consider internalizing the functions performed for us by our advisor by, among other methods, acquiring our advisor’s assets. The method by which we could internalize these functions could take many forms, subject to certain limitations set forth in our advisory agreement and described under “Our Advisor, Our Property Manager and Related Agreements—Our Advisory Agreement—Potential Acquisition of Our Advisor.” There is no assurance that internalizing our management functions will be beneficial to us or our stockholders. In the event of an internalization of our advisor by us, certain key personnel of our advisor may remain employees of RAIT or its affiliates rather than becoming our employees, which could make it difficult for us to manage our business effectively. An acquisition of our advisor could also result in dilution of your interests as a stockholder and could reduce earnings per share and funds from operations per share. Additionally, we may not realize the perceived benefits or we may not be able to properly integrate the advisor’s operations with ours, or we may not be able to effectively replicate the services provided previously by our advisor, our property manager or their affiliates. In addition, if we become internally managed, our overhead costs may increase by an amount that is greater than the costs of the advisory fees and reimbursements currently paid to our advisor that we would no longer bear, as we would be responsible for compensation and benefits of all of our officers and other employees, including those who were previously paid by our advisor as well as new employees. Internalization transactions, including without limitation, transactions involving the acquisition of advisors or property managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in properties or other investments and to pay distributions. All of these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions. See “Our Advisor, Our Property Manager and Related Agreement—Our Advisory Agreement—Potential Acquisition of Our Advisor” for more information about the potential internalization of our management functions.

If our advisor is acquired by a non-affiliated third-party, we could incur significant costs and we could be in competition for the acquisition and leasing of properties with such third party or its other affiliates.

If there is a change of control of our advisor (as defined in the amended and restated advisory agreement), our amended and restated advisory agreement provides that we may terminate the advisory agreement; however, we may incur substantial costs in connection with such a termination. If we terminate the advisory agreement upon a change of control of our advisor, unless a majority of our independent directors determines that such a change of control is materially detrimental to us, we must pay our advisor a termination fee payable in cash, shares of our common stock or any combination thereof at the election of our advisor. The termination fee, if any, will be equal to four times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee, in each case earned by the advisor during the eight full calendar quarters immediately preceding the termination date. Furthermore, if our advisor is acquired by a non-affiliated third party, we could be in competition with such third party or its affiliates for the acquisition or leasing of properties. Moreover, such an acquisition could cause our advisor to devote significantly less time to the management of our business. Although our advisory agreement may allow us to terminate the advisory agreement if the advisor is acquired by a non-affiliated third party, any termination by us could adversely impact our ability to execute our business plan if we are unable to identify a suitable replacement to manage us.

Our investment objectives and strategies may be changed without stockholder consent.

We may change our investment objectives and strategies, and our policies with respect to investments, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier or more highly leveraged than, the types of investments described in this prospectus. A change in our investment strategy may, among other things, increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect our ability to achieve our investment objectives and the market value of our common stock.

We may have conflicts of interest with our advisor and other affiliates, which could result in investment decisions that are not in the best interests of our stockholders.

There are numerous conflicts of interest between our interests and the interests of our advisor, RAIT and their respective affiliates, including conflicts arising out of allocation of personnel to our activities, allocation of investment opportunities between us and RAIT, purchase or sale of apartment properties from or to RAIT or its affiliates and fee arrangements with our advisor that might induce our advisor to make investment decisions that are not in our best interests. Examples of these potential conflicts of interest include:

•

RAIT owns a significant portion of our common stock, which could give RAIT the ability to control the outcome of matters submitted for stockholder approval and allow RAIT to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders;

•	Competition for the time and services of personnel that work for us and our affiliates;

•

Compensation payable by us to our advisor, property manager and their affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;

•

The possibility that our advisor, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of properties (including that, if RAIT or an affiliate has an existing direct or indirect investment in a property that would otherwise be suitable for us, RAIT or such affiliate, as the case may be, will have the right to acquire such property, directly or indirectly, without first offering us the opportunity to acquire the property), and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and adversely affecting the trading price of our common stock;

•

The possibility that our advisor and its affiliates may make investment recommendations to us in order to increase their own compensation even though the investments may not be in the best interests of our stockholders;

•	The possibility that if we acquire properties from RAIT or its affiliates, the price may be higher than we would pay if the transaction were the result of arms’ length negotiations with a third party;

•

The possibility that our advisor will face conflicts of interest caused by its ownership by RAIT, some of whose officers are also our officers and one of whom is a director of ours, resulting in actions that may not be in the long-term best interests of our stockholders;

•	RAIT’s ability to provide financing to us for acquisitions of properties which could result in conflicts with respect to negotiation and enforcement of loan terms; and

•	The possibility that we may acquire or merge with our advisor, resulting in an internalization of our management functions.

Any of these and other conflicts of interest between us and our advisor could have a material adverse effect on the returns on our investments, our ability to make distributions to stockholders and the trading price of our common stock. See “Conflicts of Interest.”

General Risks Related to Investments in Real Estate

There are inherent risks associated with real estate investments and with the real estate industry, each of which could have an adverse impact on our financial performance and the value of our properties.

By owning our common stock, you will be subject to the risks associated with the ownership and operation of real properties, including risks related to:

•

changes in national, regional and local conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence, liquidity concerns and other adverse business concerns;

•	changes in local real estate conditions, such as an oversupply of space or reduction in demand for rental properties;

•	changes in interest rates and the availability of financing;

•	changes in property-level operating expenses, including increased real property taxes, maintenance, insurance and utilities costs;

•

the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors’ properties based on considerations such as convenience of location, rental rates, amenities and safety record;

•	a favorable interest rate environment that may result in a significant number of potential residents of our apartment properties deciding to purchase homes instead of renting; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Any of these changes could cause our net revenues and the value of our assets to decrease.

The illiquidity of real estate investments could significantly impede our ability to respond to changing economic, financial, and investment conditions or changes in the operating performance of our properties, which could adversely affect our cash flows and results of operations.

Real estate investments are relatively illiquid and, as a result, we will have a limited ability to vary our portfolio in response to changes in economic, financial and investment conditions or changes in the operating performance of our properties. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We also may be required to expend funds to correct defects or to make improvements before a property can be sold, and we cannot assure you that we will have funds available to correct those defects or to make those improvements. Our inability to dispose of assets at opportune times or on favorable terms could adversely affect our cash flows and results of operations.

Moreover, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect our cash flows, our ability to make distributions to our stockholders and the market price of our common stock.

Economic conditions may adversely affect the residential real estate market and our income.

A residential property’s income and value may be adversely affected by international, national and regional economic conditions. During the past five years, the U.S. and international markets have experienced increased levels of volatility due to a combination of many factors, including decreased values of home prices and commercial real estate, limited access to credit markets, increased energy costs, increased unemployment rates, and a national and global recession. Although recently some economic conditions appear to have improved, if such improvement does not continue or if new economic or capital markets problems arise, the value of our portfolio may decline significantly. A deterioration in economic conditions may also have an adverse effect on our operations if the tenants occupying the residential properties we acquire, or prospective tenants, cannot afford the rents we need to charge to be profitable.

In addition, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of “for sale” properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates, may adversely affect a property’s income and value. A rise in energy costs could result in higher operating costs, which may affect our results from operations. In addition, local conditions in the markets in which we own or intend to own properties may significantly affect occupancy or rental rates at such properties. Layoffs, plant closings, relocations of significant local employers and other events reducing local employment rates and the local economy; an oversupply of, or a lack of demand for, apartments; a decline in household formation; the inability or unwillingness of residents to pay rent increases; and rent control, rent stabilization and other housing laws, all could prevent us from raising or maintaining rents, and could cause us to reduce rents.

Rising expenses could reduce cash flow and funds available for future acquisitions, which may have a material effect on the trading price of our common stock.

Our properties may be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. Some of the leases on our properties may require the tenants to pay all or a portion of the expenses; however, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those expenses. If we are unable to match increased costs with increased rental rates, our growth prospects, our ability to make distributions to stockholders and the trading price of our common stock may be materially and adversely affected.

Properties we purchase may not appreciate or may decrease in value.

The residential real estate market may experience substantial influxes of capital from investors. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase real estate in such an environment, we are subject to the risk that, if the real estate market subsequently ceases to attract the same level of capital investment, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

We may incur liabilities in connection with properties we acquire.

We may acquire properties that are subject to liabilities or that have problems relating to environmental condition, state of title, physical condition or compliance with zoning laws, building codes, or other legal requirements, many of which may not be known to us at the time of acquisition. In each case, our acquisition may be without any, or with only limited, recourse with respect to unknown liabilities or conditions. If any liability were asserted against us relating to those properties or entities, or if any adverse condition existed with respect to the properties or entities, we might have to pay substantial sums to settle or cure it, which could adversely affect our cash flow and operating results. While we will attempt to obtain appropriate representations and undertakings from the sellers of the properties or entities we acquire, the sellers may not have the resources to satisfy their indemnification obligations if a liability arises.

RAIT may provide loan financing to us through the use of a securitization or other special purpose vehicle.

RAIT has used securitizations in which it has a retained interest to finance many of its investments, and has retained interests in these vehicles consisting of their subordinated notes and equity. Although RAIT’s securitization vehicles holding properties have passed their reinvestment periods, RAIT may form new securitization vehicles in the future which it may use to provide financing on properties we may acquire.

The servicer for the loans held in such securitization vehicles, which may not be an entity affiliated with RAIT, would be responsible for ensuring timely payments under the terms of the loans. If we are unable to make payments on these loans, we may not be able to modify them on terms acceptable to us as a result of the securitization.

Payment of fees to our advisor and its affiliates will reduce cash available for investment and distribution.

Our advisor and its affiliates will perform services for us in connection with the management and leasing of our properties. They will be paid significant fees for these services, none of which were the result of arm’s-length negotiations. Payment of these fees will reduce the amount of cash available for investment and for distribution to stockholders.

We may have assumed unknown liabilities in connection with the acquisition of the apartment properties contributed by RAIT.

We acquired seven apartment properties contributed by RAIT subject to all existing liabilities. Not all of the liabilities may have been known at the time of contribution. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with such entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. As part of the contribution to us of the apartment properties in our portfolio, RAIT made limited representations and warranties to us regarding the properties. Because many liabilities may not have been identified at the time of contribution, we may have no recourse against RAIT.

We may suffer losses that are not covered by insurance.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits. We maintain comprehensive insurance for our properties, including casualty, liability, fire, extended coverage, terrorism, earthquakes, hurricanes and rental loss customarily obtained for similar properties in amounts which our advisor determines are sufficient to cover reasonably foreseeable losses, and with policy specifications and insured limits that we believe are adequate and appropriate under the circumstances. Material losses may occur in excess of insurance proceeds with respect to any property. Moreover, there are types of losses, generally of a catastrophic nature, such as losses due to wars, pollution, environmental matters and mold which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.

We may be unable to secure funds for property improvements, which could adversely impact our ability to make cash distributions to our stockholders.

When residents do not renew their leases or otherwise vacate their space, in order to attract replacement residents, we may be required to expend funds for capital improvements to the vacated apartment units. In addition, we may require substantial funds to renovate a apartment property in order to sell, upgrade or reposition it in the market. If our reserves are insufficient to fund these improvements, we may have to obtain financing from either affiliated or unaffiliated sources. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Moreover, some reserves required by lenders may be designated for specific uses and may not be available for capital improvements to other properties. Additional borrowing will increase our interest expense, and could result in decreased net revenues and a decreased ability to make cash distributions to our stockholders.

Short-term leases expose us to the effects of declining market rent, which could adversely impact our ability to make cash distributions to our stockholders.

We expect that most of our leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without any penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

The profitability of our acquisitions is uncertain.

We intend to acquire properties selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels and that estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

We will face competition from third parties, including other apartment properties, which may limit our profitability and the return on your investment.

The apartment industry is highly competitive. This competition could reduce occupancy levels and revenues at our apartment properties. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may be able to accept more risk than we can effectively manage. In addition, those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while we (and our competitors that are REITs) will be required by the annual distribution provisions under the Code to distribute significant amounts of cash from operations to our stockholders. Our competitors include those in other apartment properties both in the immediate vicinity where our apartment properties will be located and the broader geographic market. Such competition may also result in overbuilding of apartment properties, causing an increase in the number of apartment units available and potentially decreasing our occupancy and apartment rental rates. We may also be required to expend substantial sums to attract new residents. The resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property. In addition, increases in operating costs due to inflation may not be offset by increased apartment rental rates. Further, costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. These events would cause a significant decrease in revenues and the trading price of our common stock, and could cause us to reduce the amount of distributions to our stockholders.

The large quantity of foreclosed homes and low residential mortgage rates may result in potential renters purchasing residences rather than leasing them, and as a result, cause a decline in occupancy rates.

The large quantity of foreclosed homes, along with the low residential mortgage interest rates currently available and government sponsored programs to promote home ownership, have resulted in a record high level on the National Association of Realtor’s Housing Affordability Index, an index used to measure whether or not a typical family could qualify for a mortgage loan on a typical home. The foregoing factors may encourage potential renters to purchase residences rather than lease them, thereby causing a decline in the occupancy rates of our properties.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

We may acquire multiple properties in a single transaction. Such portfolio acquisitions are more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate, or attempt to dispose of, these properties. To acquire multiple properties in a single transaction we may be required to accumulate a large amount of cash. We expect the returns that we can earn on such cash to be less than the ultimate returns on real property, and therefore, accumulating such cash could reduce the funds available for distributions. Any of the foregoing events may have an adverse effect on our operations.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

If we decide to sell any of our properties, we intend to use commercially reasonable efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. If we provide financing to purchasers, we will bear the risk of default by the purchaser which would reduce the value of our assets, impair our ability to make distributions to our stockholders and reduce the price of our common stock.

Our revenue and net income may vary significantly from one period to another due to investments in value-add properties and portfolio acquisitions, which could increase the variability of our cash distributions.

We may make investments in value-add properties that have existing cash flow which are in various phases of development, redevelopment or repositioning and where we believe that, through limited capital expenditures, we can achieve enhanced returns (which we refer to as value-add properties), which may cause our revenues and net income to fluctuate significantly from one period to another. Projects do not produce revenue while in development or redevelopment. During any period when the number of our projects in development or redevelopment or those with significant capital requirements increases without a corresponding increase in stable revenue-producing properties, our revenues and net income will likely decrease and we could have losses. Moreover, value-add properties subject us to the risks of higher than expected construction costs, failure to complete projects on a timely basis, failure of the properties to perform at expected levels upon completion of development or redevelopment, and increased borrowings necessary to fund higher than expected construction or other costs related to the project. The occurrence of one or more of these risks could decrease our cash available for distribution.

We may acquire properties with lock-out provisions, or agree to such provisions in connection with obtaining financing, which may prohibit us from selling or refinancing a property during the lock-out period.

We may acquire properties in exchange for operating partnership units and agree to restrictions on sales or refinancing, called “lock-out” provisions, which are intended to preserve favorable tax treatment for the owners of such properties who sell them to us. Additionally, we may agree to lock-out provisions in connection with obtaining financing for the acquisition of properties. Lock-out provisions could materially restrict us from selling, otherwise disposing of or refinancing properties. This would affect our ability to turn our investments into cash and thus affect cash available to return capital to you. Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in the best interests of our stockholders and, therefore, could adversely impact the market value of our common stock. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

We may acquire properties through joint ventures, which could subject us to liabilities in excess of those contemplated or prevent us from taking actions which are in the best interests of our stockholders, which could adversely affect our trading price.

We may enter into joint ventures with affiliates and/or other third parties to acquire or improve properties. We may also purchase properties in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present when acquiring real estate directly, including the following:

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a co-venturer, co-owner or partner may have certain approval rights over major decisions, which may prevent us from taking actions that are in the best interest of our stockholders but opposed by our partners or co-venturers;

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a co-venturer, co-owner or partner may at any time have economic or business interests or goals which are or become inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in the joint venture or the timing of termination or liquidation of the joint venture;

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a co-venturer, co-owner or partner in an investment might become insolvent or bankrupt (in which event we and any other remaining partners or members would generally remain liable for the liabilities of the partnership or joint venture);

•	we may incur liabilities as a result of an action taken by our co-venturer, co-owner or partner;

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a co-venturer, co-owner or partner may be in a position to take actions contrary to our instructions, requests, objectives or policies, including our policy with respect to qualifying and maintaining our qualification as a REIT;

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agreements governing joint ventures, limited liability companies and partnerships often contain restrictions on the transfer of a member’s or partner’s interest or “buy-sell” or other provisions that may result in a purchase or sale of the interest at a disadvantageous time or on disadvantageous terms;

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disputes between us and our joint venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable joint venture to additional risk; and

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that under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached which might have a negative influence on the joint venture.

If any of the foregoing were to occur we may be subject to liabilities in excess of those contemplated, which could adversely affect our trading price.

Risks Associated with Debt Financing

We plan to incur mortgage indebtedness and other borrowings and are not limited in the amount or percentage of indebtedness that we may incur, which may increase our business risks.

We intend to acquire properties subject to existing financing or by borrowing new funds. In addition, we intend to incur additional mortgage debt by obtaining loans secured by some, or all, of our real properties to obtain funds to acquire additional real properties and/or make capital improvements to properties. We may also borrow funds, if necessary, to satisfy the requirement that we generally distribute to stockholders as dividends at least 90% of our annual REIT taxable income (computed without regard to dividends paid and excluding net capital gain), or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for U.S. federal income tax purposes.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. We are subject to risks normally associated with debt financing, including the risk that our cash flows will be insufficient to meet required payments of principal and interest. There can be no assurance that we will be able to refinance any maturing indebtedness, that such refinancing would be on terms as favorable as the terms of the maturing indebtedness or that we will be able to otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

In particular, loans obtained to fund property acquisitions will generally be secured by mortgages or deeds in trust on such properties. If we are unable to make our debt service payments as required, a lender could foreclose on the property or properties securing its debt.

In addition, for U.S. federal income tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may, in some circumstances, give a guaranty on behalf of an entity that owns one or more of our properties. In these cases, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that we could lose part or all of our investment in multiple properties. Each of these events could in turn cause the value of our common stock and distributions payable to stockholders to be reduced.

Any mortgage debt which we place on properties may contain clauses providing for prepayment penalties. If a lender invokes these penalties upon the sale of a property or the prepayment of a mortgage on a property, the cost to us to sell the property could increase substantially. This could lead to a reduction in our income, which would reduce cash available for distribution to stockholders.

We may also finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

Failure to procure adequate capital and funding may decrease our profitability and our ability to make distributions, reducing the market price of our common stock.

We depend upon the availability of adequate funding and capital for our operations. As a REIT, we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. Consequently, we will depend upon the availability of financing and additional capital to execute our investment strategy. If sufficient financing or capital is not available to us on acceptable terms, we may not be able to achieve anticipated levels of profitability either due to the lack of funding or an increase in funding costs and our ability to make distributions and the price of our common stock may decline.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

If we incur high levels of debt, our interest costs will increase, resulting in higher debt service payments which could reduce cash available for distribution to stockholders. If we incur variable rate debt, increases in interest rates would also increase our interest costs and decrease our ability to make distributions to you. If we need to repay existing debt during periods of rising interest rates, any refinancing we may obtain would likely increase our interest and other costs; if we were unable to obtain acceptable financing, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In providing financing to us, a lender may impose restrictions on us that would affect our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our distribution and operating policies. In general, we expect our loan agreements will restrict our ability to encumber or otherwise transfer our interest in the respective property without the prior consent of the lender. Such loan documents may contain other negative covenants that may limit our ability to discontinue insurance coverage, replace our advisor or impose other limitations. Any such restriction or limitation may limit our ability to make distributions to you. Further, such restrictions could make it difficult for us to satisfy the requirements necessary to maintain our qualification as a REIT for U.S. federal income tax purposes.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other properties under our mortgage loans.

In financing our property acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the property securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

We may be subject to risks related to interest rate fluctuations, and the derivative financial instruments that we may use may be costly and ineffective and may reduce the overall returns on your investment.

We may be subject to risks related to interest rate fluctuations if any of our debt is subject to a floating interest rate. To the extent that we use derivative financial instruments to hedge our exposure to floating interest rate debt, we will be exposed to credit, basis and legal enforceability risks. Derivative financial instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% or the 95% Gross Income Test, as defined below in “Material U.S. Federal Income Tax Considerations,” unless specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (i) hedges risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets or (ii) manages the risks of currency fluctuations with respect to income or gain that qualifies under the 75% or 95% Gross Income Test (or assets that generate such income). To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75% and 95% Gross Income Tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Compliance with Laws

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Examples of federal laws include: the National Environmental Policy Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the Hazard Communication Act. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on residents, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. In addition, the presence of these substances, or the failure to properly remediate these substances, may limit or eliminate affect our ability to sell or rent the property or to use the property as collateral for future borrowing.

There may also be potential liability associated with lead-based paint arising from lawsuits alleging personal injury and related claims. The existence of lead paint is especially a concern in residential units. A structure built prior to 1978 may contain lead-based paint and may present a potential for exposure to lead; however, structures built after 1978 are not likely to contain lead-based paint.

Properties’ values may also be affected by their proximity to electric transmission lines. Electric transmission lines are one of many sources of electro-magnetic fields, or EMFs, to which people may be exposed. Research completed regarding potential health concerns associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, and other states have required transmission facilities to measure for levels of EMFs. On occasion, lawsuits have been filed (primarily against electric utilities) that allege personal injuries from exposure to transmission lines and EMFs, as well as from fear of adverse health effects due to such exposure. This fear of adverse health effects from transmission lines has been considered both when property values have been determined to obtain financing and in condemnation proceedings. We may not, in certain circumstances, search for electric transmission lines near our properties, but are aware of the potential exposure to damage claims by persons exposed to EMFs.

Recently, indoor air quality issues, including mold, have been highlighted in the media and the industry is seeing mold claims from lessees rising. Due to recent increases in mold claims, and since the law relating to mold is unsettled and subject to change, we could incur losses from claims relating to the presence of, or exposure to, mold or other microbial organisms, particularly if we are unable to maintain adequate insurance to cover such losses. We may also incur unexpected expenses relating to the abatement of mold on properties that we may acquire.

Limited quantities of asbestos-containing materials are present in various building materials such as floor coverings, ceiling texture material, acoustical tiles and decorative treatment. Environmental laws govern the presence, maintenance and removal of asbestos. These laws could be used to impose liability for release of, and exposure to, hazardous substances, including asbestos-containing materials, into the air. Such laws require that owners or operators of buildings containing asbestos (i) properly manage and maintain the asbestos, (ii) notify and train those who may come into contact with asbestos and (iii) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may allow third parties to seek recovery from owners or operators of real properties for personal injury associated with exposure to asbestos fibers. As the owner of our properties, we may be liable for any such costs.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of residents, existing conditions of the land, operations in the vicinity of the properties, or the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel of our advisor and/or other sanctions.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles govern the presence, maintenance, removal and disposal of certain building materials, including asbestos and lead-based paint (which are both discussed above).

The cost of defending against any claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

We cannot assure you that properties which we acquire will not have any material environmental conditions, liabilities or compliance concerns. Accordingly, we have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of environmental conditions or violations with respect to the properties we own.

Our costs associated with and the risk of failing to comply with the Americans with Disabilities Act may affect cash available for distributions.

We generally expect that our properties will be subject to the Americans with Disabilities Act of 1990, as amended, or the Disabilities Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act does not, however, consider residential properties, such as apartment properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or a third party to ensure compliance with such laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, cots in complying with these laws may affect cash available for distributions and the amount of distributions to you.

We must comply with the Fair Housing Amendments Act of 1988, or the FHAA, and failure to comply may affect cash available for distributions.

We must comply with the FHAA, which requires that apartment properties first occupied after March 13, 1991 be accessible to handicapped residents and visitors. As with the Disabilities Act, compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA. Recently there has been heightened scrutiny of apartment housing properties for compliance with the requirements of the FHAA and the Disabilities Act and an increasing number of substantial enforcement actions and private lawsuits have been brought against apartment communities to ensure compliance with these requirements. Noncompliance with the FHAA could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.

United States Federal Income Tax Risks

If we fail to maintain our qualification as a REIT, we will be subjected to tax on our income, and the amount of distributions we make to our stockholders will be less.

We intend to maintain our qualification as a REIT under the Code. A REIT generally is not taxed at the corporate level on income and gains that it distributes to its stockholders on a timely basis. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT status, we expect to receive the opinion of our tax counsel, Ledgewood, P.C., with respect to our qualification as a REIT. This opinion has been issued in connection with this offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or on any court. The opinion of Ledgewood, P.C. will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income and representations related to our future conduct. Ledgewood, P.C. will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of such qualification, including changes with retroactive effect.

If we fail to qualify as a REIT in any taxable year:

•	we would not be allowed to deduct our distributions to our stockholders when computing our taxable income;

•	we would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

•	we could be disqualified from being taxed as a REIT for the four taxable years following the year during which qualification was lost, unless entitled to relief under certain statutory provisions;

•	we would have less cash to make distributions to our stockholders; and

•	we might be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations we may incur as a result of our disqualification.

Although we intend to operate in a manner intended to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine to delay or revoke our REIT election. Even if we qualify as a REIT, we expect to incur some taxes, such as state and local taxes, taxes imposed on certain subsidiaries and potential U.S. federal excise taxes.

We encourage you to read “Material U.S. Federal Income Tax Considerations” for further discussion of the tax issues related to this offering.

To maintain our qualification as a REIT, we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income (excluding net capital gain), determined without regard to the deduction for distributions paid. We are subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income and (iii) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets, and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings, it is possible that we might not always be able to do so.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To maintain our qualification as a REIT, we must continually satisfy various tests regarding sources of income, nature and diversification of assets, amounts distributed to stockholders and the ownership of shares of our common stock. In order to satisfy these tests, we may be required to forgo investments that might otherwise be made. Accordingly, compliance with the REIT requirements may hinder our investment performance.

In particular, at least 75% of our total assets at the end of each calendar quarter must consist of real estate assets, government securities, and cash or cash items. For this purpose, “real estate assets” generally include interests in real property, such as land, buildings, leasehold interests in real property, stock of other entities that qualify as REITs, interests in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular or residual interests in a real estate mortgage investment conduit, or REMIC. In addition, the amount of securities of a single issuer that we hold, other than securities qualifying under the 75% asset test and certain other securities, must generally not exceed either 5% of the value of such issuer’s gross assets or 10% of the vote or value of such issuer’s outstanding securities.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held in inventory or primarily for sale to customers in the ordinary course of business. The prohibited transaction tax may apply to any sale of assets to a securitization and to any sale of securitization securities and, therefore, may limit our ability to sell assets to or equity in securitizations and other assets.

It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in securitization transactions through our TRSs, subject to certain limitations as described below. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full U.S. federal corporate income tax.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. No assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but excluding our taxable REIT subsidiaries, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

The use of taxable REIT subsidiaries would increase our overall tax liability.

Some of our assets may need to be owned or sold, or some of our operations may need to be conducted, by taxable REIT subsidiaries. Any of our taxable REIT subsidiaries will be subject to U.S. federal and state income tax on their taxable income. The after-tax net income of our taxable REIT subsidiaries would be available for distribution to us. Further, we will incur a 100% excise tax on transactions with our taxable REIT subsidiaries that are not conducted on an arms’ length basis. For example, to the extent that the rent paid by one of our taxable REIT subsidiaries exceeds an arms’ length rental amount, such amount is potentially subject to the excise tax. We intend that all transactions between us and our taxable REIT subsidiaries will be conducted on an arms’ length basis, and, therefore, any amounts paid by our taxable REIT subsidiaries to us will not be subject to the excise tax; provided, however, no assurance can be given that no excise tax would arise from such transactions.

Dividends paid by REITs do not qualify for the reduced tax rates provided for under current law.

Dividends paid by REITs are generally not eligible for the reduced 20% maximum tax rate applicable to qualified dividends paid to individuals. The more favorable rates applicable to qualified dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends to which more favorable rates apply, which could reduce the value of the stocks of REITs.

Legislative or regulatory action could adversely affect the returns to our investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of our stockholders. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax adviser with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.

Although REITs continue to receive more favorable tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

If the operating partnership fails to maintain its status as a partnership, its income may be subject to taxation.

We intend to maintain the status of the operating partnership as a partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This would also result in our losing REIT status, and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

Distributions to tax-exempt investors may be classified as unrelated business taxable income, or UBTI, and tax-exempt investors would be required to pay tax on such income and to file income tax returns.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of stock should generally constitute UBTI to a tax-exempt investor. However, there are certain exceptions to this rule, including:

•

under certain circumstances, part of the income and gain recognized by certain qualified employee pension trusts with respect to our stock may be treated as UBTI if our stock is predominately held by qualified employee pension trusts, such that we are a “pension-held” REIT (which we do not expect to be the case);

•	part of the income and gain recognized by a tax-exempt investor with respect to our stock would constitute UBTI if such investor incurs debt in order to acquire the common stock; and

•

part or all of the income or gain recognized with respect to our stock held by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as UBTI.

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a tax-exempt investor. See “Material U.S. Federal Income Tax Considerations—Federal Income Taxation of Stockholders—Taxation of Tax-Exempt Stockholders.”

Distributions to foreign investors may be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits.

In general, foreign investors will be subject to regular U.S. federal income tax with respect to their investment in our stock if the income derived therefrom is “effectively connected” with the foreign investor’s conduct of a trade or business in the United States. A distribution to a foreign investor that is not attributable to gain realized by us from the sale or exchange of a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, will be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Generally, any ordinary income distribution will be subject to a U.S. federal income tax equal to 30% of the gross amount of the distribution, unless this tax is reduced by the provisions of an applicable treaty. See “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”

Foreign investors may be subject to FIRPTA tax upon the sale of their shares of our stock.

A foreign investor disposing of a U.S. real property interest, including shares of stock of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to FIRPTA tax, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. While we intend to qualify as “domestically controlled,” we cannot assure you that we will. If we were to fail to so qualify, gain realized by foreign investors on a sale of shares of our stock would be subject to FIRPTA tax, unless the shares of our stock were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. See the “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”

Foreign investors may be subject to FIRPTA tax upon a capital gain dividend.

A foreign investor may be subject to FIRPTA tax upon the payment of any capital gain dividend by us if such dividend is attributable to gain from sales or exchanges of U.S. real property interests. See the “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a foreign investor.

Risks Relating to the Offering and the Market for our Common Stock

A trading market may not develop for our common stock or, if it does, you may not be able to sell your shares at or above the initial offering price.

Before this offering, there was no market for our common stock. Although our common stock has been approved for listing on the NYSE MKT, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial public offering price for our common stock was determined by negotiation between us and the underwriters. You may not be able to sell your shares at or above the initial offering price. The market price of our common stock may also be subject to significant fluctuations in response to our future operating results, analyst reports about us, additions to or departures of key management personnel, actual or projected interest rate changes and other factors, including conditions affecting securities markets generally.

Sales of shares of our common stock, or the perception that such sales will occur, may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, including shares of common stock issuable upon the exchange of units of our operating partnership that we may issue from time to time, the sale of shares of common stock held by our current stockholders, particularly RAIT and its affiliates, and the sale of any shares we may issue under our long-term incentive plan, or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution yield, which is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution yield on our common stock or may seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions are likely to affect the market price of our common stock, and such effects could be significant. For example, if interest rates rise without an increase in our distribution rate, the market price of our common stock could decrease because potential investors may require a higher distribution yield on our common stock as market rates on interest-bearing securities, such as bonds, rise.

Some of our distributions may include a return of capital for U.S. federal income tax purposes.

Some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in its shares, and thereafter as gain on a sale or exchange of such shares. See “Material U.S. Federal Income Tax Considerations—Federal Income Taxation of Stockholders—Taxation of Taxable Domestic Stockholders.”

Future issuances of debt securities, which would rank senior to our common stock upon liquidation, or future issuances of preferred equity securities, may adversely affect the trading price of our common stock.

In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities, other loans and preferred stock will receive a distribution of our available assets before common stockholders. Any preferred stock, if issued, likely will also have a preference on periodic distribution payments, which could eliminate or otherwise limit our ability to make distributions to common stockholders. Common stockholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings may negatively affect the trading price of our common stock.

We may use a portion of the net proceeds from this offering to make distributions to our stockholders, which would, among other things, reduce our cash available to acquire properties and may reduce the returns on your investment in our common stock.

Prior to the time we have fully invested the net proceeds of this offering, we may fund distributions to our stockholders out of the net proceeds of these offerings, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common stock. The use of these net proceeds for distributions to stockholders could adversely affect our financial results. In addition, funding distributions from the net proceeds of this offering may constitute a return of capital to our stockholders, which would have the effect of reducing each stockholder’s tax basis in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements reflect our current views about out plans, intentions, expectations, strategies and prospects, which are based on information currently available to us and on certain assumptions we have made. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and may be affected by a variety of risks and other factors, including, among others:

•

the factors included in this prospectus, including those set forth under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties;”

•	the competitive environment in which we operate;

•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;

•	decreased rental rates or increasing vacancy rates;

•	our ability to lease units in newly acquired or newly constructed apartment properties;

•	potential defaults on or non-renewal of leases by tenants;

•	our ability to obtain financing for and complete acquisitions under contract;

•	acquisition risks, including failure of such acquisitions to perform in accordance with projections;

•	the timing of acquisitions and dispositions;

•	potential natural disasters such as hurricanes;

•	national, international, regional and local economic conditions;

•	our ability to pay future distributions at the dividend rates set forth in this prospectus;

•	the general level of interest rates;

•

potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates;

•

financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;

•	lack of or insufficient amounts of insurance;

•	our ability to maintain our qualification as a REIT;

•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and

•

possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $31.1 million (or approximately $35.9 million if the underwriters’ overallotment option is exercised in full). We will contribute the net proceeds of this offering to our operating partnership in exchange for units of our operating partnership.

We intend to use approximately $3.6 million of the net proceeds of this offering to redeem all of our Series A preferred stock and all of the Series B preferred units of our operating partnership (which Series B preferred units are owned by a wholly-owned subsidiary of RAIT; see “Certain Relationships and Related Party Transactions”), and the balance to acquire additional properties in the ordinary course of business in a manner consistent with our investment objectives and strategies and, to a lesser extent, for general corporate purposes and working capital. Pending the permanent use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT.

DISTRIBUTION POLICY

We intend to continue to qualify as a REIT for U.S. federal income tax purposes. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains.

To satisfy the requirements for qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular monthly distributions of all or substantially all of our REIT taxable income, determined without regard to dividends paid, to our stockholders out of assets legally available for such purposes. Our board of directors has not yet determined the rate for our future dividends, and all future distributions will be at the sole discretion of our board of directors. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-term cash needs for acquisitions of new properties, general property capital improvements and debt repayments, (iv) our ability to continue to access additional sources of capital, (v) the requirements of Maryland law, (vi) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay and (vii) any limitations on our distributions contained in our credit or other agreements.

We cannot assure you that we will generate sufficient cash flows to make distributions to ou+r stockholders or that we will be able to sustain those distributions. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. In addition, while we have no intention to do so, prior to the time we have fully invested the net proceeds of this offering, we may fund our distributions out of the net proceeds of this offering, which could adversely impact our results of operations. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

Historically, we have calculated our distributions based upon daily record dates and distribution amounts so that our stockholders would be entitled to be paid distributions beginning with the day their shares were purchased. For the months of April, May and June of 2013, our board of directors authorized and we declared distributions on our common stock at a rate of $0.00171233 per share per day ($0.0513699, $0.05308223 and $0.0513699 per share per month for each of April, May and June 2013, respectively). The distributions for each month in the period are aggregated and paid on or before the fifteenth day following the completion of each respective month. For 2011 and 2012, and the quarters ended March 31, 2013 and June 30, 2013, we have declared and paid the following dividends (expressed on a quarterly basis) on our common stock (dollars in thousands except per share and per unit data):

		Common Shares		Limited Partnership Common Units(1)
		Dividends Declared and Paid per Share	Total Dividends Paid	Distributions Declared and Paid per Unit	Total Distributions Paid
2011	First Quarter	$—	$—	$—	$—
	Second Quarter	—	—	—	—
	Third Quarter	0.15	2	0.15	412
	Fourth Quarter	0.15	3	0.15	605
2012	First Quarter	$0.15	$3	$0.15	$760
	Second Quarter	0.15	49	0.15	796
	Third Quarter	0.15	49	0.15	795
	Fourth Quarter	0.15	48	0.15	653
2013	First Quarter	$0.15	$50	$0.15	$866
	Second Quarter	0.16	56	0.16	819

(1)	Represents distributions paid to RAIT and its affiliates on common units held by them. On May 7, 2013, all such common units were exchanged for shares of our common stock.

On July 25, 2013, we declared the following dividends for July, August and September 2013:

Month	Record Date	Payment Date	Dividend(1) Declared Per Share
July 2013	August 5, 2013	August 15, 2013	$0.05333
August 2013	August 30, 2013	September 13, 2013	$0.05333
September 2013	September 30, 2013	October 15, 2013	$0.05333

(1)	Investors in this offering will be entitled to dividends declared for August and September, but will not be entitled to the July dividend.

We evaluate our distribution coverage, including amounts paid to or allocable to our non-controlling interests, based on our cash flow from operations and FFO. For the three month period ended March 31, 2013, including amounts paid to or allocable to non-controlling interests, we paid cash distributions of $0.9 million, as compared to cash flows from operations of $1.4 million and FFO of $1.3 million. For the year ended December 31, 2012, including amounts paid to or allocable to non-controlling interests, we paid cash distributions of $3.2 million as compared to cash flow from operations of $4.5 million and FFO of $3.8 million. FFO is a non-GAAP financial measure. For a definition of FFO and a reconciliation of FFO to net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Funds from Operations and Core Funds from Operations.”

Following completion of this offering, our board of directors intends to, on a quarterly basis, in advance, establish the dividend amount for our common stock for each month in the quarter. Distributions will be paid monthly in arrears. The record date for each monthly distribution will be the last business day of such month and the payment date for each distribution will be the ninth day of the subsequent month (or, if such day is not a business day, the first business day following the ninth day of such month), or such other date as our board of directors may determine in its discretion.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2013:

•	on an actual basis;

•

on an as adjusted basis to give effect to (i) the exchange by RAIT of 5,274,900 common units for 5,274,900 shares of our common stock on May 7, 2013; (ii) the termination of RAIT NTR Holdings, LLC’s 100 special units of our operating partnership on May 7, 2013; and (iii) dividends declared for the second and third quarter of 2013; and

•	on an as further adjusted basis to give effect to this offering and the application of the net proceeds as set forth under “Use of Proceeds.”

You should read the table below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of March 31, 2013
	(in thousands)
	(unaudited)
	Actual	As Adjusted	As Further Adjusted

Cash and cash equivalents	$2,728	$858	$28,340

Total indebtedness	$92,413	$92,413	$92,413

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, 125 shares issued and outstanding, historical and 0 shares issued and outstanding, as adjusted and as further adjusted	0	0	0
Common shares, $0.01 par value per share, 300,000,000 shares authorized, 356,558 shares issued and outstanding, historical, and 5,631,458 shares issued and outstanding, as adjusted, and 9,631,458 shares issued and outstanding, as further adjusted	4	57	97
Additional paid in capital	3,591	47,263	78,205
Retained earnings (accumulated deficit)	(448)	(2,318)	(2,318)

Total stockholders’ equity	3,147	45,002	75,984
Noncontrolling interests	47,225	3,500	—

Total equity	50,372	48,502	75,984

Total capitalization	$142,785	$140,915	$168,397

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The selected consolidated financial and operating data set forth below as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The audited consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been audited by Grant Thornton LLP, an independent registered public accounting firm. The summary financial and operating data set forth below as of March 31, 2013 and 2012 and for the three months ended March 31, 2013 and 2012 have been derived from our unaudited financial statements included elsewhere in this prospectus. We were formed on March 26, 2009 and commenced operations on April 29, 2011 when we acquired six apartment properties from RAIT. As a result, we had no material operations for the period from March 26, 2009 (date of inception) to April 29, 2011. The consolidated financial and operating data set forth below as of December 31, 2009 and for the period from March 26, 2009 (date of inception) to December 31, 2009 have been derived from our audited consolidated financial statements not included in this prospectus.

Our unaudited selected pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012 have been adjusted to give effect to (i) the completion of this offering, (ii) the exchange by RAIT of 5,274,900 common units in our operating partnership for 5,724,900 shares of our common stock on May 7, 2013, (iii) our acquisition of Runaway Bay Apartments, which we acquired on October 11, 2012, (iv) dividends on our common stock declared for the second quarter of 2013 and (v) the application of the net proceeds from this offering (each as described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus) as of January 1, 2012 for the operating data and as of March 31, 2013 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, which are included elsewhere in this prospectus.

	As of and for the Three Month Period Ended March 31,			As of and for the Years Ended December 31,				As of and for the Period from March 26, 2009 (inception) to December 31,
	2013		2012	2012		2011	2010	2009
	(unaudited)			(unaudited)
	Pro Forma	Historical	Historical	Pro Forma	Historical	Historical	Historical	Historical
	(in thousands, except per share data)
Operating Data:
Total revenue	$4,688	$4,688	$3,990	$18,317	$16,629	$8,668	$5	$2
Total expenses	(3,460)	(3,460)	(3,037)	(13,870)	(16,202)	(9,038)	(1)	(1)
Net income (loss)	340	340	153	856	427	(370)	4	1
Net income (loss) allocable to common shares	340	4	(26)	856	(123)	(112)	4	1
Earnings (loss) per share:
Basic	$0.04	$0.01	$(0.21)	$0.09	$(0.45)	$(5.60)	$0.20	$0.06
Diluted	$0.04	$0.00	$(0.21)	$0.09	$(0.45)	$(5.60)	$0.20	$0.06

Balance Sheet Data:
Investments in real estate	$140,607	$140,607	$127,564		$141,282	$128,124	$—	$—
Total assets	171,159	145,547	133,753		146,197	131,352	209	206
Total indebtedness	92,413	92,413	82,175		92,413	82,175	—	—
Total liabilities	95,175	95,175	84,283		95,346	84,294	2	3
Total equity	75,984	50,372	49,470		50,851	47,058	207	203

	As of and for the Three Month Period Ended March 31,			As of and for the Years Ended December 31,				As of and for the Period from March 26, 2009 (inception) to December 31,
	2013		2012	2012		2011	2010	2009
	(unaudited)			(unaudited)
	Pro Forma	Historical	Historical	Pro Forma	Historical	Historical	Historical	Historical
	(in thousands, except per share data)

Other Data:
Common shares outstanding	9,631,458	356,558	320,000		345,063	20,000	20,000	20,000
Limited partnership units outstanding(1)	—	5,274,900	5,274,900		5,274,900	5,274,900	—	—
Cash distributions declared per common share/unit		$0.15	$0.15		$0.60	$0.30	$—	$—
Funds from operations(2)		$1,284	$973		$3,799$	$1,401	$4	$1
Core funds from operations(2)		$1,284	$1,000		$3,956	$1,889	$4	$1

(1)	Includes 100 special limited partnership units. These units were terminated on May 7, 2013 in connection with the exchange by RAIT of the common units it held in our operating partnership for shares of our common stock.
(2)	For definitions and reconciliations of FFO and Core FFO to net income (loss), as well as a statement disclosing the reasons why our management believes that FFO and Core FFO provide useful information to investors and, to the extent material, any additional purposes for which our management uses FFO and Core FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Funds from Operations and Core Funds from Operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were formed on March 26, 2009 as a Maryland corporation and have elected to be taxed as a REIT beginning with the taxable year ended December 31, 2011. We are externally managed by our advisor, an indirect, wholly owned subsidiary of RAIT. We conduct our operations through our operating partnership, of which we are the sole general partner.

We own and operate a portfolio of apartment properties located throughout the United States. Our primary business objective is to maximize stockholder value by increasing cash flows at our existing apartment properties and acquiring additional properties either with strong and stable occupancies and the ability to raise rental rates or potential for repositioning through capital expenditures.

We currently own eight apartment properties containing an aggregate of 2,004 apartment units in Arizona, Colorado, Georgia, Indiana, Texas and Virginia. We refer to these apartment properties as our “existing portfolio.” As of March 31, 2013, our existing portfolio had an average occupancy of 94% and an average monthly effective rent per occupied apartment unit of $791.

Results of Operations

Three-Month Period Ended March 31, 2013 Compared to the Three-Month Period Ended March 31, 2012

Our total revenue increased $0.7 million to $4.7 million for the three-month period ended March 31, 2013 from $4.0 million for the three-month period ended March 31, 2012. The increase is attributable to $0.5 million of revenue associated with a property we acquired on October 11, 2012 and $0.2 million of revenue related to improved occupancy and rental rates.

Our expenses increased $0.5 million to $3.5 million for the three-month period ended March 31, 2013 from $3.0 million for the three-month period ended March 31, 2012. Expenses were comprised primarily of property operating expenses, which increased $0.3 million to $2.2 million from $1.9 million for the three-month period ended March 31, 2012 and depreciation and amortization, which increased $0.2 million to $1.0 million from $0.8 million for the three-month period ended March 31, 2012. The increase is primarily attributable to expenses associated with a property we acquired on October 11, 2012. We incurred certain general and administrative expenses related to audit and other professional fees, trustee fees and other federal and state filing fees during the three-month periods ended March 31, 2013 and 2012 of $0.3 million and $0.3 million, respectively.

Our advisor waived $0.2 million of asset management fees for each of the three-month periods ended March 31, 2013 and 2012. If our adviser had not waived the asset management fee in such periods, such fees would have reduced net income (loss) allocable to common shares by $12,434 and $4,544 for the three-months ended March 31, 2013 and 2012, respectively. In July 2013, our advisor agreed to an amendment to our advisory agreement, which provides that the gross assets attributable to the initial eight properties in our existing portfolio are excluded from the computation of the base management fee payable to the advisor, which amendment is retroactive to April 1, 2013. This agreement will have the effect of increasing our net income, or reducing our net loss, in future periods from what they otherwise would be.

Our interest expense increased $0.1 million to $0.9 million for the three-month period ended March 31, 2013 from $0.8 million for the three-month period ended March 31, 2012. The increase is attributable to the mortgage indebtedness used to finance the acquisition of a property on October 11, 2012.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Our total revenue increased $7.9 million to $16.6 million for the year ended December 31, 2012 from $8.7 million for the year ended December 31, 2011. The increase is primarily attributable to the seven properties we acquired in 2011 and present for a full year in 2012.

Our expenses increased $5.6 million to $12.9 million for the year ended December 31, 2012 from $7.3 million for the year ended December 31, 2011. Expenses were comprised primarily of property operating expenses which increased $3.6 million to $8.1 million from $4.5 million for the year ended December 31, 2011 and depreciation and amortization which increased $1.7 million to $3.5 million from $1.8 million for the year ended December 31, 2011. The increases are primarily attributable to the seven properties we acquired in 2011, which were present for a full year in 2012. We incurred certain general and administrative expenses related to audit and other professional fees, directors’ fees and other federal and state filing fees during the years ended December 31, 2012 and 2011 of $1.2 million and $0.6 million, respectively.

Our advisor waived $0.8 million and $0.5 million of asset management fees for the years ended December 31, 2012 and 2011, respectively. If our adviser had not waived the asset management fee in such periods, such fees would have reduced net income (loss) allocable to common shares by $40,688 and $2,392 for the years ended December 31, 2012 and 2011, respectively.

Our interest expense increased $1.6 million to $3.3 million for the year ended December 31, 2012 from $1.7 million for the year ended December 31, 2011. The increase is primarily attributable to the mortgage indebtedness used to finance the seven properties we acquired in 2011, which were present for a full year in 2012.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

We generated $8.7 million of revenue during the year ended December 31, 2011 as a result of the acquisition of six properties in April 2011 and one property in December 2011. Prior to the April acquisition, we did not own any revenue-producing assets and, as such, the financial information for the year ended December 31, 2011 is not comparable to the financial information for the year ended December 31, 2010. Our revenue for the year ended December 31, 2010 was comprised of interest income on short-term loans to a pre-RAIT former sponsor in the aggregate principal amount of $200,000. These loans had a weighted average interest rate of 5.8%.

We incurred $7.3 million of expenses during the year ended December 31, 2011, comprised primarily of property operating expenses of $4.5 million, acquisition expenses of $0.5 million and depreciation and amortization of $1.8 million. As discussed above, these expenses relate to the acquisition and ownership of the seven properties we acquired in 2011. We incurred certain general and administrative expenses related to audit and other professional fees, directors’ fees and other federal and state filing fees during the year ended December 31, 2011 of $0.6 million. We did not incur any expenses during the year ended December 31, 2010.

During the year ended December 31, 2011, we incurred $1.7 million of interest expense associated with the $82.2 million of mortgage indebtedness used to finance the seven properties we acquired in 2011.

Non-GAAP Financial Measures

Funds from Operations and Core Funds from Operations

We believe that FFO and Core FFO, each of which is a non-GAAP measure, are additional appropriate measures of the operating performance of a REIT and us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, gains or losses on sales of real estate and the cumulative effect of changes in accounting principles.

Core FFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including acquisition expenses, expensed costs related to the issuance of shares of our common stock and equity-based compensation expenses, from the determination of FFO. We incur acquisition expenses in connection with acquisitions of real estate properties and expense those costs when incurred in accordance with U.S. GAAP. As these expenses are one-time and reflective of investing activities rather than operating performance, we add back these costs to FFO in determining Core FFO.

Our calculation of Core FFO differs from the methodology used for calculating Core FFO by certain other REITs and, accordingly, our Core FFO may not be comparable to Core FFO reported by other REITs. Our management utilizes FFO and Core FFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, Core FFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and Core FFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs. We also use Core FFO for purposes of determining the quarterly incentive fee, if any, payable to our advisor. See “Our Advisor, Our Property Manager and Related Agreements—Our Advisory Agreement—Quarterly Incentive Fee.”

Neither FFO nor Core FFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and Core FFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor Core FFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Set forth below is a reconciliation of net income (loss) to FFO and Core FFO for the three month periods ending March 31, 2013 and 2012 (unaudited; in thousands, except share and per share information):

	For the Three-Month Period Ended March 31, 2013		For the Three-Month Period Ended March 31, 2012
	Amount	Per Share	Amount	Per Share
Funds From Operations:
Net income (loss)	$340	$0.06	$153	$0.03
Adjustments:
Income allocated to preferred shares	(4)	(0.00)	—	—
Income allocated to preferred units	(88)	(0.02)	—	—
Real estate depreciation and amortization	1,036	0.18	820	0.15

Funds From Operations	$1,284	$0.23	$973	$0.18

Weighted-average shares—diluted(a)	5,620,810	5,620,810	5,400,395	5,400,395

Core Funds From Operations:
Funds From Operations	$1,284	$0.23	$973	$0.18
Adjustments:
Acquisition fees and expenses	—	—	27	0.00

Core Funds From Operations	$1,284	$0.23	$1,000	$0.18

Weighted-average shares—diluted(a)	5,620,810	5,620,810	5,400,395	5,400,395

(a)	Weighted-average shares—diluted includes 5,274,900 limited partnership units that are exchangeable for common stock as of March 31, 2013 and 2012.

Set forth below is a reconciliation of net income (loss) to FFO and Core FFO for the years ended December 31, 2012 and 2011 (in thousands, except share and per share information):

	For the Year Ended December 31, 2012		For the Year Ended December 31, 2011
	Amount	Per Share	Amount	Per Share
Funds From Operations:
Net income (loss)	$427	$0.08	$(370)	$(0.09)
Adjustments:
Income allocated to preferred shares	(15)	(0.00)	—	—
Income allocated to preferred units	(79)	(0.01)	—	—
Real estate depreciation and amortization	3,466	0.62	1,771	0.43

Funds From Operations	$3,799	$0.68	$1,401	$0.34

Weighted-average shares—diluted(a)	5,550,284	5,550,284	4,146,260	4,146,260

Core Funds From Operations:
Funds From Operations	$3,799	$0.68	$1,401	$0.34
Adjustments:
Acquisition fees and expenses	157	0.03	488	0.12

Core Funds From Operations	$3,956	$0.71	$1,889	$0.46

Weighted-average shares—diluted(a)	5,550,284	5,550,284	4,146,260	4,146,260

(a)	Weighted-average shares—diluted includes 4,046,700 and 5,274,900 limited partnership units that are exchangeable for common stock as of December 31, 2011 and 2012, respectively.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay distributions and other general business needs.

We believe our available cash balances, other financing arrangements and cash flows from operations will be sufficient to fund our liquidity requirements with respect to our existing portfolio for the next 12 months. We expect to raise capital in this offering, increase our borrowings and make future acquisitions, which would have a significant impact on our future results of operations. In general, we expect that our income and expenses related to our portfolio will increase in future periods as a result of anticipated future acquisitions of real estate. Should our liquidity needs exceed our available sources of liquidity, we believe that we could sell assets to raise additional cash. We may not be able to obtain additional financing when we desire to do so or on terms and conditions acceptable to us. If we fail to obtain additional financing, our ability to maintain or grow our business will be constrained.

Our primary cash requirements are to:

•	make investments and fund the associated costs;

•	repay our indebtedness;

•	pay our operating expenses, including fees paid to our advisor and our property manager; and

•

distribute a minimum of 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) and to make investments in a manner that enables us to maintain our qualification as a REIT.

We intend to meet these liquidity requirements primarily through:

•	the use of our cash and cash equivalent balance of $2.7 million as of March 31, 2013;

•	cash generated from operating activities;

•	proceeds from the sale of our common stock pursuant to this offering; and

•	if required, proceeds from future borrowings and offerings.

Through April 8, 2013, we had sold shares of our common stock pursuant to a registered continuous offering carried out in a manner consistent with offerings of non-listed REITs. Our board of directors subsequently determined that it would be in our best interest to sell our common stock in an underwritten offering as set forth in this prospectus, and terminate our continuous offering. Through March 31, 2013, we had raised $3.3 million, including $0.3 million from unaffiliated investors, in net proceeds from our continuous offering. We will depend on the net proceeds of this offering, and any future offerings in which we engage, together with the proceeds of debt financings, to meet our investment objectives of acquiring, owning and operating a portfolio of apartment properties. We will seek to enhance our growth through the use of prudent amounts of leverage. In general, we intend to limit our aggregate leverage to 70% of the combined initial purchase price of all of our real estate properties. During the period following this offering, we may employ greater leverage in order to more quickly build a diversified portfolio of assets.

Cash Flows

As of March 31, 2013 and 2012, we maintained cash and cash equivalents of approximately $2.7 million and $4.2 million, respectively. Our cash and cash equivalents were generated from the following activities (dollars in thousands):

	For the Three- Month Periods Ended March 31
	2013	2012
	(unaudited)
Cash flow from operating activities	$1,381	$1,164
Cash flow from investing activities	(270)	(392)
Cash flow from financing activities	(916)	2,335

Net change in cash and cash equivalents	195	3,107
Cash and cash equivalents at beginning of period	2,533	1,107

Cash and cash equivalents at end of period	$2,728	$4,214

Our increased cash inflow from operating activities during the three-month period ended March 31, 2013 is due to the acquisition of a property on October 11, 2012 along with improved occupancy and rental rates.

The cash inflow from our financing activities during the three-month period ended March 31, 2012 is substantially due to the issuance of 300,000 shares of our common stock for an aggregate of $3.0 million in cash.

As of December 31, 2012 and 2011, we maintained cash and cash equivalents of $2.5 million and $1.1 million, respectively. Our cash and cash equivalents were generated from the following activities (dollars in thousands):

	For the Years Ended December 31
	2012	2011	2010
Cash flows from operating activities	$4,484	$2,196	$3
Cash flows from investing activities	(16,928)	(18,788)	0
Cash flows from financing activities	13,870	17,490	0

Net change in cash and cash equivalents	1,426	898	3
Cash and cash equivalents at beginning of period	1,107	209	206

Cash and cash equivalents at end of period	$2,533	$1,107	$209

Our increased cash inflow from operating activities during the year ended December 31, 2012 is primarily attributable to the acquisition of seven properties in 2011 that were present for a full year in 2012 and our acquisition of Runaway Bay Apartments in 2012.

The cash inflow from our financing activities during the year ended December 31, 2012 is substantially due to the issuance to RAIT by our operating partnership of 350 Series B preferred units for $3.5 million and debt borrowings to fund the acquisition of Runaway Bay Apartments of $10.2 million.

Contractual Commitments

The table below summarizes our contractual obligations as of December 31, 2012 (dollars in thousands):

	Payment due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments on outstanding debt obligations	$92,413	$213	$1,370	$1,855	$88,975
Interest payments on outstanding debt obligations(a)	29,103	3,814	6,639	6,885	11,765

Total	$121,516	$4,027	$8,009	$8,740	$100,740

(a)	All variable-rate indebtedness assumes a 30-day LIBOR rate of 0.21% as of December 31, 2012.

Critical Accounting Estimates and Policies

We consider the accounting policies discussed below to be critical to an understanding of how we report our financial condition and results of operations because their application places the most significant demands on the judgment of our management.

Our financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

Minimum rents are recognized on an accrual basis, over the terms of the related leases on a straight-line basis. Any above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the lease term. Recoveries from residential tenants for utility costs are recognized as revenue in the period that the applicable costs are incurred.

Investments in Real Estate

Allocation of Purchase Price of Acquired Assets

We account for acquisitions of properties in accordance with FASB ASC Topic 805, “Business Combinations”. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, based in each case on their fair values. Purchase accounting is applied to assets and liabilities associated with the real estate acquired. Transaction costs and fees incurred related to acquisitions are expensed as incurred. Transaction costs and fees incurred related to the acquisition of a joint venture interest, accounted for under the equity method of accounting, are capitalized as part of the cost of the investment.

Upon the acquisition of properties, we estimate the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), and assumed debt at the date of acquisition, based on the evaluation of information and estimates available at that date. Based on these estimates, we allocate the initial purchase price to the applicable assets and liabilities. As final information regarding fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments will be made to the purchase price allocation, in no case later than twelve months of the acquisition date.

In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the differences between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining term of the lease. The capitalized above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the lease term.

The aggregate value of in-place leases is determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions and similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. The value assigned to this intangible asset is amortized over the remaining lease terms.

Impairment of Long-Lived Assets

Management evaluates the recoverability of its investment in real estate assets, including related identifiable intangible assets, in accordance with FASB ASC Topic 360, “Property, Plant and Equipment.” This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that recoverability of the assets is not assured.

Management evaluates the long-lived assets on an ongoing basis and records an impairment charge when there is an indicator of impairment. The estimated cash flows used for the impairment analysis and the determination of estimated fair value are based on our plans for the respective assets and our views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the respective and/or comparable properties, and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in our plans or views of market and economic conditions could result in recognition of impairment losses, which, under the applicable accounting guidance, could be substantial.

Recent Accounting Pronouncements

In December 2011, the FASB issued an accounting standard classified under FASB ASC Topic 360, “Property, Plant, and Equipment.” This accounting standard amends existing guidance to resolve the diversity in practice about whether the guidance for real estate sales applies to a parent that ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. This accounting standard is effective for fiscal years, and interim periods with those years, beginning on or after June 15, 2012. Management does not expect that the adoption of this standard will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our real estate investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. With regard to variable rate financing, our advisor assesses our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our advisor maintains risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy is designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced. We currently have limited exposure to financial market risks.

We may also be exposed to credit risk in derivative contracts we may use. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Interest Rate Risk and Sensitivity

Interest rates may be affected by economic, geo-political, monetary and fiscal policy, market supply and demand and other factors generally outside our control, and such factors may be highly volatile. A change in market interest rates applicable to the fixed portion of our indebtedness affects the fair value, but it has no effect on interest incurred or cash flows. A change in market interest rates applicable to the variable portion of our indebtedness affects the interest incurred and cash flows, but does not affect the fair value.

As of December 31, 2012, our only interest rate sensitive assets or liabilities related to our $92.4 million of indebtedness. As of December 31, 2011, our only interest rate sensitive assets or liabilities related to our $82.2 million of indebtedness. We monitor interest rate risk routinely and seek to minimize the possibility that a change in interest rates would impact the interest incurred and our cash flows. To mitigate such risk, we will use interest rate derivative contracts. As of December 31, 2012 and 2011, we did not have any interest rate derivatives in effect as all of our interest rate sensitive liabilities were fixed rate.

As of December 31, 2012, the fair value of our fixed-rate indebtedness was $95.8 million. The fair value estimate of our fixed rate debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated at December 31, 2012. A 100 basis point increase in market interest rates would decrease the fair value of our fixed-rate indebtedness by $3.8 million. A 100 basis point decrease in market interest rates would increase the fair value of our fixed-rate indebtedness by $4.1 million. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

OUR BUSINESS AND PROPERTIES

Overview

We are a Maryland corporation that owns well-located apartment properties in geographic submarkets that we believe support strong occupancy and have the potential for growth in rental rates. We seek to provide stockholders with attractive risk-adjusted returns, with an emphasis on distributions and capital appreciation. We are externally advised by a wholly-owned subsidiary of RAIT (NYSE: RAS), a REIT that invests primarily in commercial mortgages and, to a lesser extent, apartment properties. We have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2011.

We acquire and operate apartment properties that:

•	have stable occupancy rates and resident bases;

•	are located in submarkets that we do not expect to experience substantial new apartment construction in the foreseeable future;

•	in appropriate circumstances, have opportunities for repositioning or updating through capital expenditures; and

•	provide opportunities to apply tailored marketing and management strategies designed to attract and retain residents and enable rent increases.

As of the date of this prospectus, we own eight apartment properties containing an aggregate of 2,004 apartment units in Arizona, Colorado, Georgia, Indiana, Texas and Virginia. We refer to these apartment properties as our “existing portfolio.” As of March 31, 2013, our existing portfolio had an average occupancy of 94% and an average monthly effective rent per occupied apartment unit of $791.

We may make adjustments to our portfolio at any time based on, among other things, prevailing real estate market conditions and the availability of attractive investment opportunities.

We believe the probability of meeting our investment objectives will be maximized through the careful selection and underwriting of assets. When considering an investment, we will generally evaluate the following:

•	the performance and risk characteristics of the investment;

•	how the investment will fit within our portfolio objectives; and

•	the expected returns of the investment relative to the risk characteristics of that investment and to other investment alternatives.

We were formed in 2009. Affiliates of RAIT contributed seven of the eight properties in our existing portfolio to our operating partnership in exchange for 5,111,700 common units in our operating partnership, and acquired an additional 163,200 common units for cash to fund closing costs in connection with the contributions. In 2012, we purchased the eighth property in our existing portfolio from an unaffiliated third party. On May 7, 2013, RAIT exchanged all of its common units for 5,274,900 shares of our common stock. RAIT is currently our largest stockholder and, as of August 12, 2013, held approximately 99.1% of the outstanding shares of our common stock. Each of our apartment properties is managed by Jupiter, a majority owned subsidiary of RAIT. See “Certain Relationships and Related Party Transactions.”

Our Business Objectives and Strategy

Our primary business objective is to maximize stockholder value by increasing cash flows at our existing apartment properties and acquiring additional properties either with strong and stable occupancies and the ability to raise rental rates or with the potential for repositioning through capital expenditures. We intend to achieve this objective by executing the following strategies:

•

Use RAIT’s and Jupiter’s extensive experience lending to, owning and/or managing apartment properties, and their networks of contacts in the apartment industry, to acquire additional apartment properties. RAIT has provided debt financing for apartment owners and operators since 1997 and currently owns 26 apartment properties. Jupiter manages over 10,600 apartment units in 17 states (including those owned by us). We believe these factors and RAIT’s commercial real estate relationships will provide us with a strong pipeline of acquisition opportunities. As of the date of this prospectus, we are evaluating and discussing the potential acquisition of apartment properties containing approximately 2,350 units, with an estimated aggregate purchase price of approximately $201 million. We do not have letters of intent or binding agreements to acquire any of these properties and, accordingly, we have determined that no acquisitions are probable as of the date of this prospectus. We cannot assure you that we will acquire any of these properties or that any actual acquisition price will not be significantly different from what we currently estimate.

•

Focus on properties in markets that have strong apartment demand, reduced competition from national apartment buyers and no substantial new apartment construction. In evaluating potential acquisitions, our advisor analyzes apartment occupancy and trends in rental rates, employment and new construction, among many other factors, and seeks to identify properties located in areas where there is strong demand for apartment units and little to no apartment construction projects that have been announced. We generally will see to avoid markets where we believe potential yields have decreased as a result of the acquisition and development efforts of large institutional buyers.

•

Acquire properties that have operating upside through effective management. Our advisor and Jupiter have expertise in acquiring and/or managing under-performing properties and increasing the net operating income of such properties through more effective marketing and leasing, better management of rental rates and more efficient expense management. We will seek to acquire properties that we believe possess significant prospects for increased occupancy and rental revenue through more effective management and marketing.

•

Selectively utilize our capital to improve apartment properties where our advisor and Jupiter believe the return on such capital is accretive to our stockholders. Jupiter has significant experience allocating capital to value-added improvements of apartment properties to produce better occupancy and rental rates. We will selectively deploy our capital into revenue-enhancing capital projects that our advisor and Jupiter believe will improve the physical plant or market positioning of particular apartment properties.

However, we are not limited in the types of properties in which we may invest and, accordingly, we may also invest in apartment properties that have existing cash flow where, through limited capital expenditures, we can achieve enhanced returns, value-add as well as other property types, such as office, industrial and retail properties.

Our Market Opportunity

We believe that economic conditions will continue to favor apartment housing for the foreseeable future. Since 2008, the market for apartment housing has experienced high demand, low levels of new construction, strong occupancies and rising rental rates. Younger adults have experienced stricter mortgage underwriting standards and high levels of student loan debt, which has made home ownership financially more difficult. At the same time, apartment building permits are currently being issued at levels substantially below historical levels. According to the United States Census Bureau, or the Census Bureau, in 2011 the number of apartment building permits was approximately 45% of the number in 2005 (the peak year over the past decade), while trends over the past three years continue to fall well below the average of 297,000 permits per year over the past ten years. Moreover, financing for new construction remains tight, further constraining new construction.

We also believe that changing attitudes regarding home ownership and tighter underwriting standards imposed by mortgage lenders will continue to drive Americans to rent apartments rather than purchase homes. Following the housing crisis and resulting economic downturn of 2008 and 2009, home values in the United States declined precipitously, resulting in many Americans no longer viewing their homes as stable, appreciating assets tantamount to savings and leading many of them to choose to rent rather than own homes. The decline in home values has been coupled with a substantial tightening of lending standards by mortgage lenders in the United States. According to the Office of the Comptroller of the Currency, 40% of banks surveyed tightened their lending standards in 2011 over the previous year, versus 8% who reported easing lending standards. Since 2008, mortgage lenders have more stringently scrutinized the incomes and employment status of prospective home buyers and have required larger down payments and more ongoing scrutiny of borrowers.

Furthermore, certain demographic factors should continue to positively influence demand for existing apartment units. According to the Census Bureau, there are currently approximately 80 million echo boomers (those born after 1977 and before 1997) in the United States. In 2010, echo boomers surpassed baby boomers (those born after 1946 and before 1965) to become the United States’ largest generation and currently account for one-quarter of the United States’ population. Echo boomers are generally well educated, career-oriented and mobile, and many echo boomers carry significant amounts of student loan debt. These factors contribute to the high propensity of echo boomers to rent apartments, rather than buy homes.

Our Properties

The following table presents an overview of our apartment portfolio as of March 31, 2013.

Property Name	Location	Purchase Date	Year Built or Renovated(1)	Appraised Value(2)	Units(3)		Average Occupancy(4)		Average Monthly Effective Rent per Occupied Unit(5)
Belle Creek	Henderson, Colorado	4/29/11	2011	$17,000,000	162	(6)	95.7	%(6)	$896	(6)
Centrepoint	Tucson, Arizona	12/16/11	2006	30,000,000	320		98.1		817
Copper Mill	Austin, Texas	4/29/11	2010	18,020,000	320		95.3		719
Crestmont	Marietta, Georgia	4/29/11	2010	15,500,000	228		94.3		705
Cumberland Glen	Smyrna, Georgia	4/29/11	2010	13,500,000	222		94.6		662
Heritage Trace	Newport News, Virginia	4/29/11	2010	11,800,000	200		80.0		751
Runaway Bay	Indianapolis, Indiana	10/11/12	2002	16,400,000	192		93.8		939
Tresa at Arrowhead	Phoenix, Arizona	4/29/11	2006	39,000,000	360		96.7		836

Total/Weighted Average				$161,220,000	2,004		93.6%		$791

(1)	All dates are for the year in which a renovation program was completed, except for Runaway Bay, which is the year construction was completed. The year construction was completed for each of the other properties is: Belle Creek - 2002; Centrepoint - 1995; Copper Mill - 1984; Crestmont - 1987; Cumberland Glen - 1987; Heritage Trace - 1973; and Tresa at Arrowhead - 1998.
(2)	Appraised values are as of April 2013. All such appraisals were made by CBRE, Inc.
(3)	Units represents the total number of apartment units available for rent at March 31, 2013.
(4)	Average occupancy for each of our properties is calculated as (i) total units rented as of March 31, 2013 divided by (ii) total units available as of March 31, 2013, expressed as a percentage.
(5)	Average monthly effective rent per occupied unit represents the average monthly rent collected for all occupied units for the three months ended March 31, 2013, after giving effect to tenant concessions.
(6)	Does not include 6,256 square feet of retail space in six units, of which 1,010 square feet of space is occupied by Jupiter for use as the leasing office. The remaining 5,246 square feet of space is 100% occupied by five tenants with a weighted average monthly base rent of $1,491, or $15.51 per square foot per year.

Description of Our Properties

Belle Creek. Belle Creek is located in the Northglenn/Thornton submarket of the Denver, Colorado metropolitan statistical area in the city of Henderson. Due to the area’s convenient access, residential growth has been strong. The area has been designed with several neighborhood parks, and includes a community recreation center, which is free for residents. Belle Creek is a garden style, Class A apartment community with 156 units in eight three-story buildings on 4.9 acres. The unit mix includes 39 one-bedroom, one-bathroom units, 96 two-bedroom, one-bathroom units, and 21 three-bedroom, two-bathroom units, with an average unit size of 753 square feet. Unit amenities include washer and dryer connections, and in select units, private balconies or patios with an exterior storage room. Property amenities include a playground and a laundry facility, as well as 234 parking spaces. In addition to the residential units, Belle Creek contains 6,256 square feet of retail space in six units, including 1,010 square feet devoted to Belle Creek’s leasing office which is rent free. As of March 31, 2013, the remaining 5,246 square feet of retail space was 100% occupied by five tenants, paying an average base rent of $1,491 per unit, or $15.51 per square foot.

Centrepoint. Centrepoint is located on an approximately 17.8 acre site in the north-northwest submarket of Tucson, Arizona, at the Ina Road exit of Interstate 10, eight miles west of downtown Tucson. Interstate 10 is the major east-west highway that connects Phoenix and Tucson. Ina Road is west Tucson’s major retail corridor where the Foothills Mall is located. Centrepoint was constructed in 1995 and benefited from a capital improvement program from 2006 to 2011. The property is a garden-style, Class A apartment community with 22 two-story buildings and 320 units. The unit mix includes 148 one-bedroom, one-bathroom units, 144 two-bedroom, two-bathroom units and 28 three-bedroom, three-bathroom units, with an average unit size of 992 square feet. Unit amenities include a full size washer and dryer, a wood-burning fireplace in select units, walk-in closets and a private patio. Property amenities include a resort-style swimming pool with a sun deck, a fitness facility and a spa.

Copper Mill. Copper Mill is located in the Far North Central submarket of the Austin, Texas metropolitan statistical area. The area immediately surrounding Copper Mill is dominated by apartment use and, due to the built-out nature of the area, there is little land remaining for development. Primary access to Copper Mill is provided by Interstate 35, Highway 183 and MoPac Expressway. Interstate 35 is primarily an eight-lane, north-south thoroughfare, while the MoPac Expressway acts as a loop around the western portions of the metropolitan statistical area. Well-located interchanges and thoroughfares allow for a commute to the Austin central business district of approximately 15 minutes. Copper Mill underwent a capital improvement program from 2007 to 2011. Copper Mill is a garden style, Class B apartment community with 320 units in 24 two-story buildings on 13.7 acres. The unit mix includes 164 one-bedroom, one-bathroom units, 32 two-bedroom, one-bathroom units, and 124 two-bedroom, two-bathroom units, with an average unit size of 818 square feet. Unit amenities include private patios or balconies and, for select units, containing ceiling fans, vaulted ceilings, fireplaces and washer and dryer connections. Property amenities include gated entry, a clubhouse, two swimming pools and 430 open lot parking spaces.

Crestmont. Crestmont is located in the Marietta submarket of the Atlanta, Georgia metropolitan statistical area, approximately 15 miles northwest of the Atlanta central business district. The neighborhood is close to the main northwest thoroughfare of Interstate 75 that connects with the Atlanta Beltway (Interstate 285), which is approximately eight miles south of Crestmont. Crestmont underwent a capital improvement program from 2007 to 2011. Crestmont is a garden style, Class B apartment community with 228 units in 13 two- and three-story buildings on 19.4 acres. The unit mix includes 52 one-bedroom, one-bathroom units, and 176 two-bedroom, two-bathroom units, with an average unit size of 882 square feet. Unit amenities include private balconies or patios, and select units with fireplaces, ceiling fans, and washer and dryer connections. Property amenities include a leasing office, a swimming pool, two lighted tennis courts, a playground, a laundry room, a car wash and vacuum area and a maintenance shop.

Cumberland Glen. Cumberland Glen is located in the Smyrna submarket of the Atlanta, Georgia metropolitan statistical area. Cumberland Glen has road frontage on Cobb Parkway and provides easy access to both Interstate 75 and Interstate 285, two of the area’s main thoroughfares. Cumberland Glen underwent a capital improvement program from 2007 to 2011. Cumberland Glen is a garden style, class B apartment community with 222 units in 11 two-and three-story buildings on 14.0 acres. The unit mix includes 114 one-bedroom, one-bathroom units, 48 two-bedroom, one-bathroom units, and 60 two-bedroom, two-bathroom units, with an average unit size of 976 square feet. Unit amenities include washer and dryer connections and, in select units, wood-burning fireplaces. Property amenities include a laundry facility, swimming pool, tennis courts, fitness center, privacy gates, car wash facility, Jacuzzi, as well as 438 surface parking spaces.

Heritage Trace. Heritage Trace is located in the Newport News submarket of the Norfolk, Virginia metropolitan statistical area. Heritage Trace is situated five minutes from Interstate 64, the primary north-south artery in the area, which provides access to the major employment centers of Fort Eustis Military Reservation and the United States Naval Weapons Station. Military employment comprises the greatest component of the employment base for the area. In addition, the Newport News-Williamsburg International Airport is less than one mile from Heritage Trace Apartments. The area surrounding Heritage Trace contains many small and large retail properties, allowing easy access to shopping and entertainment for residents. Heritage Trace underwent a capital improvement program from 2007 to 2011. Heritage Trace is a garden style, Class B apartment community with 200 units in 18 two-story buildings on 10.2 acres. The unit mix includes 96 one-bedroom, one-bathroom units, 52 two-bedroom, one and a half-bathroom units, and 52 three-bedroom, two-bathroom units, with an average unit size of 896 square feet. Property amenities include a leasing office, a swimming pool, a playground, laundry facilities and 308 surface parking spaces.

Runaway Bay. Runaway Bay is located in the town of Speedway in Marion County, a suburb of Indianapolis, Indiana. Speedway is an independent governmental unit within Indianapolis and operates its own school system. The town’s strong tax base, anchored by the presence of the Indianapolis Motor Speedway, allows Speedway to provide residents with public amenities that are not available in most other parts of Indianapolis. Speedway and Marion County are part of the Indianapolis-Carmel MSA. The MSA has a current population of approximately 1.8 million, making it one of the 40 largest MSAs in the nation. Runaway Bay is a garden style, Class A apartment community with 192 units in 16 two-story buildings and one clubhouse/leasing office on 18.6 acres. The unit mix includes 24 one-bedroom, one-bathroom units, 120 two-bedroom, two-bathroom units and 48 three-bedroom, two-bathroom units, with an average unit size of 1,194 square feet. Unit amenities include full-size washer and dryer connections, walk-in closets and private patios/balconies. Property amenities include a resort-style swimming pool with a spa, 24-hour fitness facility, a clubhouse and a common area laundry facility.

Tresa at Arrowhead. Tresa is located in the Peoria/Sun City submarket of the Phoenix, Arizona metropolitan statistical area in the city of Glendale. Located to the north and the east of Tresa is the 4,000 acre master planned community of Arrowhead Ranch. This master planned community has been the driving force behind the retail, apartment and freeway development that has occurred in the area over the past decade. Located just south of Tresa is the Arrowhead Towne Center, a 1.3 million square foot regional mall surrounded by several power centers. Other retail and entertainment developments include the Peoria Sports Complex, a sporting and concert venue that is the spring training home of Major League Baseball’s Padres and Mariners. Also close to Tresa are the Jobing.com Arena, home to the NHL’s Phoenix Coyotes, and the University of Phoenix Stadium, home to the NFL’s Arizona Cardinals. Bell Road, located one-half mile south of Tresa, is a major east-west artery from Sun City to Scottsdale. Due to the existing freeway and arterial road system, Tresa’s neighborhood is now accessible from virtually any point in the metro-Phoenix area with a 30-45 minute drive. Tresa is a garden style, Class A apartment community with 360 units in 37 one- and two-story buildings on 19.1 acres. The unit mix includes 148 one-bedroom, one-bathroom units, 148 two-bedroom, two-bathroom units, and 64 three-bedroom, three-bathroom units, with an average unit size of 898 square feet. Unit amenities include private patios or balconies, full size washers and dryers, walk in closets, nine foot ceilings, and wood-burning stoves in select units. Project amenities include three pools and spas, a clubhouse/leasing center with a movie theatre and kitchen area, a full fitness center with a tanning bed and sauna, a business center, gated access, and open green areas. Tresa has 576 parking spaces, including 360 covered spaces, 108 open spaces and 108 detached garages.

We consider a Class A property to be one that is well designed, using above-average materials, workmanship and finish and is very well maintained, typically located in a principal regional population area and typically less than ten years old or which has been the subject of a significant renovation in the past ten years. We consider a Class B property to be one that has functional design, with standard materials, workmanship and finish, with average to good maintenance, typically located in a secondary population area and typically more than ten years old.

We believe that all of our properties are adequately covered by insurance and are suitable for their intended purpose. We are aware of no plans for any material renovations with respect to any of our properties.

Historical Performance of Our Apartment Properties

The following table shows a summary of information about each of the properties in our existing portfolio:

	As of March 31, 2013		As of December 31, 2012		As of December 31, 2011
Property(1)	Average Effective Rent(2)	Average Occupancy(3)	Average Effective Rent(2)	Average Occupancy(3)	Average Effective Rent(2)	Average Occupancy(3)
Belle Creek	$896	95.7%	$870	91.4%	$829	92.7%
Centrepoint	817	98.1	797	94.7	800	93.1
Copper Mill	719	95.3	703	94.1	656	94.9
Crestmont	705	94.3	701	93.4	674	90.1
Cumberland Glen	662	94.6	670	95.5	653	83.6
Heritage Trace	751	80.0	760	81.5	741	94.3
Runaway Bay	939	93.8	941	94.3	—	—
Tresa at Arrowhead	836	96.7	784	91.1	766	90.9

Weighted Average	$791	93.6%	$757	92.0%	$721	91.4%

(1)	Information is presented only for those fiscal years during which we owned the properties. Information for 2011 is not presented for Runaway Bay since we acquired it in October 2012.
(2)	Average effective rent represents the average monthly rent collected for all occupied units for the applicable period, after giving effect to tenant concessions.
(3)

Average occupancy for each of our properties is calculated as (i) total units rented as of December 31st of the applicable year or March 31, 2013 for the period then ended divided by (ii) total units available for rent as of December 31st of the applicable year or March 31, 2013 for the period then ended, respectively, expressed as a percentage.

The following table sets forth, for each of the properties in our existing portfolio for the year ended December 31, 2012, the components upon which we take depreciation (on a tax basis), including the claimed useful life and depreciation method (dollar amounts are presented in thousands):

	Depreciation Component
	Land	Building(1)	Building Improvements(1)	Carpet and Flooring(2)	Land Improvements(3)	Furniture and Fixtures(2)	Equipment(2)	Total

	Useful Life
	N/A	27.5 years	27.5 years	5 years	15 years	7 years	5 years
Belle Creek	$1,890	$7,562	$201	$37	$18	$5	$13	$9,726
CentrePoint	5,620	22,480	157	80	70	6	11	$28,424
Copper Mill	3,472	13,888	110	53	71	9	47	$17,650
Crestmont	3,254	13,017	66	74	5	6	17	$16,439
Cumberland Glen	3,100	13,114	101	52	5	3	37	$16,412
Heritage Trace	2,673	10,691	112	115	96	42	25	$13,709
Runaway Bay	3,079	12,318	—	4	—	—	—	$15,401
Tresa at Arrowhead	7,080	28,320	144	122	56	42	31	$35,795

(1)	Depreciated on a straight-line mid-month basis.
(2)	Depreciated using a double declining balance method and a mid-year convention.
(3)	Depreciated using a 150% declining balance method and a mid-year convention.

The following table sets forth certain real estate tax information for each of our existing properties for the year ended December 31, 2012:

Property Name(1)	Federal Tax Basis	2012 Realty Taxes	2012 Realty Tax Rate(2)
Belle Creek	$893,920	$146,849	$16.43
CentrePoint	3,045,443	202,802	6.66
Copper Mill	11,016,673	266,498	2.42
Crestmont	4,208,000	132,354	3.15
Cumberland Glen	4,002,400	144,647	3.61
Heritage Trace	10,100,000	111,100	1.10
Runaway Bay	10,711,200	262,456	2.45
Tresa at Arrowhead	14,873,300	183,114	1.23

(1)	To the extent we undertake certain capital improvements in the future, we may incur additional realty taxes.
(2)	Per $100 of assessed value.

Outstanding Indebtedness

The following table contains summary information concerning the mortgage debt that encumbered the properties in our existing portfolio as of March 31, 2013 (dollars in thousands):

Property	Outstanding Principal	Interest Rate		Maturity Date
Belle Creek	$10,575	2.5	%(1)	April 28, 2021
Centrepoint	17,600	3.7	(2)	January 1, 2019
Copper Mill	7,350	5.7	(3)	May 1, 2021
Crestmont	6,750	5.7	(3)	May 1, 2021
Cumberland Glen	6,900	5.7	(3)	May 1, 2021
Heritage Trace	5,500	5.7	(3)	May 1, 2021
Runaway Bay	10,238	3.6	(4)	November 1, 2022
Tresa at Arrowhead	27,500	2.5	(1)	April 28, 2021

Total	$92,413

(1)	Floating rate; interest only is payable monthly at a rate of 225 basis points over 30-day LIBOR. The interest rate of 2.50% is fixed for the first two years with an option to fix the interest rate after two years at 275 basis points over the respective swap rate then in effect. The mortgage loan is not permitted to be prepaid prior to April 29, 2016. Thereafter, the mortgage loan is generally prepayable in whole, but not in part, subject to the payment of a make-whole breakage amount, which is based on the aggregate interest shortfall that would exist on each subsequent monthly payment date through maturity, if any.
(2)	Interest-only payments are required monthly at the indicated interest rate. Beginning February 1, 2015, payments of principal and interest will be required based on a 30-year amortization schedule. The mortgage loan is generally prepayable, subject to a prepayment premium based on the remaining amount of the loan and then-current rates, through June 2018.
(3)	Beginning May 1, 2013, payments of principal and interest are required based on a 30-year amortization schedule. The mortgage loan is not permitted to be prepaid prior to February 2, 2021. However, the mortgage loan may be defeased and the collateral securing the mortgage loan released, subject to our compliance with customary conditions to defeasance.
(4)	Interest-only payments are required monthly at the indicated interest rate. Beginning November 1, 2013, payments of principal and interest will be required based on a 30-year amortization schedule. The mortgage loan is generally prepayable, subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates, through April 2022.

The weighted average interest rate of our mortgage indebtedness was 3.8% as of March 31, 2013. For two of our properties, Belle Creek and Tresa at Arrowhead, the indebtedness was provided by an affiliate of RAIT. Each of our mortgages is a non-recourse obligation subject to customary exceptions. The loan agreements contain customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Form of Property Ownership

We will typically hold (through wholly owned subsidiaries) fee title in the properties we acquire. However, subject to any required approvals, maintaining our status as a REIT and maintaining our exemption from registration as an investment company under the Investment Company Act, we may also invest in or acquire operating companies or other entities that own and operate assets that meet our investment objectives. We will consider doing so if we believe it to be more efficient to acquire an entity that already owns assets meeting our investment objectives than to acquire such assets directly. Also, we may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition or improvement of properties with third parties or affiliates of our advisor, including other real estate programs that may be sponsored by affiliates of our advisor.

Joint Venture Investments

We may enter into joint ventures, partnerships, tenant-in-common investments, other co-ownership arrangements with real estate developers, owners and other third parties, including affiliates of our advisor, for the acquisition, improvement and operation of properties. Any joint venture with affiliates of our advisor must be approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction. In determining whether to invest in a particular joint venture, our advisor will evaluate the investment that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of real property investments.

We will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the facts that are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture. With respect to any joint venture investment, we expect to consider the following:

•

Our ability to manage and control the joint venture. We will seek to obtain certain approval rights in joint ventures we do not control. For proposed joint ventures in which we are to share control with another entity, we will consider procedures to address decisions in the event of an impasse.

•	Our ability to exit a joint venture. We will consider requiring buy/sell rights, redemption rights and/or forced liquidation rights to allow us to control the timing of our exit.

•

Our ability to control transfers of interests held by other partners to the venture. We will consider requiring consent provisions, rights of first refusal, and/or forced redemption rights in connection with transfers.

Our Advisor’s Approach to Evaluating Potential Investments

Our advisor’s investment approach combines its experience with a structure that emphasizes thorough market research, local market knowledge, underwriting discipline, and risk management in evaluating potential investments:

•

Market Research. Our advisor’s investment team researches the acquisition and underwrites each transaction, utilizing both real-time market data and the transactional knowledge and experience of RAIT’s or our advisor’s network of professionals.

•

Local Market Knowledge. Our advisor, either directly or through its relationship with real estate professionals in the area, develops information concerning the locality in which a property is located to assess its competitive position.

•

Underwriting Discipline. Our advisor follows a disciplined process to evaluate a potential investment in terms of its income-producing capacity and prospects for capital appreciation, which includes a review of property fundamentals (including tenant/lease base, lease rollover, expense structure, occupancy, and property capital expenditure), capital markets fundamentals (including cap rates, interest rates and holding period) and market fundamentals (including rental rates, concession and occupancy levels at comparable properties), as well as projected delivery and absorption rates. Our advisor will strive to verify all assumptions by third-party research from credible sources, to the extent practical, in order to ensure consistency in the underwriting approach.

•

Risk Management. Risk management is a fundamental principle in our advisor’s construction of our portfolio and in the management of each investment. Diversification of our portfolio by investment size and risk is critical to controlling portfolio-level risk.

When evaluating potential acquisitions and dispositions, our advisor generally considers the following factors as applicable:

•	strategically targeted markets;

•	income levels and employment growth trends in the relevant market;

•	employment and household growth and net migration of the relevant market’s population;

•	supply of undeveloped or developable real estate, local building costs and construction costs;

•	the location, construction quality, condition and design of the property;

•	the current and projected cash flow of the property and the ability to increase cash flow;

•	the potential for capital appreciation of the property;

•	purchase price relative to the replacement cost of the property;

•	the terms of leases, including the potential for rent increases;

•	the potential for economic growth and the tax and regulatory environment of the community in which the property is located;

•	the occupancy and demand by residents for properties of a similar type in the vicinity;

•	the prospects for liquidity through sale, financing or refinancing of the property;

•	the benefits of integration into existing operations;

•	competition from existing apartment properties and properties under development and the potential for the construction of new apartment properties in the area; and

•	potential for opportunistic selling based on demand and price of high quality assets.

Terms of Leases and Tenant Characteristics

The leases for our apartment portfolio typically follow standard forms customarily used between landlords and tenants in the geographic area in which the relevant property is located. Under such leases, the tenant typically agrees to pay an initial deposit (generally one month’s rent) and pays rent on a monthly basis. As landlord, we are directly responsible for all real estate taxes, sales and use taxes, special assessments, property-level utilities, insurance and building repairs, and other building operation and management costs. Individual tenants are responsible for the utility costs of their unit. Our lease terms generally range from six months to two years and average twelve months.

Our apartment tenant composition varies across the regions in which we operate, includes single and family renters and is generally reflective of the principal employers in the relevant region. For example, in our Norfolk, Virginia market, many of our tenants are employees of the U.S. military. Our apartment properties predominantly consist of one-bedroom and two-bedroom units, although some of our apartment properties also have three-bedroom units.

Tenant Creditworthiness

We execute new leases and lease renewals, expansions and extensions with terms in accordance with the prevailing market and sub-market conditions. We use a number of industry credit rating services to determine the creditworthiness of potential tenants. We have established leasing guidelines to use in evaluating prospective tenants and proposed lease terms and conditions. Historically, we have had a low rate of tenant delinquencies at our existing properties, which we measure weekly to determine accounts 30 days past due.

Property-Level Business Strategy

Our advisor’s investment approach also includes active and aggressive management of each property acquired. Our advisor believes that active management is critical to creating value.

Prior to the purchase of a property, our property manager works closely with our advisor to develop a business strategy for the property. This includes a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. Our advisor reviews such property-level business strategies quarterly to anticipate changes or opportunities in the market.

In an effort to keep properties in compliance with our underwriting standards and management strategies, our advisor will remain involved through the investment life cycle of each acquired property and will actively consult with our property manager throughout the holding period.

Dispositions

Our advisor will evaluate the exit strategy of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives.

Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.

We expect that third parties that acquire our properties will purchase them for cash. However, in some instances we may sell our properties by providing financing to purchases. It may be beneficial for us to provide financing to purchasers if providing such financing would accelerate the time in between signing and closing. Any such financing would be on terms consistent with the prevailing market conditions for similar financings.

Borrowing Policies

We intend to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of no more than approximately 70% of the combined initial purchase price of all of the properties in our portfolio. However, we are not subject to any limitations on the amount of leverage we may use, and, accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. By operating on a leveraged basis, we expect to have more funds available for property acquisitions and other purposes, which we believe will allow us to acquire more properties than would otherwise be possible, resulting in a larger and more diversified portfolio. See the “Risk Factors” section of this prospectus for more information about the risks related to operating on a leveraged basis.

The number of different investments we will acquire will be affected by numerous factors, including the amount of funds available to us. By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments than would otherwise be possible, resulting in a larger and more diversified portfolio.

We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties we purchase, publicly and privately-placed debt instruments or financings from institutional investors or other lenders. This indebtedness may be unsecured or secured by mortgages or other interests in our properties, or may be limited to the particular property to which the indebtedness relates. We expect to incur non-recourse indebtedness; however, we may grant our lenders recourse to assets not securing the repayment of the indebtedness if we determine that it is beneficial for us to enter into such recourse loans. Further, such borrowings may also provide the lender with the ability to make margin calls and may limit the length of time which any given asset may be used as eligible collateral. The form of our indebtedness may be long-term or short-term, fixed or floating rate, or in the form of a revolving credit facility.

There is no limitation on the amount we may borrow for the purchase of any single property or other investment although our directors must determine that the amount of debt we incur is reasonable in relation to our assets. Our directors will generally review the reasonableness of our debt burden on a quarterly basis. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of directors will consider many factors, including without limitation, the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of apartment properties, the leverage ratios of publicly traded REITs with similar investment strategies, whether we have positive leverage (that is, the capitalization rates of our properties exceed the interest rates on the indebtedness of such properties) and general market conditions.

Other than the mortgage financing for our properties, we have no established financing sources as of the date of this prospectus. Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leverage increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be limited.

When interest rates are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties and other assets for cash with the intention of obtaining a loan for a portion of the purchase price at a later time. Our advisor will refinance properties during the term of a loan only under limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, an existing mortgage matures or an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. There are no formal restrictions on our advisor’s ability to refinance properties. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in property ownership if refinancing proceeds are reinvested in real estate.

Regulation

Apartment properties are subject to various laws, ordinances and regulations, including regulations relating to common areas, such as swimming pools, activity centers, and recreational facilities. We believe that each of our properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily accessible accommodations is an ongoing one, and we will continue to assess our properties and make alterations as appropriate in this respect.

Fair Housing Act

The Fair Housing Act, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or handicap (disability) and, in some states, financial capability. A failure to comply with these laws in our operations could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could materially and adversely affect us. We believe that we operate our properties in substantial compliance with the Fair Housing Act.

Environmental Matters

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under, or migrating from such property, including costs to investigate and clean up such contamination and liability for natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines, or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Independent environmental consultants have conducted Phase I Environmental Site Assessments at all of the properties in our portfolio using the American Society for Testing and Materials, or ASTM, Standard E 1527-05, or Standard E 1527-00. A Phase I Environmental Site Assessment is a report that identifies potential or existing environmental contamination liabilities. Site assessments are intended to discover and evaluate information regarding the environmental condition of the assessed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the site assessments identified any known past or present contamination that we believe would have a material adverse effect on our business, assets or operations. However, the assessments are limited in scope and may have failed to identify all environmental conditions or concerns. A prior owner or operator of a property or historic operations at our properties, or operations and conditions at nearby properties, may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. Moreover, conditions identified in environmental assessments that did not appear material at that time, may in the future result in material liability.

Environmental laws also govern the presence, maintenance and removal of hazardous materials in building materials (e.g. asbestos and lead), and may impose fines and penalties for failure to comply with these requirements or expose us to third party liability (e.g., liability for personal injury associated with exposure to asbestos). Such laws require that owners or operators of buildings containing hazardous materials properly manage and maintain certain hazardous materials, adequately notify or train those who may come into contact with certain hazardous materials, and undertake special precautions, including removal or other abatement, if certain hazardous materials would be disturbed during renovation or demolition of a building. In addition, the properties in our portfolio are subject to various federal, state, and local environmental and health and safety requirements, such as state and local fire requirements.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

The cost of future environmental compliance may materially and adversely affect us. See “Risk Factors—Risks Associated with Real Estate.”

Insurance

We carry comprehensive general liability and property (including fire, extended coverage and rental loss) insurance covering all of the properties in our portfolio under a blanket insurance policy. We consider the policy specifications and insured limits to be in line with coverage customarily obtained by owners of similar properties and appropriate given the relative risk of loss and the cost of the coverage. Moreover, even if we do have coverage on a particular risk, it may not be sufficient to fully cover all of our losses. While we do maintain insurance against terrorism, earthquakes, hurricanes and flooding, there are certain types of losses, such as lease and other contract claims, acts of war and other acts of God that generally are not insured because such coverage is not available or it is not available at commercially reasonable rates. Moreover, we cannot predict whether all of the coverage that we currently maintain will be available to us in the future, or what the future costs or limitations on any coverage that is available to us will be.

Competition

In attracting and retaining residents to occupy our properties, we compete with numerous other housing alternatives. Our properties compete directly with other rental apartments as well as condominiums and single-family homes that are available for rent or purchase in the sub-markets in which our properties are located. Principal factors of competition include rent or price charged, attractiveness of the location and property and quality and breadth of services and amenities. If our competitors offer leases at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire.

The number of competitive properties relative to demand in a particular area has a material effect on our ability to lease apartment units at our properties and on the rents we charge. In certain sub-markets there exists an oversupply of single family homes and condominiums and a reduction of households, both of which affect the pricing and occupancy of our rental apartments. Additionally, we compete with other real estate investors, including other apartment REITs, pension and investment funds, partnerships and investment companies in acquiring, redeveloping and managing apartment properties. This competition affects our ability to acquire properties and the price that we pay in such acquisitions.

Employees

We are externally managed by our advisor pursuant to the advisory agreement between our advisor and us. All of our officers are employees of RAIT or its affiliates, and we do not have any employees.

Legal Proceedings

From time to time, we are party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, results of operations, or financial statements, taken as a whole, if determined adversely to us.

Corporate Information

Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, our telephone number is (215) 243-9000, and our website address is www.irtreit.com. The contents of that website are not incorporated by reference or otherwise made part of this prospectus.

OUR MANAGEMENT

Our General Management

We operate under the direction of our board of directors. Our board of directors is responsible for the overall management and control of our affairs. Our board of directors must approve all investment decisions involving the acquisitions of properties upon recommendations made by our advisor and in accordance with our investment guidelines, as set forth in “Our Business and Properties—Our Business Objectives and Strategy.”

We currently have four directors, three of whom are independent directors under standards established by the SEC and the NYSE MKT. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders or (if longer) until his or her successor is duly elected and qualifies.

Our board of directors has approved our objectives and strategies on investments and borrowing as described in this prospectus. The directors may establish further written objectives and strategies on investments and borrowings, or modify existing strategies and objectives, and will monitor our administrative procedures, investment operations and performance.

Our Directors and Officers

The following table sets forth information with respect to our directors and executive officers.

Name	Age	Position and Office
Scott F. Schaeffer	51	Chairman of the Board of Directors, Chief Executive Officer and President
James J. Sebra	37	Chief Financial Officer and Treasurer
William C. Dunkelberg	70	Independent Director
Robert F. McCadden	55	Independent Director
DeForest B. Soaries, Jr.	61	Independent Director

Scott F. Schaeffer has served as the chairman of our board of directors since January 2011 and our chief executive officer and president since February 2013. He has also served as the chief executive officer of RAIT since February 2009, its president since February 2008, its chairman since December 2010, its chief operating officer from February 2008 to February 2009, its co-president and co-chief operating officer from December 2006 to February 2008 and its president and chief operating officer from September 2000 to December 2006. Mr. Schaeffer served as the vice chairman of the board of directors of Resource America, Inc., a specialty finance company, from 1998 to 2000, the executive vice president of Resource America from 1997 to 1998, and a senior vice president of Resource America from 1995 to 1997. Mr. Schaeffer also served as President of Resource Properties, Inc., a wholly owned real estate subsidiary of Resource America, from 1992 to 2000. Mr. Schaeffer served as a director of Resource America until October 2002. Mr. Schaeffer was selected to serve on our board of directors primarily because of his substantial involvement in the acquisition and financing of apartment properties over his 26-year career in real estate. We believe that he is uniquely capable of committing our advisor’s resources to help us identify, acquire and finance investments in apartment properties. Mr. Schaeffer holds a Bachelor of Science in Commerce from Rider University in Lawrenceville, New Jersey.

James J. Sebra has served as our chief financial officer since May 2012 and our treasurer since January 2011. Mr. Sebra has also served as the chief financial officer and treasurer of RAIT since May 2012 and as the senior vice president-finance and chief accounting officer of RAIT from May 2007 to May 2012. Mr. Sebra joined RAIT in connection with its acquisition of Taberna and served as Taberna’s vice president and chief accounting officer from June 2005 until its acquisition on December 11, 2006. Prior to joining Taberna, Mr. Sebra served as the controller of Brandywine Realty Trust, a publicly held REIT, from 2004 to 2005. From 1998 to 2004, Mr. Sebra worked with Arthur Andersen LLP and KPMG LLP, public accounting firms, serving a variety of publicly held and privately held real estate companies and professional service firms. Mr. Sebra holds a Bachelor of Science in Accounting from Saint Joseph’s University in Philadelphia and a Master of Business Administration from Villanova University in Philadelphia.

William C. Dunkelberg, Ph.D. has served as one of our independent directors since February 2011. Dr. Dunkelberg has served as the chairman of the board of directors since July 2005 and member of the audit committee since 2003 of Liberty Bell Bank, a publicly-traded commercial bank chartered in New Jersey. He has served as Professor of Economics in the College of Liberal Arts at Temple University in Philadelphia, Pennsylvania since 1987, where he previously served as Dean of the School of Business and Management from 1987 to 1994. He has served as chief economist for the National Federation of Independent Business, a nonprofit industry association representing small and independent businesses, since 1973. Dr. Dunkelberg was a consultant to the National Federation of Independent Business from 1970 until he accepted the position as chief economist. He has served as Economic Strategist for Boenning & Scattergood, an independent investment banking firm, since April 2009. He co-founded Wireless Energy Solutions, a private company, in July 2009, and continues to serve on its board of directors. He previously served as a member of the board of directors of NCO Group, Inc., a public provider of business process outsourcing solutions, from 2000 until the company was sold in November 2006. Dr. Dunkelberg holds a Bachelor of Arts, a Master of Economics and a Doctor of Philosophy in Economics, each from the University of Michigan in Ann Arbor. Dr. Dunkelberg was selected to serve on our board of directors primarily because of his expertise in economics and banking and his experience as a director of both public and private companies.

Robert F. McCadden has served as one of our independent directors since February 2011. Mr. McCadden has served as executive vice president and chief financial officer of Pennsylvania Real Estate Investment Trust, a publicly-traded REIT (NYSE: PEI), since 2004. He was a partner of KPMG LLP, a national accounting firm, from 2002 to 2004. Before joining KPMG LLP, Mr. McCadden joined Arthur Andersen LLP in 1979 and became partner in 1993. He continued as a partner of Arthur Andersen LLP, a national accounting firm, until he joined KPMG LLP in 2002. He is a member of the American Institute of Certified Public Accountants (AICPA), the Pennsylvania Institute of Certified Public Accountants (PICPA), NAREIT and the International Council of Shopping Centers (ICSC). Mr. McCadden is a Certified Public Accountant and holds a Bachelor of Business Administration from Temple University. Mr. McCadden was selected to serve on our board of directors because of his accounting and financial expertise and experience with public REITs.

DeForest B. Soaries, Jr., D.Min. has served as one of our independent directors since February 2011. Dr. Soaries has served as a director for the Federal Home Loan Bank of New York since January 2009, a position which he previously held from February to December 2003. In this capacity, he served on the affordable housing committee that reviews and approves housing development projects for government funding. Since 1990, he has served as the Senior Pastor of the First Baptist Church of Lincoln Gardens in Somerset, New Jersey, where he currently leads a congregation of 7,000 members. From 2004 to 2005, he served as the first chairman of the U.S. Election Assistance Commission (EAC), appointed by former President George W. Bush and confirmed by the U.S. Senate. From 1999 to 2002, Dr. Soaries served as Secretary of State of New Jersey. In this capacity, he served for three years on the Governor’s Urban Coordinating Council that guided state policy on real estate development, most of which was apartment real estate development. Dr. Soaries was a professor at the Drew University Theological School in Madison, New Jersey from 1997 to 1999, Kean University in Union, New Jersey from 1993 to 1994 and Princeton Theological Seminary in Princeton, New Jersey from 1992 to 1993 and an assistant professor at Mercer County Community College in Trenton, New Jersey from 1989 to 1991. He has led the development, ownership, conversion and management of several apartment projects as a community development executive and is currently developing a mixed-use property with approximately 80 senior housing units. Dr. Soaries holds a Bachelor of Arts in Urban and Religious Studies from Fordham University in Bronx, New York, a Master of Divinity from Princeton and a Doctor of Ministry from United Theological Seminary in Dayton, Ohio. Dr. Soaries was selected to serve on our board of directors primarily because of his diverse background in banking, community development, apartment properties, government and as a director of the Federal Home Loan Bank of New York.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•

of the four persons who will serve on our board of directors immediately after the completion of this offering, three, or 75%, of our directors, have been determined by us to be independent for purposes of the NYSE MKT’s corporate governance listing standards and Rule 10A-3 under the Exchange Act, as amended;

•	we have opted out of the business combination and control share acquisition statutes in the MGCL; and

•	we do not have a stockholder rights plan.

Board Committees

We currently have a standing audit committee and, upon the completion of this offering, our board of directors will establish two additional standing committees: a compensation committee and a nominating and corporate governance committee. All of our standing committees will consist solely of independent directors, the principal functions of which are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

Our board of directors has established an audit committee consisting of our three independent directors, William C. Dunkelberg, Robert F. McCadden and DeForest B. Soaries, Jr. Mr. McCadden is the audit committee chairman and an audit committee financial expert, as defined by applicable rules promulgated by the SEC and the NYSE MKT corporate governance listing standards. Our audit committee operates pursuant to a written charter adopted by our board of directors. Among other things, the principal functions of the audit committee are oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

At or before completion of this offering, we will establish a compensation committee, which will consist of all of our independent directors, and will adopt a compensation committee charter that details the principal functions of the compensation committee. These functions will include:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	overseeing plans and programs related to the compensation of the advisor, including fees payable to the advisor pursuant to the advisory agreement with our advisor;

•	implementing and administering our incentive compensation equity-based remuneration plans, if any;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

At or before completion of this offering, we will establish a nominating and corporate governance committee, which will consist of all of our independent directors, and will adopt a nominating and corporate governance committee charter that details the principal functions of the nominating and corporate governance committee. These functions will include:

•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;

•

annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE MKT corporate governance listing standards; and

•	overseeing the board of directors’ evaluation of management.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE MKT regulations.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics. The code of business conduct and ethics has been designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Waivers to the code of business conduct and ethics may only be granted by a majority of the independent directors of our board of directors. In the event that the independent directors grant any waivers to the code of business conduct and ethics for any of executive officers and directors, we will promptly disclose such waivers as required by law or NYSE MKT regulations.

Compensation of Directors

Our director compensation is designed with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Our independent directors receive an annual fee of $30,000, payable quarterly, and are reimbursed for their out-of-pocket expenses in attending board and committee meetings. Our audit committee chairperson receives an additional annual fee of $10,000, payable quarterly. We also intend to issue to each of our independent directors 3,000 shares of our common stock annually pursuant to our independent directors compensation plan, which operates as a sub-plan of our long term incentive plan described below. An independent director is also entitled to receive his or her annual fee in the form of our common stock or a combination of common stock and cash, at his or her election.

Compensation of Officers

Because our advisory agreement provides that our advisor is responsible for managing our affairs, our officers have not received, nor do we expect they will in the future receive, any cash compensation from us for their services as our officers. Instead, we pay our advisor the fees described under “Our Advisor, Our Property Manager and Related Agreements—Advisory Agreement.” We may, however, compensate our officers with restricted or unrestricted shares of our common stock in accordance with our long term incentive plan. Our board of directors (including a majority of our independent directors) will determine if and when any of our officers will receive restricted or unrestricted shares of our common stock. As of the date of this prospectus, we have not granted any shares of our common stock to our officers as compensation or otherwise. Additionally, our officers are officers of one or more of our affiliates and are compensated by those entities (including RAIT), in part, for their services rendered to us.

Long Term Incentive Plan

We adopted our long term incentive plan to:

•	furnish incentives to individuals chosen to receive shares to improve our operations and increase profits;

•	encourage selected persons to accept or continue employment with our advisor and its affiliates; and

•	increase the interest of our employees, officers and directors in our welfare through their participation in the growth in the value of our common shares.

The long term incentive plan provides us with the ability to grant awards of restricted or unrestricted shares to directors, officers, employees of, and certain consultants to, our company, our advisor, its affiliates or other entities that provide services to us. There are 800,000 shares of common stock available for future issuance under the plan.

Awards of unrestricted shares will fully vest and become non-forfeitable on the grant date. Restricted share awards entitle the recipient to restricted shares from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to any unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of our common stock will be subject to the same restrictions as the underlying restricted shares.

Limitation of Liability and Indemnification of Our Directors, Officers and Advisor

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages unless:

•	the person actually received an improper benefit or profit in money, property or services; and

•

the person is adjudged to be liable based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the person was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•	the person actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification, even though the person did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by a corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits the advance of reasonable expenses to a director, officer, employee or agent of a corporation upon receipt of (a) a written affirmation by the person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

We intend to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against or incurred by them in their capacities with us or arising out of such status. Until we purchase our own insurance, our directors and officers are covered under RAIT’s directors’ and officers’ liability insurance.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and advance all related expenses, to the maximum extent permitted by Maryland law and subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

OUR ADVISOR, OUR PROPERTY MANAGER AND RELATED AGREEMENTS

Our Advisor

We are externally managed and advised by our advisor pursuant to an advisory agreement. See “—Our Advisory Agreement.” Our advisor is indirectly wholly owned by RAIT and our advisor’s operations are managed by a board of managers selected by RAIT. Our advisor is located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104 and its telephone number is (215) 243-9000. Each of our officers is an officer of RAIT.

The following table sets forth information regarding our advisor’s managers and executive officers.

Name	Age	Position and Office
Scott F. Schaeffer	51	Chief Executive Officer and Manager
Farrell M. Ender	37	President
James J. Sebra	37	Treasurer
Raphael Licht	45	Manager

The biographical summaries of Messrs. Schaeffer and Sebra are described in “Our Management—Our Directors and Officers.” Below is a brief description of the other executive officers of our advisor.

Farrell M. Ender has served as the President of Independence Realty Advisors (“IRA”) since April 2013, as Senior Vice President of RAIT since May 2011 and as Vice President of RAIT from October 2002 through May 2011. His experience includes the acquisition, property management, construction management and disposition of apartment properties. In his capacity as Senior Vice President of RAIT, Mr. Ender was responsible for investing and structuring both debt and equity in commercial real estate properties for RAIT. During that time period Mr. Ender invested over $1.2 billion of which $833 million was directed into 65 apartment properties containing over 14,000 units. Mr. Ender served as Vice President in RAIT’s underwriting department where he was responsible for performing due diligence and underwriting for approximately $300 million of investments over that time period. Prior to joining RAIT, from 1999 to 2002 Mr. Ender held various real estate positions at Wachovia/Maher Partners, The Staubach Company and Toll Brothers. Mr. Ender received a BBA with a major in finance from James Madison University.

Raphael Licht has served as a manager since February 2011. He has also served as the chief operating officer of RAIT since February 2009, its secretary since December 2006, and its chief legal officer and chief administrative officer from December 2006 to February 2009. Mr. Licht joined RAIT in connection with the Taberna acquisition and was Taberna’s chief legal officer and secretary from March 2005 and Taberna’s executive vice president and chief administrative officer from April 2006 until its acquisition on December 11, 2006. Mr. Licht also served as the chief legal officer of Cohen & Company, an investment banking firm, from 2001 to April 2006. From 2000 until 2001, Mr. Licht served as general counsel at iATM global.net Corporation, a joint venture between TRM Corporation and NCR Corporation to develop software for automated teller machines. From 1997 until 2000, Mr. Licht was an associate with Morgan Lewis & Bockius LLP, a law firm, specializing in structured finance and securitizations. From 1996 to 1997, Mr. Licht was an associate at Ledgewood, P.C., a law firm, specializing in real estate and securities law. Mr. Licht holds a Bachelor of Arts in Political Science from the University of Chicago and a Juris Doctor from Boston College Law School.

Our Advisory Agreement

Duties of Our Advisor. Our amended and restated advisory agreement provides that our advisor must manage our business and affairs in accordance with the policies and guidelines established by our board of directors and described in this prospectus, and that the advisor is under the supervision of our board of directors. The agreement requires our advisor to provide us with all services necessary or appropriate to conduct our business, including the following:

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locating, presenting and recommending to us real estate investment opportunities consistent with our investment policies, acquisition strategy and objectives, including our conflicts of interest policies;

•	structuring the terms and conditions of transactions pursuant to which acquisitions and dispositions of properties will be made;

•	acquiring properties on our behalf in compliance with our investment objectives and strategies;

•	arranging for the financing and refinancing of properties;

•	administering our bookkeeping and accounting functions;

•	serving as our consultant in connection with policy decisions to be made by our board of directors, managing our properties or causing our properties to be managed by another party;

•

monitoring our compliance with regulatory requirements, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, NYSE MKT standards and standards under the Code to maintain our status as a REIT; and

•	rendering other services as our board of directors deems appropriate.

Our advisor must obtain the prior approval of our board of directors, in connection with:

•	any investment for which the portion of the consideration paid out of our equity equals or exceeds $25,000,000, or

•

any investment that is inconsistent with the publicly disclosed investment guidelines as in effect from time to time, or, if none are then publicly disclosed, as otherwise adopted by the board from time to time.

For these purposes, “equity” means our cash on hand, exclusive of the proceeds of any debt financing incurred or to be incurred in connection with the relevant investment.

Our advisor is required to refrain from any action that, in its sole judgment, or in the sole judgment of our board of directors, made in good faith:

•

would adversely affect the our qualification as a REIT under the Code, unless the board of directors had determined that REIT qualification is not in the best interests of the our company and our stockholders;

•	would subject us to regulation under the Investment Company Act of 1940, as amended;

•	is contrary to or inconsistent with our investment guidelines; or

•

would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over us or our shares of common stock, or otherwise not be permitted by our charter or bylaws.

Reimbursement of Expenses. Our amended and restated advisory agreement requires that we pay directly or reimburse our advisor for documented offering expenses and operating expenses paid or incurred by our advisor in connection with the services it provides us under the agreement, as described below under “—Compensation to Our Advisor and Our Property Manager;” provided, that any expenses payable by us or reimbursable to our advisor pursuant to the agreement will not be in amounts greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Our advisor will prepare a statement documenting all expenses incurred during each month, and will deliver such statement to us within 15 days after the end of each month. Such expenses will be reimbursed by us no later than the 15th business day immediately following the date of delivery of such statement of expenses to us.

Quarterly Base Management Fee. Our amended and restated advisory agreement requires that we pay our advisor a quarterly base management fee, as described under “—Compensation to Our Advisor and Our Property Manager.” The base management fee is payable quarterly in arrears in cash, unless our advisor elects, in its sole discretion, to receive all or a portion of such fee in shares of our common stock, subject to the limitations set forth below under “—Limitations on Receiving Shares.” The number of shares issued to our advisor as payment for the quarterly basement management fee will be equal to the dollar amount of the portion of such fee that is payable in shares divided by the volume-weighted average closing price of our shares of common stock for the ten trading days prior to the end of the quarter for which such fee will be paid, which we refer to as the fee VWAP. Our advisor will compute each installment of the base management fee within 15 business days after the end of the quarter with respect to which such installment is payable. A copy of the computations made by our advisor to calculate such installment will thereafter, for informational purposes only, promptly be delivered to our board of directors and, upon such delivery, payment of such installment of the base management fee shown therein will be due and payable no later than 20 business days after the end of the quarter with respect to which such installment is payable.

Quarterly Incentive Fee. Our amended and restated advisory agreement requires that we pay our advisor a quarterly incentive fee, as described under “—Compensation to Our Advisor and Our Property Manager.” The incentive fee is payable quarterly in arrears in cash, unless our advisor elects, in its sole discretion, to receive all or a portion of such fee in shares of our common stock, subject to the limitations set forth below under “—Limitations on Receiving Shares.” The number of shares issued to our advisor as payment for the incentive fee will be equal to the dollar amount of the portion of such fee that is payable in shares divided by the fee VWAP. Our advisor will compute each installment of the incentive fee within 30 days after the end of each quarter with respect to which such installment is payable. A copy of the computations made by our advisor to calculate such installment will thereafter promptly be delivered to our board of directors, and payment of such incentive fee will be due and payable no later than 5 business days after the date of delivery to our board of directors of such computations. The amount of incentive fee may be increased or decreased, if our advisor agrees and if a majority of our independent directors determines in the exercise of reasonable discretion that the amount so calculated is not equitable based upon facts and circumstances that may include, without limitation, dividend payments, market conditions, managerial performance or other factors.

Term of the Advisory Agreement. The amended and restated advisory agreement has a term of four years, which commenced May 7, 2013, and will be automatically renewed for additional one-year terms on each anniversary of the advisory agreement unless terminated by our advisor or by us. We may terminate the advisory agreement only for (i) cause (as defined in the advisory agreement) or (ii) for a change of control of our advisor or RAIT (as defined in the advisory agreement), if our independent directors determine that the change of control is materially detrimental to us, and, for either (i) or (ii), upon the affirmative vote of our independent directors or the affirmative vote of the holders of not less than a majority of the outstanding shares of our common stock. Our advisor may terminate the advisory agreement for good reason or for a company change of control (each as defined in the advisory agreement). Any such termination must be upon not less than 180 days’ prior notice. If we terminate the agreement without cause, or if the advisor terminates the agreement because of a material breach of the agreement by us or as a result of a change of control of our company, we must pay our advisor a termination fee. The termination fee is payable in cash unless our advisor elects, in its sole discretion, to receive all or a portion of the termination fee in shares of our common stock, subject to the limitations set forth below under “—Limitations on Receiving Shares.” The number of shares issued to our advisor as payment for the termination fee will be equal to the dollar amount of the portion of such fee that is payable in shares divided by the fee VWAP for the ten trading days prior to the termination date. See “—Compensation to Our Advisor and Our Property Manager,” below.

Limitations On Receiving Shares. The ability of our advisor to receive shares of our common stock as payment for of all or a portion of the base management fee, incentive fee or termination fee due under the terms of our amended and restated advisory agreement is subject to the following limitations: (i) the ownership of such shares of common stock by our advisor not violating the ownership limitations set forth in our charter, after giving effect to any exception from such ownership limitations that our board of directors may grant to our advisor or its affiliates; and (ii) our compliance with all applicable restrictions under the U.S. federal securities laws and the rules of the NYSE MKT. To the extent that payment of any fee in shares of our common stock would result in a violation of the ownership limits set forth in our charter (taking into account any applicable waiver or any restrictions imposed under the U.S. federal securities laws or the rules of the NYSE MKT ), all or a portion of such fee payable to our advisor will be payable in cash to the extent necessary to avoid such violation.

Liability and Indemnification of Advisor. Under the advisory agreement, we are also required to indemnify the advisor and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to the advisor’s acts or omissions.

Other Activities of Advisor and its Affiliates. The advisor and its affiliates expect to engage in other business ventures, and as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, the advisor must devote sufficient resources to our administration to discharge its obligations. The advisor may assign the advisory agreement to an affiliate upon approval of a majority of the independent directors. We may assign or transfer the advisory agreement to a successor entity.

Potential Acquisition of our Advisor. Many REITs which are listed on a national stock exchange are considered “self-managed,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self-managed, like us, typically engage a third party, such as our advisor, to perform management functions on its behalf. Our independent directors may determine that we should become self-managed through the acquisition of our advisor, which we refer to as an internalization transaction. See “Risk Factors—If we internalize our management functions, your interest in our company could be diluted, and we could incur other significant costs associated with being self-managed.”

Our Property Manager

Jupiter, our property manager, is a Delaware limited liability company formed on April 9, 2009 as an indirect subsidiary of Jupiter Realty Company, a Chicago-based residential and commercial real estate firm established in 1985. RAIT owns a 75% controlling equity interest in our property manager. Our property manager is a full-service apartment property management company that employs approximately 315 staff and professionals and manages approximately 10,600 apartment units for RAIT and third parties. Jupiter provides property management services to us under the terms of management agreements entered into on a property-by-property basis. Our property manager provides services to us in connection with the rental, leasing, operation and management of our properties. Our property manager is located at 401 North Michigan Avenue, Suite 1300, Chicago, Illinois. Its telephone number is (312) 924-1601.

The management agreements can be amended by written instrument executed by the party against whom the amendment is asserted. Such management agreements can be terminated at any time for negligence or misconduct in the performance of the property manager’s duties and will terminate upon written notice from our operating partnership to the property manager. The management agreements will also terminate upon our property manager’s bankruptcy, receivership, reorganization or similar financial difficulties relating to its insolvency.

Compensation to Our Advisor and Our Property Manager

The following table sets forth the compensation of our advisor, property manager and their affiliates.

Type of Compensation (Recipient)	Determination of Amount	Payment

Offering

Reimbursement of Offering Expenses (Advisor)(1)	Offering expenses include all expenses, other than underwriting discounts, paid or to be paid by us in connection with offerings of our securities (including shares of common stock in this offering), including our legal, accounting, printing, mailing and filing fees and other documented offering expenses. To the extent that our advisor pays our offering expenses, we will reimburse our advisor for these amounts.	Cash in an amount equal to documented offering expenses incurred.

Ongoing Operations

Quarterly Base Management Fee (Advisor)(2)(3)	0.1875% of average gross real estate assets as of the last day of such quarter. Average gross real estate assets means the average of the aggregate book value of our real estate assets (excluding the book values attributable to the eight properties in our existing portfolio) before reserves for depreciation or other similar non-cash reserves. We will compute average gross real estate assets by taking the average of the book values of our properties (excluding the eight properties in our existing portfolio) at the end of each month during the quarter for which we are calculating the fee.	Quarterly in arrears in cash, shares of our common stock (valued at fee VWAP) or any combination thereof at the election of our advisor.

Quarterly Incentive Fee (Advisor)(2)(3)

We will pay our advisor an incentive fee based on our pre-incentive fee Core FFO, as defined below. The incentive fee is computed at the end of each fiscal quarter as follows:

•   no incentive fee in any fiscal quarter in which our pre-incentive fee Core FFO does not exceed the hurdle rate of 1.75% (7% annualized) of the cumulative gross proceeds from the issuance of our equity securities that we have obtained as of the end of such quarter; and

•   20% of the amount of our pre-incentive fee Core FFO that exceeds 1.75% (7% annualized) of the cumulative gross amount proceeds from the issuance of our equity securities that we have obtained as of the end of such quarter.

Payable in cash, shares of our common stock (valued at the fee VWAP) or any combination thereof at the election of our advisor.

Core FFO is calculated by adjusting our FFO for items that do not reflect ongoing property operations, such as acquisition expenses, expensed costs related to the issuance of shares of our common stock and equity-based compensation expenses. We will further adjust Core FFO to include any realized gains or losses on our real estate investments when calculating the incentive fee only. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for additional information.

Type of Compensation (Recipient)	Determination of Amount	Payment

Reimbursement of Operating Expenses (Advisor)(3)	We will reimburse our advisor for all of its out-of-pocket expenses in performing its services, excluding salaries and other compensation of its personnel, but including legal, accounting, financial, due diligence and other services that outside professionals or outside consultants would otherwise perform. We will also pay our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our advisor required for our operations.	Monthly in cash based on documented expenses incurred.

Termination Fee (Advisor)(2)	Upon termination of the advisory agreement by us without cause or by our advisor if we materially breach the advisory agreement, our advisor will be entitled to a termination fee payable in cash, shares of our common stock (valued at the fee VWAP) or any combination thereof at the election of our advisor. The termination fee, if any, will be equal to four times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee, in each case calculated based on the eight full calendar quarters immediately preceding the termination date.	Payable in cash, shares of our common stock (valued at the fee VWAP) or any combination thereof at the election of our advisor, upon termination of the advisory agreement by us without cause or by our Manager for good reason.

Property Management and Leasing Fees (Property Manager)	4% of our gross revenues, payable to Jupiter. Additionally, we may pay Jupiter a separate fee for the one—time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arms’ length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.	Payable quarterly in arrears in cash.

(1)	We estimate that the total expenses of this offering (exclusive of the underwriting discount and commissions) will be approximately $620,000.
(2)	The advisor’s ability to receive shares of our common stock as payment for all or a portion of any fee payable under the advisory agreement is subject to certain limitations. See “Our Advisor, Our Property Manager and Related Agreements—Our Advisory Agreement—Limitations on Receiving Shares.”
(3)	With respect to joint venture investments, the base management fee, incentive fee and reimbursement of operating expenses will be made based upon our pro-rata share of the joint venture’s assets, FFO and operating expense reimbursements, respectively.

PRINCIPAL STOCKHOLDERS

The following table provides, as of August 12, 2013, information regarding the number and percentage of shares of our common stock beneficially owned by each director, each executive officer, all directors and executive officers as a group and any person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of August 12, 2013, we had 5,643,540 shares of common stock outstanding held by 22 stockholders of record. Beneficial ownership includes outstanding shares and shares which are not outstanding, but that any person has the right to acquire within 60 days after the date of this prospectus. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as otherwise provided, the person named in the table has sole voting and investing power with respect to all shares beneficially owned by him.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent Before Offering(1)	Percent After Offering(2)
Directors and Executive Officers:
Scott F. Schaeffer	*	*	*
James J. Sebra	*	*	*
William C. Dunkelberg	*	*	*
Robert F. McCadden	*	*	*
DeForest B. Soaries, Jr.	*	*	*
All directors and executive officers as a group (5 persons)	*	*	*
5% Stockholders:
RAIT Financial Trust(3)	5,594,900	99.1%	58.0%

*	Less than 1%
(1)	Based on 5,643,540 shares of common stock outstanding as of August 12, 2013.
(2)	Reflects 4,000,000 shares of our common stock to be issued in this offering, but assumes that the underwriters do not exercise their overallotment option.
(3)	The beneficial owner’s address is Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104.

CONFLICTS OF INTEREST

We are entirely dependent upon our advisor and our property manager for our day-to-day management and do not have any independent employees. Our executive officers, one of whom is also the chairman of our board of directors, serve as officers and/or directors of RAIT and its affiliates, and RAIT owns, and will continue to own following completion of this offering, a significant portion of the outstanding shares of our common stock. As a result, conflicts of interest may arise between our advisor, RAIT and our property manager, on the one hand, and us on the other. These include the following:

RAIT’s ownership of a significant portion of the outstanding shares of our common stock could give RAIT the ability to control the outcome of matters submitted for stockholder approval and otherwise allow RAIT to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders.

Our board of directors has granted such an exception for RAIT and its subsidiaries to own, in the aggregate, up to 100% of our outstanding common stock as of the date of this prospectus. As of August 12, 2013, RAIT beneficially owned 5,594,900 shares of our common stock, which represented approximately 99.1% of our outstanding common stock and, upon completion of this offering, assuming no exercise of the underwriters’ overallotment option, will beneficially own approximately 58.0% of our outstanding common stock. As a result of RAIT’s significant ownership in our company, RAIT will have significant influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders, including the ability to control the outcome of matters submitted to our stockholders for approval such as the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In particular, this concentrated voting control could delay, defer or prevent a change of control, merger, consolidation or sale of all or substantially all of our assets that our other stockholders and our board support. Conversely, RAIT’s concentrated voting control could result in the consummation of such a transaction that our other stockholders and our board do not support.

Our executive officers have interests that may conflict with the interests of stockholders.

Our executive officers are also affiliated with or are executive officers and stockholders of RAIT. These individuals may have personal and professional interests that conflict with the interests of our stockholders with respect to business decisions affecting us and our operating partnership. As a result, the effect of these conflicts of interest on these individuals may influence their decisions affecting the negotiation and consummation of the transactions whereby we acquire apartment properties in the future from RAIT, or in the allocation of investment opportunities to us by RAIT or its affiliates.

We may pursue less vigorous enforcement of terms of the contribution agreements for the apartment properties we acquired from RAIT because of conflicts of interest with our senior management team.

Our executive officers, one of whom is also chairman of our board of directors, have ownership interests in and professional responsibilities with RAIT, which contributed apartment properties to our operating partnership. As part of the contribution of these properties, RAIT made limited representations and warranties to us regarding the properties and interests acquired. See “Risk Factors—General Risks Related to Investments in Real Estate—We may have assumed unknown liabilities in connection with the acquisition of the apartment properties contributed by RAIT.” Any indemnification from RAIT related to the contribution is limited. We may choose not to enforce, or to enforce less vigorously, our rights under the contribution agreements due to our ongoing relationship between our executive officers and RAIT.

We face conflicts of interest relating to financing arrangements with RAIT for the acquisition of apartment properties that would not be present with third-party financing.

Two of the apartment properties we acquired from RAIT were subject to financing provided by an affiliate of RAIT. RAIT may make financing available to us in the future. Such financing arrangements may involve conflicts of interest not otherwise present with other methods of financing, including:

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that RAIT may sell or securitize our loan agreements with a third party, in which case our loan would become subject to the rights of the assignee or transferee whose interests may not be the same as RAIT’s interests;

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that RAIT may in the future have interests that are or that become inconsistent with our interests, which may cause us to disagree with RAIT as to the best course of action with respect to the payment terms, remedies available under and refinancing of the loans; any such disagreement may not be resolved to our satisfaction;

•

that in the event of our default on any loan, RAIT may determine to foreclose upon the collateral without pursuing alternative remedies such as renegotiation of loan terms or workouts that a third-party lender might pursue; and

•	that our executive officers are also executive officers or employees of RAIT and would be responsible for negotiating the terms of any future loan agreement on our behalf as well as on RAIT’s behalf.

RAIT may also make a loan as part of a lending syndicate with third parties, in which case we expect that RAIT would enter into an intercreditor agreement that will define its rights and priority with respect to the underlying collateral. The third-party lending syndicate may also have interests that differ with our interests as well as the interests of RAIT.

Our advisor, our property manager, our executive officers and their affiliates may face conflicts of interest and competing demands on their time, which could adversely impact your investment.

We do not have any employees and, as a result, rely on the employees of our advisor our property manager and its affiliates for the day-to-day operation of our business. Each of our executive officers is also an officer or employee of RAIT and its affiliates. As a result, all of these individuals owe fiduciary duties to these other entities and their stockholders, members and limited partners. Because RAIT and its affiliates engage in other business activities, the employees of RAIT and its affiliates may experience conflicts of interest in allocating their time and resources among our business and these other activities. The amount of time that our advisor and its affiliates spend on our business will vary from time to time, although we expect that they will devote more time to us while we are acquiring properties. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. While we expect that, as our real estate activities expand, our advisor will attempt to hire additional employees who would devote substantially all of their time to our business, there is no assurance that our advisor will devote adequate time to our business. If our advisor suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of the foregoing events occur, the returns on our investments, our ability to make distributions to stockholders and the trading price of our common stock may suffer.

Property management services are being provided by an affiliated party, which may impact our sale of properties, and as a result, affect your investment.

Because the property manager will receive significant fees for managing our properties, our advisor may face a conflict of interest when determining whether we should sell properties under circumstances where the property manager would no longer manage the property after the transaction. As a result, we may not dispose of properties when it would be in our best interests to do so.

If we acquire properties from affiliates of our advisor, the price may be higher than we would pay if the transaction were the result of arms’ length negotiations.

The prices way pay to acquire properties from affiliates of our advisor will not be the subject of arms’ length negotiations, which means that the acquisitions may be on terms less favorable to us than those negotiated in an arms’ length transaction. Even though we expect to use an independent third-party appraiser to determine fair market value when acquiring properties from our advisor and its affiliates, we may pay more for particular properties than we would have in an arms’ length transaction, which would reduce our cash available for investment in other properties or distribution to our stockholders.

Our advisor and its affiliates receive fees and other compensation based upon our investments, which may impact operating decisions, and as a result, affect your investment.

Our advisor and its affiliates receive fees based, in part, on the value of our investments, and are in a position to make decisions about our investments, and the amount of leverage we use to acquire our investments, in ways that could maximize fees payable to our advisor and its affiliates. Some compensation is payable to our advisor whether or not there is cash available to make distributions to our stockholders. As a result, our advisor and its affiliates may benefit from us retaining ownership, and leveraging, our assets, while our stockholders may be better served by the sale or disposition of, or lack of leverage on, the assets.

The incentive fee we pay our advisor may induce it to make riskier investments.

The incentive fee payable by us to our advisor is determined based on Core FFO, which may create an incentive for our advisor to make investments that are risky or more speculative than would otherwise be in our best interests. In evaluating investments and other management strategies, the incentive fee structure may lead our advisor to place undue emphasis on the maximization of Core FFO at the expense of other criteria, such as preservation of capital, in order to increase its incentive fee. Investments with higher yields generally have higher risk of loss than investments with lower yields, and could result in higher investment losses, particularly during cyclical economic downturns, which could adversely affect the trading price of our common stock.

We may be obligated to pay our advisor quarterly incentive fees even if we incur a net loss during a particular quarter and our advisor will receive a base management fee regardless of the performance of our portfolio.

Our advisor is entitled to a quarterly incentive fee based on our pre-incentive fee Core FFO, which will reward our advisor if our quarterly pre-incentive fee Core FFO exceeds 1.75% of our adjusted stockholders’ equity. Our Core FFO for a particular quarter will exclude the effect of any unrealized gains, losses or other items during that quarter that do not affect realized net income, even if these adjustments result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our advisor an incentive fee for a fiscal quarter even if we incur a net loss for that quarter as determined in accordance with GAAP. In addition, our advisor is entitled to receive a base management fee based on a percentage of our gross assets (excluding the eight properties in our existing portfolio), regardless of our performance or its performance in managing our business. Our advisor will also receive reimbursement of expenses and fees incurred directly on our behalf regardless of its or our performance. As a result, even if our advisor does not identify profitable investment opportunities for us, it will still receive material compensation from us. This compensation structure may reduce our advisor’s incentive to devote time and effort to seeking profitable opportunities for our portfolio.

We may compete with other entities affiliated with RAIT for tenants.

RAIT and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business ventures, including ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate. RAIT currently owns one property in the same market as our Tresa at Arrowhead property (see “—Certain Conflict Resolution Measures” below) and, although its primary focus is providing debt financing rather than acquiring apartment properties, as of March 31, 2013 it had approximately $63.9 million available for investment. RAIT and/or its affiliates may in the future own, manage or finance properties in the same geographical areas in which we expect to acquire real estate assets. Therefore, our properties may compete for tenants with other properties owned, managed or financed by RAIT and its affiliates. RAIT may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned, managed or financed by RAIT and its affiliates, and these conflicts of interest may lessen our ability to attract and retain tenants.

Certain Conflict Resolution Measures

Allocation of Investment Opportunities

We rely on RAIT and its executive officers, and real estate professionals acting on behalf of our advisor, to identify suitable investments. Such executive officers and real estate professionals currently serve as officers of RAIT and may in the future serve as advisors and managers for other real estate investment programs sponsored by RAIT. As such, many investment opportunities may be suitable for us as well as other real estate programs sponsored by RAIT or its affiliates, and we will rely upon the same executive officers and real estate professionals to identify suitable investments for us as such other programs. Subject to the allocation methodology described below, such real estate professionals have complete discretion in allocating investment opportunities, and as a result, could direct attractive investment opportunities to other entities or investors. Our board of directors has a duty to ensure that the method used by our advisor for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.

Before RAIT or our advisor may take advantage of an investment opportunity for its own account or recommend it to others, the advisor is obligated to present such opportunity to us if (a) such opportunity is a fee simple interest in an apartment property and compatible with our investment objectives and policies, (b) RAIT or an affiliate does not have an existing investment in the opportunity, (c) such opportunity is of a character which could be taken by us, and (d) we have financial resources, including cash and available debt financing, that our board of directors, in consultation with our advisor, determines would be sufficient to take advantage of such opportunity. In the event RAIT or an affiliate has an existing direct or indirect investment in a property that would otherwise be suitable for us, RAIT or such affiliate, as the case may be, will have the right to acquire such property, directly or indirectly, without first offering us the opportunity to acquire the property.

In determining whether or not an investment opportunity is suitable for more than one entity, our advisor will examine such factors, among others, as the cash requirements of each entity, the effect of the acquisition both on diversification of each entity’s investments by type of property and geographic area and on diversification of the tenants of its properties, the policy of each entity relating to leverage of properties, the anticipated cash flow of each entity, the income tax effects of the purchase to each entity, the size of the investment and the amount of funds available to each program and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of the acquisition of such investment or a delay in the construction of a property, causes any such investment, in the opinion of our board of directors and the advisor, to be more appropriate for an entity other than the entity that committed to make the investment, the advisor may determine that the other entity affiliated with the advisor or its affiliates will make the investment.

Currently, we expect that this allocation methodology would be applied only between ourselves and RAIT because none of our affiliates other than RAIT currently invests directly in real properties. As of the date of this prospectus, neither RAIT nor any real estate investment program sponsored by RAIT competes directly with us for investment opportunities in apartment properties that are consistent with our investment objectives and policies or for tenants, but we can provide no assurances that either RAIT or entities sponsored or affiliated with RAIT will not compete with us for such opportunities or for tenants in the future. RAIT owns one Class B apartment property in the same market as our Tresa at Arrowhead property, which is a Class A property, but we do not consider the property owned by RAIT to compete directly with our Tresa at Arrowhead property for tenants because of various factors, including differences in classification and in the geographic locations of the properties within the market. RAIT or entities sponsored by RAIT may consider making investments in apartment properties in the future or may acquire direct ownership of such properties through foreclosure of mortgage loans they hold. Because of the size of the markets in which we expect to acquire our properties, we do not expect that the competition, if any, for properties or tenants will materially adversely affect us. RAIT is a public reporting company that discloses its liquidity and capital resources available for new investments in its reports filed with the SEC.

Independent Directors

In order to reduce the risks created by conflicts of interest, our board is comprised of a majority of persons who are independent directors. Among the matters we expect the independent directors to act upon are:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates;

•	offerings of our securities;

•	sales of properties and other investments;

•	investments in properties;

•	borrowings;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with RAIT and advisor;

•	whether and when we seek to become self-managed, which decision could lead to our acquisition of our advisor and affiliates at a substantial price; and

•	whether and when our company or its assets are sold.

A majority of our board of directors, including a majority of our independent directors, will approve any investments we acquire from RAIT, our advisor, our directors or any of their respective affiliates. All of our directors have fiduciary duties to us and our stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory and Property Management Agreements

We have entered into an amended and restated advisory agreement with our advisor, as further amended in July 2013, and have entered into and expect we will in the future enter into property management agreements with Jupiter, under which they have received and will continue to receive substantial fees. We describe these agreements and the fees in “Our Advisor, Our Property Manager and Related Agreements.” During the three months ended March 31, 2013, we paid our advisor $102,000 of financing coordination fees and $82,000 of asset management fees and paid Jupiter $185,000 of property management fees. During the three months ended March 31, 2012, we paid our advisor $53,000 in asset management fees and paid Jupiter $157,000 of property management fees. During the year ended December 31, 2012, we paid our advisor $240,000 of asset management fees and paid Jupiter $655,000 of property management fees. During the year ended December 31, 2011, we paid our advisor $9,000 in asset management fees and paid Jupiter $339,000 in property management fees. Our advisor has incurred $4,392,000 of organizational and offering costs from our date of inception through March 31, 2013, of which $34,000 has been reimbursed to our advisor. In addition, we changed our transfer agent in May 2013 and, in July 2013, our advisor agreed to reimburse us for $132,000 of transfer agent fees we had paid to our previous transfer agent.

Pursuant to our amended and restated advisory agreement, our advisor does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our advisor maintains a contractual, as opposed to a fiduciary, relationship with us. However, to the extent that officers of our advisor also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officer’s responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

Although our executive officers, all of whom are employees of RAIT, are not required to devote any pre-determined amount of time to the management of our business, such executive officers and other employees of our advisor are required to devote such time to our management as is necessary and appropriate, commensurate with our level of activity.

Contribution of Our Initial Seven Properties

We acquired seven of the eight properties in our existing portfolio from RAIT or affiliates of RAIT. The consideration paid for these properties was 5,111,700 common units of our operating partnership valued at $10.00 per unit, the public offering price in effect at the time of each acquisition. In addition, to fund certain closing costs in connection with the contributions, RAIT and its affiliates purchased 163,200 common units of our operating partnership at $10.00 per unit for an aggregate purchase price of $1,632,000. On May 7, 2013, RAIT exchanged all of its 5,274,900 common units for 5,274,900 shares of our common stock. Our board of directors, including a majority of our independent directors, considered RAIT’s cost basis in the properties and their appraised fair market values and approved the terms of the contribution of these properties by RAIT as being fair and reasonable to us and at a price no greater than either the costs of these properties to RAIT or their appraised fair market values. Each of the seven properties was appraised by CBRE, Inc., a nationally recognized appraisal firm that is independent of us and RAIT that was selected by our independent directors. Our advisor waived any asset management fees on each of the six properties acquired on April 29, 2011 for the first two years of our ownership.

Tresa At Arrowhead Financing

On April 29, 2011, we, through a subsidiary, entered into a Third Amendment to Loan and Security Agreement and Promissory Note with our operating partnership, RAIT and an affiliate of RAIT, which we refer to as the Tresa Loan Amendment, pursuant to which we, among other things, assumed a loan in the original principal amount of $36,675,000, of which $27,500,000 was outstanding as of the date of assumption (which we refer to as the Tresa Loan). Pursuant to the Tresa Loan Amendment, RAIT, the original lender under the Tresa Loan, assigned its interest in the Tresa Loan to an affiliate. The Tresa Loan accrues interest at 2.5% per annum through April 28, 2013 and, thereafter accrues interest at a percent per annum equal to the thirty-day London Interbank Offered Rate, or LIBOR, rounded upwards, if necessary, to the nearest 1/8 of one percent, plus 225 basis points. At any time following April 28, 2013, provided that we are not in default under any agreement governing the Tresa Loan, we may opt to fix the interest rate at a rate per annum equal to 275 basis points over a comparable interpolated swap rate for the remainder of the Tresa Loan.

During the years ended December 31, 2012 and 2011, the highest principal amount outstanding under the Tresa Loan was $27,500,000. During the three months ended March 31, 2013 and 2012, we repaid no loan principal and $171,875 and $173,785, respectively, in interest. During the years ended December 2012 and 2011, we repaid no loan principal and $698,958 and $469,792, respectively, in interest. At March 31, 2013, the Tresa Loan had an outstanding balance of $27,500,000.

Belle Creek Financing

On April 29, 2011, we, through a subsidiary, entered into a Fifth Amendment to Loan and Security Agreement and Promissory Note with our operating partnership, RAIT and an affiliate of RAIT, which we refer to as the Belle Creek Loan Amendment, pursuant to which we, among other things, assumed a loan in the original principal amount of $15,600,000, of which $10,575,000 was outstanding as of the date of assumption (which we refer to as the Belle Creek Loan). Pursuant to the Belle Creek Loan Amendment, RAIT, the original lender under the Belle Creek Loan, assigned its interest in the Belle Creek Loan to an affiliate. The Belle Creek Loan accrues interest at 2.5% per annum through April 28, 2013 and, thereafter accrues interest at a percent per annum equal to thirty-day LIBOR rounded upwards, if necessary, to the nearest 1/8 of one percent, plus 225 basis points. At any time following April 28, 2013, provided that we are not in default under any agreement governing the Belle Creek Loan, we may opt to fix the interest rate at a rate per annum equal to 275 basis points over a comparable interpolated swap rate for the remainder of the Belle Creek Loan.

During the years ended December 31, 2012 and 2011, the highest principal amount outstanding under the Belle Creek Loan was $10,575,000. During the three months ended March 31, 2013 and 2012, we repaid no loan principal and $66,094 and $66,828, respectively, in interest. During the years ended December 2012 and 2011, we repaid no loan principal and $268,781 and $180,656, respectively, in interest. At March 31, 2013, the Belle Creek Loan had an outstanding balance of $10,575,000.

Issuances of Common Stock and OP Units to RAIT NTR Holdings, LLC

On February 29, 2012, RAIT NTR Holdings, LLC, an indirect wholly owned subsidiary of RAIT, purchased 300,000 shares of our common stock for $10.00 per share, or $3,000,000 in the aggregate in cash. In connection with this transaction, our board of directors granted exemptions from the aggregate share ownership limit set forth in our charter.

As of May 7, 2013, RAIT NTR Holdings, LLC also owned Series B preferred units of our operating partnership, which it purchased for $3,500,000 in cash, and special limited partnership units. As of May 7, 2013, RAIT NTR Holdings, LLC also owned common and special units in our operating partnership, which it purchased for $659,000 in cash. On May 7, 2013, it exchanged all of its common units for shares of our common stock and the special units were terminated (see “—Contribution of Our Initial Seven Properties,” above). In connection with this offering, we expect that all of RAIT NTR Holdings, LLC’s Series B preferred units will be redeemed for $3.5 million in cash.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies that will be in place following the completion of this offering. These policies have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We have not in the past but may in the future offer equity or debt securities in exchange for property and repurchase or otherwise reacquire our shares. As described under “Our Business and Properties—Our Business Objectives and Strategy,” “—Outstanding Indebtedness” and “—Borrowing Policies,” we intend to borrow money in the ordinary course of business.

We may in the future, subject to gross income and asset tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We may make such investments for the purpose of exercising control over such entities.

We engage in the purchase and sale of investments. We have not in the past but may in the future make loans to third parties in the ordinary course of business for investment purposes in connection with the sale of one or more of our properties. We will not underwrite the securities of other issuers.

We intend to make available to our stockholders our annual reports including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statement with the SEC.

Our board of directors may change any of these policies without prior notice to, or a vote of, our stockholders.

DESCRIPTION OF STOCK

The following summary of the rights and preferences of the stock of our company assumes the effectiveness of our Sixth Articles of Amendment and Restatement and Second Amended and Restated Bylaws. While we believe that the following description covers the material terms of the stock of our company, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find Additional Information.”

General

We are authorized to issue 350,000,000 shares of stock, consisting of 300,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action on the part of our stockholders, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. As of August 12, 2013, we had 5,643,540 outstanding shares of common stock and 125 outstanding shares of preferred stock. Upon completion of this offering, 9,643,540 shares of our common stock will be issued and outstanding. We expect to redeem the 125 outstanding shares of our Series A preferred stock with proceeds from this offering. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Holders of our common stock:

•	are entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds;

•

in the event of any voluntary or involuntary liquidation or dissolution of our company, are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of any outstanding preferred stock and the satisfaction of all of our debts and liabilities; and

•

do not have preference, conversion, exchange, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Shares of our common stock will be held in uncertificated form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer.

Stockholder Voting

Except as otherwise provided, all shares of common stock will have equal voting rights. Because stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board of directors. The voting rights per share of our equity securities issued in the future will be established by our board of directors.

Under Maryland law and our charter, generally we may not, without the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter:

•

amend our charter to increase or decrease the number of authorized shares of stock of any class or series or the aggregate number of authorized shares of stock and except for a change of our name, a change of the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock or certain reverse stock splits;

•	sell all or substantially all of our assets other than in the ordinary course of our business;

•	cause a merger or consolidation of our company;

•	effect a statutory share exchange; or

•	dissolve our company.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to the Maryland General Corporation Law and our charter and bylaws, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) by the unanimous consent in writing or by electronic transmission of each stockholder entitled to vote on the matter or (b) if the action is advised and submitted for stockholder approval by our board of directors, by a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting.

Preferred Stock

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors shall approve.

In order to facilitate our qualification as a REIT, on January 3, 2012, we classified 125 shares of our preferred stock as 12.5% Series A cumulative non-voting preferred stock, $0.01 par value per share, which we refer to as Series A preferred stock. We intend to redeem all outstanding shares of our Series A preferred stock upon completion of this offering.

Issuance of Additional Securities and Debt Instruments

Our board of directors is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as it may deem advisable and to classify or reclassify any unissued shares of capital stock of our company without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, a private or public offering or another financial arrangement. Our board of directors, without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on Ownership and Transfer

In order to maintain our qualification as a REIT, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of U.S. federal income tax laws, more than 9.8% in value of the aggregate of our outstanding shares and 9.8% in value or in number, whichever is more restrictive, of any class or series of the outstanding shares of our stock.

Our charter provides for certain circumstances where our board of directors may except a holder of our shares (prospectively or retroactively) from the 9.8% ownership limitation and impose other limitations and restrictions on ownership. Our board of directors has granted such an exception for RAIT. Additionally, our charter prohibits, subject to the exceptions described below, any transfer of capital stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our company being “closely held” under U.S. federal income tax laws (regardless of whether the ownership interest is held during the last half of a taxable year);

•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property; or

•	cause us to fail to qualify, under U.S. federal income tax laws or otherwise, as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares of stock, and any other prohibited transfer of shares of our stock described above will, result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows:

The prohibited owner generally will receive from the trust the lesser of:

•

the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or

•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of the gift or devise; or

•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer until the trustee has sold such shares-in-trust.

“Market price” on any date means, with respect to any class or series of outstanding shares, the closing price for such shares on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price in good faith.

Any person who (a) acquires or attempts to acquire shares in violation of the foregoing restrictions on ownership and transfer of our stock, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a beneficial trust, or (b) proposes or attempts any of the transactions in clause (a), is required to give us immediate written notice or, in the case of a proposed or attempted transaction, at least 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under U.S. federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1st of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our charter or board of directors may direct, may exempt a person (prospectively or retroactively) from the ownership limit or establish or increase an excepted holder limit for such person. Subject to certain conditions, our board of directors may also increase the ownership limit for one or more persons and decrease the ownership limit for all other persons.

The restrictions on ownership and transfer described above will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder.

Relationship to Operating Partnership

Exchange Rights

Pursuant to the terms of, and subject to the conditions in, the operating partnership agreement, each holder of a common unit of our operating partnership will have the right to cause the operating partnership to exchange the holder’s units for cash equal to the value of an equivalent number of our common shares or, at our option, for shares of our common stock on a one-for-one basis. We will make the decision whether to exercise our right to exchange common units for shares of our common stock on a case by case basis at our sole and absolute discretion. However, we cannot exchange a common units for shares of our common stock if the issuance of common stock to such holder would:

•

be prohibited under our charter; for example, if the issuance would (i) violate the 9.8% ownership limit or (ii) result in our being “closely held” within the meaning of Section 856(h) of the Code (see “Description of Stock—Restrictions on Ownership and Transfer”);

•	cause us to no longer otherwise qualify, or create a material risk that we may no longer otherwise qualify, as a REIT in the opinion of our counsel; or

•	cause the acquisition of shares by the limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act.

See also “Description of Our Operating Partnership and Our Operating Partnership Agreement—Extraordinary Transactions” for a discussion of exchange rights triggered by mergers and other major transactions.

Similar exchange rights may be given to holders of other classes of units in the operating partnership and to holders of interests in other companies we control, if any.

Any common stock issued to a limited partner upon exchange of limited partnership units may be sold only pursuant to an effective registration under the Securities Act or pursuant to any available exemption from such registration, such as Rule 144 promulgated under the Securities Act.

Registration Rights

Upon closing of this offering, RAIT and its subsidiaries, which hold 5,594,900 shares of our common stock as of August 12, 2013, will be entitled to require us to register these shares under the Securities Act under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

In the future we expect to grant “demand” and/or “piggyback” registration rights to persons receiving our common stock directly for their equity interests in our assets or receiving common stock in exchange for partnership units held in our operating partnership received in connection with the acquisition of properties. The terms and conditions of any agreements for registration rights will be negotiated and determined at such future time as we determine advisable in connection with the acquisition of one or more properties.

Stock Exchange Listing

Our common stock has been approved for listing on the NYSE MKT under the symbol “IRT.”

Transfer Agent and Registrar

Upon completion of this offering, the transfer agent and registrar for shares of our common stock will be American Stock Transfer & Trust Company, LLC.

MATERIAL PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and of our charter and bylaws. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law, for a more complete understanding of these provisions. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find Additional Information.”

Stockholders’ Meetings

Our bylaws provide that an annual meeting of the stockholders will be held on a date that the board of directors may determine. The purpose of each annual meeting of the stockholders is to elect directors and to transact any other proper business.

The chairman, the president, the chief executive officer or the board of directors may call a special meeting of the stockholders. Subject to compliance with certain procedures set forth in our bylaws, the secretary must call a special meeting to act on any matter that may properly be considered at a meeting of stockholders when stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on such matter make a written request for the meeting. In general, the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum. Generally, a majority of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to approve any matter unless our charter or the MGCL require otherwise.

Board of Directors

Our business and affairs will be managed under the direction of our board of directors. Our charter and bylaws provide that the number of directors may not be less than the minimum number required by the MGCL and our bylaws provide that the number of directors may not be more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors, whether or not the remaining directors constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. Any director may resign at any time by delivering notice to the board of directors, the chairman of the board or the secretary. Further, any director may be removed but only for cause, at a meeting called for that purpose by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast generally in the election of directors. A plurality of all the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Amendment of the Organizational Documents

Our charter may be amended after a declaration by the board of directors that the amendment is advisable and, except for those amendments which are permitted under Maryland law to be made without stockholder approval, approval by the affirmative vote of holders of a majority of all votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution

We may be dissolved after a declaration by a majority of the entire board of directors that dissolution is advisable and the approval by stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to our annual meeting of stockholders, nominations for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving notice of such nomination or proposal of business and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws.

Our bylaws also provide that, with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting of stockholders and that, with respect to meetings at which directors will be elected, nominations for election to the board of directors may be made only:

•	by or at the direction of the board of directors; or

•

provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving notice of such nomination and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complied with the advance notice procedures set forth in our bylaws.

A stockholder nomination or proposal of business in connection with a stockholders’ meeting must provide the information required in our bylaws and be delivered to our secretary at our principal executive offices:

•	not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date of date of the proxy statement for the prior year’s annual meeting;

•

in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made; or

in the event that the number of directors is increased and there is no public announcement of such action, at least 130 days before the first anniversary of the date of mailing of the proxy statement for the prior year’s annual meeting, and with respect to nominees for any new positions created by such increase, not later than 5:00 p.m., Eastern Standard Time, on the tenth day following the day on which such public announcement is first made.

A stockholder nomination for a special meeting must provide the information required in our bylaws and be delivered to our secretary at our principal executive offices:

•	not earlier than the 120th day prior to the special meeting; and

•

not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the special meeting or the 10th day following the first public announcement of the special meeting and the nominees proposed by the board of directors to be elected at the meeting.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholders with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for his or her shares. Maryland law also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person from these provisions of the Maryland General Corporation Law, provided that the business combination is first approved by our board of directors and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person approved by our board of directors will be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power.

Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver a statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by any person. We can offer no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected that, except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless the meeting is called by our chairman of the board, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders in order to call a special meeting of stockholders to act on such matter.

DESCRIPTION OF OUR OPERATING PARTNERSHIP AND

OUR OPERATING PARTNERSHIP AGREEMENT

The following is a summary of the agreement of limited partnership of Independence Realty Operating Partnership, LP, our operating partnership. The following summary assumes the application of a portion of the net proceeds of this offering as set forth under “Use of Proceeds.” This summary and the descriptions of the operating partnership agreement provisions elsewhere in this prospectus are qualified by such agreement itself, which is filed as an exhibit to our registration statement, of which this prospectus is a part. See “Where You Can Find Additional Information.”

Management of the Operating Partnership

The operating partnership is organized as a Delaware limited partnership pursuant to the terms of the operating partnership agreement. We are the general partner of, and expect to conduct substantially all of our business through, the operating partnership. Pursuant to the operating partnership agreement we, as the general partner, will have full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to enter into major transactions, such as acquisitions, dispositions and refinancings, and to cause changes in the operating partnership’s business and distribution policies. Further, we may, without the consent of the limited partners:

•

file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the partnership’s debts under Title 11 of the United States Bankruptcy Code, or any other federal or state insolvency law, or corresponding provisions of future laws, or file an answer consenting to or acquiescing in any such petition; or

•	cause the operating partnership to make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they mature.

The limited partners, in their capacities as such, will have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the operating partnership agreement and as required by applicable law. Further, the limited partners have no right to remove us as the general partner.

Conducting our operations through the operating partnership allows the sellers of properties to contribute their property interests to the operating partnership in exchange for limited partnership units rather than for cash or our common stock. This enables the seller to defer some or all of the potential taxable gain on the transfer. From the seller’s perspective, there are also differences between the ownership of common stock and partnership units, some of which may be material because they impact the business organization form, distribution rights, voting rights, transferability of equity interests received and U.S. federal income taxation. The operating partnership and each limited partner will file separate tax returns.

Description of Partnership Units

Partnership interests in the operating partnership are divided into “units.” The operating partnership has two classes of units: general partnership units and limited partnership units. General partnership units represent an interest as a general partner in the operating partnership and we, as general partner, will hold all such units. In return for our initial capital contribution of $200,000, the operating partnership issued to us 20,000 general partnership units.

Limited partnership units represent an interest as a limited partner in the operating partnership. The operating partnership may issue additional units and classes of units with rights different from, and superior to, those of general partnership units and/or other limited partnership units, without the consent of the limited partners. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units. Our operating partnership previously had issued four types of limited partnership units: (1) limited partnership common units, which we refer to as common units, (2) Series A preferred units, which were issued to us in connection with our sale of shares of our preferred stock, (3) Series B preferred units, which were issued to RAIT NTR Holdings, LLC in exchange for cash used to fund the acquisition of our Runaway Bay property, and (4) special units, which were also issued to RAIT NTR Holdings, LLC. On May 7, 2013, all outstanding operating partnership common units were exchanged for shares of our common stock, 100 common units were issued to IRT Limited Partner, LLC, which were not exchanged, and RAIT NTR Holdings LLC’s special units were terminated. Immediately following this offering, we expect that all of the Series B preferred units of the operating partnership will be redeemed with a portion of the net proceeds of this offering and all of the Series A preferred units will be redeemed in connection with our redemption of the Series A preferred stock with a portion of the net proceeds of this offering. See “Use of Proceeds.”

For each common unit received, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of limited partnership units will not be obligated to make additional capital contributions to the operating partnership. Further, such holders will not have the right to make additional capital contributions to the operating partnership or to purchase additional limited partnership units without our consent as general partner.

Limited partners do not have the right to participate in the management of the operating partnership. Limited partners who do not participate in the management of the operating partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the operating partnership beyond the amount of their capital contributions. We, however, as the general partner of the operating partnership, are liable for any unpaid debts and liabilities. The voting rights of the limited partners are generally limited to approval of specific types of amendments to the operating partnership agreement. See “—Management of the Operating Partnership,” above.

In general, each common unit will share equally in distributions from the operating partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the operating partnership’s liquidation, common units will also share equally in the assets of the operating partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of limited partnership preferred units. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each common unit, regardless of whether any distributions are made by the operating partnership. See “Material U.S. Federal Income Tax Considerations—Tax Aspects of Investments in Partnerships” for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partners.

Under certain circumstances, holders of limited partnership units may be restricted from transferring their interests without the consent of the general partner. See “—Transferability of Interests,” below, section for a discussion of certain restrictions imposed by the operating partnership agreement on such transfers. After owning a common unit for one year, common unit holders generally may, subject to certain restrictions, exchange limited partnership units for cash or, at our option, shares of common stock. See “—Limited Partner Redemption Rights,” below, for a description of these rights and the amount and types of consideration a limited partner is entitled to receive upon exercise of such rights. These exchange rights are accelerated in the case of some extraordinary transactions. See “—Extraordinary Transactions,” below, for an explanation of the exchange rights under such circumstances.

Amendments

As general partner, we may also amend the operating partnership agreement without the consent of the limited partners. However, the following amendments will require the unanimous written consent of the affected limited partners or the consent of limited partners holding more than 50% of the voting power in the operating partnership:

•	any amendment that alters or changes the distribution rights of limited partners, subject to the exceptions discussed below under the “Distributions” portion of this section;

•	any amendment that alters or changes the limited partner’s exchange rights;

•	any amendment that imposes on limited partners any obligation to make additional capital contributions; or

•	any amendment that alters the terms of the operating partnership agreement regarding the rights of the limited partners with respect to extraordinary transactions.

Indemnification

To the extent permitted by law, the operating partnership agreement provides for indemnification of us when acting in our capacity as general partner. It also provides for indemnification of directors, officers and other persons who we may designate under the same conditions, and subject to the same restrictions, applicable to the indemnification of officers, directors, employees and stockholders under our charter. See “Our Management—Limitation of Liability and Indemnification of Directors, Officers and Advisor.”

Transferability of Interests

Under the operating partnership agreement, we may not withdraw from the partnership or transfer or assign all of our general partnership interest without the consent of holders of two-thirds of the limited partnership units, except in connection with the sale of all or substantially all of our assets. Under certain circumstances and with the prior written consent of the general partner and satisfaction of other conditions set forth in the operating partnership agreement, holders of limited partnership units may withdraw from the partnership and transfer and/or encumber all or any part of their units.

In addition, limited partnership units are not registered under the federal or state securities laws. As a result, the ability of a holder to transfer its units may be restricted under such laws.

Extraordinary Transactions

The operating partnership agreement generally permits us and/or the operating partnership to engage in any authorized business combination without the consent of the limited partners. A business combination is any merger, consolidation or other combination with or into another entity, or the sale of all or substantially all of the assets of any entity, or any liquidation, reclassification, recapitalization or change in the terms of the equity stock into which a unit may be converted or for which a unit may be exchanged. We are required to send to each common unit holder notice of a proposed business combination at least 15 days prior to the record date for our stockholder vote on the combination. In the case of a proposed combination, each holder of a common unit in the operating partnership shall have the right to exercise its exchange right prior to the stockholder vote on the transaction. Upon the limited partner’s exercise of the exchange right in the case of a business combination, the partnership units will be exchanged into cash or, at our option, shares of common stock in us. However, we cannot pay a common unit holder in shares of our common stock if the issuance of shares to such holder would:

•

be prohibited under our charter; for example, if the issuance would (i) violate the 9.8% ownership limit or (ii) result in our being “closely held” within the meaning of Section 856(h) of the Code. See “Description of Stock—Restrictions on Ownership and Transfer” herein;

•	cause us to no longer otherwise qualify, or create a material risk that we may no longer otherwise qualify, as a REIT in the opinion of our counsel; or

•	cause the acquisition of shares by the limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act.

Any limited partnership unit holders who timely exchange their units prior to the record date for the stockholder vote on a business combination shall be entitled to vote their shares in any stockholder vote on the business combination. Holders of limited partnership units who exchange their units after the record date may not vote their shares in any stockholder vote on the proposed business combination. The right of the common unit holders to exercise their right to exchange without regard to whether they have held the units for more than a year shall terminate upon the earlier of (i) the disapproval of the business combination by our board of directors, (ii) the disapproval of the business combination by stockholders, (iii) the abandonment of the business combination by any of the parties to it, or (iv) the business combination’s effective date.

Issuance of Additional Units

As general partner of the operating partnership, we can, without the consent of the limited partners, cause the operating partnership to issue additional units representing general and/or limited partner interests. A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of general partnership units and limited partnership units. Furthermore, the operating partnership agreement requires the issuance of additional common units corresponding with any issuance of stock by us pursuant to any distribution reinvestment program we may adopt in the future or as a result of distributing stock in order to meet our annual distribution requirement to maintain our status as a REIT.

Capital Contributions

The operating partnership agreement provides that, if the operating partnership requires additional funds at any time, or from time to time, in excess of funds available to it from prior borrowings or capital contributions, we, as general partner, have the right to raise additional funds required by the operating partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution. The operating partnership agreement also provides that we must contribute cash or other property received as consideration for the issuance of capital stock to the operating partnership in exchange for units. Upon the contribution of cash or other property received in exchange for the issuance of common shares, we will receive one general partnership common unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of capital stock other than common stock, we will receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the capital stock that we issued. If we contribute additional capital to the operating partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event we contribute any additional capital.

Distributions

Distributions from the partnership are made at the times and in the amounts determined by us, as the general partner. Under the operating partnership agreement, preferred units, if any, may entitle their holders to distributions prior to the payment of distributions for the other units. The agreement further provides that remaining amounts available for distribution after distributions for preferred units, if any, will be distributed at the times and in the amounts we determine as the general partner in our sole discretion, pro rata, to the holders of the general partnership units and the limited partnership units, in accordance with the number of units that they hold. We will also distribute the remaining amounts to the holders of preferred units, if any, which are entitled to share in the net profits of the operating partnership beyond, or in lieu of, the receipt of any preferred return. The operating partnership agreement also provides that, as general partner, we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units.

The operating partnership agreement provides that cash available for distribution will be distributed to the partners based on their percentage interests.

Liquidation

Upon the liquidation of the operating partnership, after payment of debts and obligations, any remaining assets of the partnership will be distributed to partners pro rata in accordance with their positive capital accounts.

Allocations

The operating partnership agreement provides that net income, net loss and any other individual items of income, gain, loss or deduction of the operating partnership shall be allocated among the partners in such a manner that the capital account of each partner, immediately after making such allocation, is, as nearly as possible, equal proportionately to the distributions that would be made to such partner if the operating partnership were dissolved, its affairs wound up and its assets were sold for cash, all operating partnership liabilities were satisfied, and the net assets of the operating partnership were distributed to the partners immediately after making such allocation.

Operations

The operating partnership agreement requires that the partnership be operated in a manner that will:

•	satisfy the requirements for our classification as a REIT;

•	avoid any U.S. federal income or excise tax liability, unless we otherwise cease to qualify as a REIT; and

•	ensure that the operating partnership will not be classified as a publicly traded partnership under the Code.

Pursuant to the operating partnership agreement, the operating partnership will assume and pay when due, or reimburse us for, payment of all administrative and operating costs and expenses incurred by the operating partnership and the administrative costs and expenses that we incur on behalf, or for the benefit, of the operating partnership.

Limited Partner Redemption Rights

Each holder of a common unit will have the right, commencing one year from the issuance of the limited partner common units (except in connection with a business combination), to cause the operating partnership to exchange their units for cash equal to the value of an equivalent number of our common shares or, at our option, by issuing one share of our common stock for each unit exchanged. We will make the decision whether to exercise our right to exchange common units for shares of our common stock on a case by case basis at our sole and absolute discretion. The limited partnership units exchanged for cash or common stock will augment our ownership percentage in the operating partnership.

See “—Extraordinary Transactions,” above, for a description of exchange rights in connection with mergers and other major transactions. However, we cannot exchange common units for shares of our common stock if the issuance of shares to such holder would:

•

be prohibited under our charter; for example, if the issuance would (i) violate the 9.8% ownership limit or (ii) result in our being “closely held” within the meaning of Section 856(h) of the Code. See “Description of Stock—Restrictions on Ownership and Transfer”;

•	cause us to no longer otherwise qualify, or create a material risk that we may no longer otherwise qualify, as a REIT in the opinion of our counsel; or

•	cause the acquisition of shares by the limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act.

Any common stock issued to the limited partners upon exchange of their respective limited partnership units may be sold only pursuant to an effective registration statement under the Securities Act or an exemption from, or exception to, registration requirements. We expect to grant holders of partnership interests registration rights for such shares of common stock. The cash necessary to exchange limited partnership units will come from any funds legally available to us or the operating partnership. However, specific funds will not be specially set aside for such purposes, nor will an accounting reserve be established for it. The necessary cash to satisfy the exchange right could come from cash flow not required to be distributed to stockholders to maintain our REIT status, fund operations or acquire new properties, or from borrowings. However, as explained above, we always have the option to satisfy the exchange right by issuing common stock, and we intend to reserve common stock for that purpose. We will make the decision whether to exercise our right to satisfy the exchange right by paying to the holder the exchange price or issuing common stock having an aggregate market price on the date the holder exercises the exchange right equal to the exchange price for all units being exchanged, on a case by case basis in our sole and absolute discretion.

As general partner, we will have the right to grant similar exchange rights to holders of other classes of units, if any, in the operating partnership, and to holders of equity interests in the entities that own our properties.

Exercise of exchange rights will be a taxable transaction in which gain or loss will be recognized by the limited partner exercising its right to exchange its units into common stock to the extent that the amount realized exceeds the limited partner’s adjusted basis in the units exchanged. See “Material U.S. Federal Income Tax Considerations—Tax Aspects of Investments in Partnerships.”

Tax Matters

Pursuant to the operating partnership agreement, we will be the tax matters partner of the operating partnership, and as such, will have authority to make tax decisions under the Code on behalf of the operating partnership. Tax income and loss will generally be allocated in a manner that reflects the entitlement of the general partner and that limited partners to receive distributions from the operating partnership. For a description of other tax consequences stemming from our investment in the operating partnership, see “Material U.S. Federal Income Tax Considerations—Tax Aspects of Investments in Partnerships.”

Duties and Conflicts

Subject to restrictions relating to contracts with the operating partnership, us as general partner or our affiliates, any limited partner may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

The operating partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (i) our dissolution, bankruptcy, insolvency or termination, (ii) the sale or other disposition of all or substantially all of the assets of the operating partnership unless we, as general partner, elect to continue the business of the operating partnership to collect the indebtedness or other consideration to be received in exchange for the assets of the operating partnership, or (iii) by operation of law.

SHARES ELIGIBLE FOR FUTURE SALE

General

After giving effect to the completion of this offering, we will have 9,643,540 shares of common stock outstanding. The 4,000,000 shares of common stock sold in this offering (or 4,600,000 shares of common stock if the underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter and except for any common shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act.

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE MKT is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares held by RAIT and its subsidiaries, shares issued through our long-term incentive program or as payment as all or part of the base management fee, the incentive fee or the termination fee that may be payable to our advisor pursuant to the terms of the advisory agreement), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering.”

For a description of certain restrictions on transfers of our common shares, see “Description of Stock—Restrictions on Ownership and Transfer.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, is entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year is entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned our common shares for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of our common shares then outstanding; or

•	the average weekly trading volume of our common shares on the NYSE MKT during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. As of August 12, 2013, our affiliate, RAIT, and its subsidiaries collectively own 5,594,900 shares of our common stock.

Registration Rights

Subject to the lock-up agreements described below, upon closing of this offering, RAIT and its subsidiaries, which hold 5,594,900 shares of our common stock, will be entitled to require us to register these shares under the Securities Act under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Grants Under Our Long Term Incentive Plan

Our long term incentive plan provides for the grant of incentive awards to directors, officers, employees of, and certain consultants to, our company, our advisor, its affiliates or entities that provide services to us. There are 800,000 shares of common stock available for issuance under the plan. As of the date of this prospectus, no shares of common stock have been granted under our long term incentive plan.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock issuable under our long term incentive plan. Shares of common stock covered by such registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations associated with ownership of our shares of common stock, as well as the applicable requirements under U.S. federal income tax laws to maintain REIT status, and the material U.S. federal income tax consequences of maintaining REIT status. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, tax-exempt organizations, partnerships, trusts, financial institutions and broker-dealers). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS, or other tax authority. Ledgewood, P.C. has acted as our tax counsel in connection with the preparation of this post-effective amendment to our registration statement on Form S-11, and will render the opinion described below. However, opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Ledgewood, P.C. would be sustained in court. Prospective investors are urged to consult their own tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

Beginning with our taxable year ended December 31, 2011, we elected to be taxed as a REIT under the applicable provisions of the Code and the regulations promulgated thereunder and receive the beneficial U.S. federal income tax treatment described below, and we intend to continue operating as a REIT so long as REIT status remains advantageous. However, we cannot assure you that we will continue to meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that invests primarily in real estate can, if it complies with the provisions in Sections 856 through 860 of the Code, qualify as a REIT and claim U.S. federal income tax deductions for the dividends it pays to its stockholders. Such a corporation generally is not taxed on its REIT taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

In connection with the filing of this registration statement on Form S-11, Ledgewood, P.C. will render an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2011 through December 31, 2012, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2013 and thereafter. Investors should be aware that Ledgewood, P.C.’s opinion will be based on the federal income tax law governing qualification as a REIT as of the date of such opinion, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks only as of the date issued. In addition, Ledgewood, P.C.’s opinion will be based on customary assumptions and conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of our gross income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Ledgewood, P.C. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Ledgewood, P.C.’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Failure to Qualify” below.

General

In any year in which we qualify as a REIT and have a valid REIT election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders. We will, however, be subject to U.S. federal income tax at normal corporate rates on any REIT taxable income or capital gain not distributed.

Even though we qualify as a REIT, we nonetheless are subject to federal tax in the following circumstances:

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We are taxed at regular corporate rates on any REIT taxable income, including undistributed net capital gains that we do not distribute to stockholders during, or within a specified period after, the calendar year in which we recognized such income. We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

•	We may be subject to the alternative minimum tax.

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If we have net income from prohibited transactions, such income will be subject to a 100% tax. “Prohibited transactions” are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, rather than for investment, other than foreclosure property.

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If we have net income from the sale or disposition of “foreclosure property,” as described below, that is held primarily for sale in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to corporate tax on such income at the highest applicable rate (currently 35%).

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If we fail to satisfy the 75% Gross Income Test or the 95% Gross Income Test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (a) the amount by which we fail the 75% Gross Income Test or (b) the amount by which we fail the 95% Gross Income Test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

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If we fail to satisfy any of the REIT Asset Tests, as described below, other than certain de minimis failures, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the Asset Tests.

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If we fail to satisfy any other REIT qualification requirements (other than a Gross Income or Asset Tests) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

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If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts on which federal income tax is paid at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.

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A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between us, our lessor or a “taxable REIT subsidiary” (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If we acquire appreciated assets from a C corporation (i.e., a corporation generally subject to corporate income tax) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such assets during a specified period following their acquisition from the C corporation. The results described in this paragraph would not apply if the non-REIT corporation elects, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

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We may have subsidiaries or own interests in other lower-tier entities that are C corporations, such as “taxable REIT subsidiaries,” the earnings of which would be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than federal income tax, including payroll taxes and state, local, and non-U.S. income, franchise property and other taxes on assets and operation. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

•	that elects to be taxed as a REIT;

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for its status as a REIT;

•	that is neither a financial institution nor an insurance company;

•	that meets the gross income, asset and annual distribution requirements;

•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a partial taxable year; and

•

generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals or entities treated as individuals for this purpose.

The first six conditions must be met during each taxable year for which REIT status is sought, while the last two conditions do not have to be met until after the first taxable year for which a REIT election is made.

Share Ownership Tests. The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined with attribution to the owners of any entity owning our stock). However, these two requirements do not apply until after the first taxable year for which we elect REIT status.

Our charter contains certain provisions intended to enable us to meet these requirements. First, it contains provisions restricting the transfer of our stock which would result in any person or entity actually, constructively or beneficially acquiring or owning more than 9.8% of our outstanding stock and in certain other circumstances. Our board of directors has granted such an exception for RAIT and its subsidiaries to own, in the aggregate, up to 100% of our outstanding common stock as of the date of this prospectus. See “Description of Stock—Restrictions on Ownership and Transfer.” Additionally, the terms of the options that may be granted to the independent directors will contain provisions that prevent them from causing a violation of these tests. Our charter also contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under regulations of the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax return for the year in which the request was made.

Subsidiary Entities. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and is not a taxable REIT subsidiary. For purposes of the Asset and Gross Income Tests described below, all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold all of our investments through the operating partnership, we may hold investments through qualified REIT subsidiaries. A taxable REIT subsidiary is described under “Asset Tests” below. A partnership is not subject to U.S. federal income tax and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share of the assets of the operating partnership, and we will be allocated a proportionate share of each item of gross income of the operating partnership.

Asset Tests. At the close of each calendar quarter of each taxable year, we must satisfy a series of tests based on the composition of our assets. After initially meeting the Asset Tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities. Real estate assets include (i) real property (including interests in real property and interests in mortgages on real property) (ii) shares in other qualifying REITs and (iii) any stock or debt instrument (not otherwise a real estate asset) attributable to the temporary investment of “new capital,” but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years.

If we invest in any securities that do not qualify under the 75% test, such securities may not exceed either: (i) 5% of the value of our assets as to any one issuer; or (ii) 10% of the outstanding securities by vote or value of any one issuer. A partnership interest held by a REIT is not considered a “security” for purposes of these tests; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets. For purposes of the 10% value test, a REIT’s proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by a partnership. For all of the other Asset Tests, a REIT’s proportionate share is based on its proportionate interest in the capital of the partnership. In addition, as discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the Asset Tests.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the following securities will not violate the 10% value test: (1) any loan made to an individual or an estate, (2) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is such that the partnership would satisfy the 75% Gross Income Test described below. In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership. Any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% Gross Income Test, and any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

A REIT may own the stock of a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a taxable REIT subsidiary. A corporation that is 35% owned by a taxable REIT subsidiary will also be treated as a taxable REIT subsidiary. Securities of a taxable REIT subsidiary are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT’s assets may be represented by securities of one or more taxable REIT subsidiaries.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of REIT assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT status for failing to satisfy these 5% or 10% Asset Tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (ii) $10 million; provided in either case that the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the Asset Tests for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under section 11 of the Code, by (y) the net income generated by the assets for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

We believe that our holdings of securities and other assets comply with the foregoing Asset Tests, and we intend to monitor compliance with such tests on an ongoing basis. The values of some of our assets, however, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT Asset Tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the Asset Tests.

Gross Income Tests. For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting.

The 75% Gross Income Test. At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) income attributable to stock or a debt investment that is attributable to a temporary investment of new capital (as described under the 75% Asset Test above) received or earned during the one-year period beginning on the date we receive such new capital. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below), subject to the rules discussed below:

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

Rental income will not qualify if we furnish or render services to tenants or manage or operate the underlying property, other than through a permissible “independent contractor” from whom we derive no revenue, or through a taxable REIT subsidiary. This requirement, however, does not apply to the extent that the services, management or operations we provide are “usually or customarily rendered” in connection with the rental of space, and are not otherwise considered “rendered to the occupant.” With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize taxable REIT subsidiaries to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (iii) enter into any lease with a related party tenant.

Amounts received as rent from a taxable REIT subsidiary are not excluded from rents from real property by reason of the related party rules described above, if the activities of the taxable REIT subsidiary and the nature of the properties it leases meet certain requirements. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, a 100% excise tax is imposed on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants whose terms are not on an arms’ length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided in both cases, that the interest does not depend, in whole or in part, on the income or profits of any person (other than amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, all the interest on it will nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time we commit to make or acquire the loan. All of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (i) sources which satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to satisfy the 95% Gross Income Test.

Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which will generally qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we may establish one or more taxable REIT subsidiaries. The gross income generated by these taxable REIT subsidiaries would not be included in our gross income. Any dividends from taxable REIT subsidiaries to us would be included in our gross income and qualify for the 95% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our status as a REIT for such year if: (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements. We are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (i) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (ii) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. We will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary to comply with the annual distribution requirements, will borrow funds to fully provide the necessary cash flow.

Failure to Qualify. If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as dividends. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT status for the four taxable years following the year during which qualification was lost.

Prohibited Transactions. As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of real property that:

•	has been held for at least two years;

•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;

•	in some cases, was held for production of rental income for at least two years;

•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

•

when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year, or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Our intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business.

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property; (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated; and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures, contracts, forward rate agreements or similar financial instruments. Any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets which is clearly identified as such before the close of the day on which it was acquired, originated or entered into including gain from the disposition of such a transaction, will be disregarded for purposes of the 75% and 95% Gross Income Tests. There are also rules for disregarding income for purposes of the 75% and 95% Gross Income Tests with respect to hedges of certain foreign currency risks. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% Gross Income Tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Characterization of Property Leases. We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of any properties for U.S. federal income tax purposes may have adverse consequences to us, such as the denial of depreciation deductions (which could affect the determination of our REIT taxable income subject to the distribution requirements) or our satisfaction of the Asset Tests or the Gross Income Tests.

Tax Aspects of Investments in Partnerships

General. We operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, owns interests in other non-corporate entities that own properties. Such non-corporate entities generally are organized as limited liability companies, partnerships or trusts and are either disregarded for U.S. federal income tax purposes (if the operating partnership was the sole owner) or treated as partnerships for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various Gross Income and Asset Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Because the operating partnership was formed as a partnership under state law after January 1, 1997 and has two or more partners, the operating partnership is treated as a partnership for U.S. federal income tax purposes. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of our actual operations and accordingly no assurance can be given that any such partnership would not be treated as a publicly traded partnership. Even if a partnership qualifies as a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the Asset Tests and Gross Income Tests described above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our status as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of the Partnerships and their Partners. Although a partnership agreement will generally determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Code and the Treasury regulations. If any allocation is not recognized for U.S. federal income tax purposes as having “substantial economic effect,” the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Section 704(b) of the Code and the Treasury regulations.

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property will generally have an initial tax basis equal to its fair market value, and accordingly, Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704(c) of the Code would apply to such differences as well.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Federal Income Taxation of Stockholders

Taxation of Taxable Domestic Stockholders. This section summarized the taxation of domestic stockholders that are not tax-exempt organizations. For these purposes, a domestic stockholder is a beneficial owner of our common stock that for federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate, the income of which is subject to federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for federal income tax purposes holds our shares, the federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Certain high-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax is 3.8% of the lesser of the individual’s net investment income, or the excess of the individual’s modified adjusted gross income over an amount equal to (1) $250,000 in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000 in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual.

As long as we qualify as a REIT, distributions paid to our domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will generally be ordinary income and generally will not be “qualified dividends” in the case of non-corporate domestic stockholders and will not be eligible for the dividends received deduction in the case of corporate domestic stockholders. For non-corporate domestic stockholders, qualified dividends are taxed at a maximum rate of 20%, whereas ordinary income may be taxed at rates as high as 39.6%. Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the stockholder, reducing the stockholder’s tax basis in his or her common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the stockholder’s basis in our stock, this will increase the stockholder’s gain on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (generally taxable at a maximum rate of 20% in the case of non-corporate domestic stockholders, subject to a maximum rate of 25% for certain recapture of real estate depreciation) to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We may also decide to retain, rather than distribute, our net long-term capital gains and pay any tax thereon. In such instances, stockholders would include their proportionate shares of such gains in income, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Although stockholders generally recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a stockholder of record on a specific date in any such month will be treated as both paid by us and received by the stockholder on December 31st of the year it was declared if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

In certain circumstances, we may have the ability to declare a large portion of a dividend in shares of our stock. In such a case, you would be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the stockholder treated our distributions as long-term capital gains.

We will report to our domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount (if any) of U.S. federal income tax we withhold. A stockholder may be subject to backup withholding with respect to dividends paid unless such stockholder: (i) is a corporation or comes within other exempt categories; or (ii) provides us with a taxpayer identification number, certifies as to no loss of exemption, and otherwise complies with applicable requirements. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding can be credited against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of distributions made to any stockholders who fail to certify their non-foreign status to us. See the “Taxation of Non-U.S. Stockholders” portion of this section.

Taxation of Tax-Exempt Stockholders. Our distributions to a stockholder that is a domestic tax-exempt entity should not constitute UBTI unless the stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by Section 401(a) tax-exempt pension trusts. If we would fail to satisfy the “five or fewer” share ownership test (discussed above with respect to the share ownership tests), and if Section 401(a) tax-exempt pension trusts were treated as individuals, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (i) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (ii) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI.

Prospective tax-exempt purchasers should consult their own tax advisors as to the applicability of these rules and consequences to their particular circumstances.

Taxation of Non-U.S. Stockholders.

General. The rules governing the U.S. federal income taxation of nonresident alien individuals, foreign corporations and other foreign investors (collectively, “Non-U.S. Stockholders”) are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT.

Recent changes in U.S. Federal Income Tax Withholding. After December 31, 2013, withholding at a rate of 30% will be required on dividends in respect of, and after December 31, 2016, withholding at a rate of 30% will be required on gross proceeds from the sale of, shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Similarly, after December 31, 2013, dividends in respect of, and after December 31, 2016, gross proceeds from the sale of, our shares held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.

Distributions—In General. Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sale of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property. Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be required to file U.S. federal income tax returns and would be taxed at the normal capital gain rates applicable to U.S. stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a foreign investor if (i) the distribution is received with regard to a class of stock that is regularly traded on an established securities market located in the U.S.; and (ii) the foreign investor does not own more than 5% of the class of stock at any time during the tax year within which the distribution is received. We expect that our common stock will be regularly traded on an established securities market in the United States following this offering.

United States Federal Income Tax Withholding on Distributions. For U.S. federal income tax withholding purposes, we will generally withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with a properly completed IRS (i) Form W-8BEN evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty (in which case we will withhold at the lower treaty rate) or (ii) Form W-8ECI claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S. (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares. Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (ii) the Non-U.S. Stockholder is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares was held directly or indirectly by foreign persons during the five year period ending on the date of disposition or, if shorter, during the entire period of our existence.

We cannot assure you that we will qualify as “domestically controlled”. If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during a specified testing period more than 5% in value of our common shares. We expect that our common stock will be regularly traded on an established securities market in the United States following this offering. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S.

Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors concerning these rules.

Other Tax Considerations

State and Local Taxes. We and you may be subject to state or local taxation in various jurisdictions, including those in which we transact business or reside. Our and your state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

Legislative Proposals. You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus in an underwritten public offering in which Ladenburg Thalmann & Co. Inc. is acting as representative of the underwriters. We expect to enter into an underwriting agreement with Ladenburg Thalmann & Co. Inc., acting as representative of the underwriters named below, with respect to the common stock being offered hereby. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below:

Underwriters	Number of Shares
Ladenburg Thalmann & Co. Inc.	1,065,000
William Blair & Company, L.L.C.	800,000
JMP Securities LLC	600,000
Compass Point Research & Trading, LLC	1,000,000
Aegis Capital Corp	160,000
Drexel Hamilton, LLC	135,000
MLV & Co. LLC	200,000
National Securities Corporation	27,500
C&Co/PrinceRidge LCC	12,500

Total	4,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in this offering if any are purchased, other than those shares covered by the overallotment option we describe below. We have granted to the underwriters a 30-day option to purchase up to 600,000 additional shares from us at the public offering price less the underwriting discount and commissions. The option may be exercised only to cover any overallotments, if any. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Our common stock is being offered by the underwriters when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and the satisfaction of other conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and our obligations have been satisfied;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

The underwriters propose to offer shares of our common stock directly to the public at the public offering price per share shown on the cover of this prospectus and to certain dealers at that price less a concession not in excess of $0.357 per share and a reallowance not in excess of $0.1785 per share. After this offering, the offering price and other selling terms may be changed by the underwriters.

The following table shows the per share and total underwriting discount and commissions that will be paid to the underwriters at closing and the proceeds that we will receive from the sale of our common stock in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option to purchase additional shares of our common stock.

	No Exercise	Full Exercise
Underwriting discount per share	$0.595	$0.595
Total underwriting discount	$2,261,000	$2,618,000
Proceeds, before expenses, to us	$31,739,000	$36,482,000

We estimate that the total expenses of this offering (exclusive of the underwriting discount and commissions) will be approximately $620,000. We will pay all of our expenses and costs in connection with this offering, including the discount and commissions payable to the underwriters. The underwriters will pay their own costs and expenses, including the costs and expenses of their counsel and the expenses of advertising the offering, except that we will pay fees and expenses of counsel for the underwriters in an amount not to exceed $10,000 in connection with each of the review of the terms of this offering by FINRA and any offer and sale of the shares outside of the United States.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the underwriters, their affiliates, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and if we are unable to provide this indemnification to contribute to payments that the underwriters may be required to make in respect of these liabilities.

We and each of our advisor, our directors and executive officers and RAIT (together with its affiliates and subsidiaries) will agree that, for a period of 180 days after the date of this prospectus, without the prior written consent of Ladenburg Thalmann & Co. Inc., we and they will not sell, dispose of or hedge, or otherwise transfer or encumber, any shares of our common stock or securities convertible into or exchangeable for our common stock (including common units of our operating partnership), subject to certain exceptions and extensions in certain circumstances.

The restrictions contained in the preceding paragraph shall not apply to transfers of shares of our common stock or any security convertible into or exchangeable for shares of our common stock by any of our directors or executive officers, RAIT, or our advisor as a bona fide gift, or by will or intestate succession to such director, executive officer or stockholder’s family or to a trust, the beneficiaries of which are exclusively such director, executive officer or stockholder or members of such director, executive officer or stockholder’s family; provided that in the case of any such transfer or distribution, each donee or distributee shall sign and deliver a similar lock-up letter for the remainder of the 180-day period and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of our common stock shall be required as a result of such transfer or shall be voluntarily made during the restricted period.

Notwithstanding the foregoing, if (i) during the last 17 days of the restricted period described above we issue an earnings release or material news or a material event occurs or (ii) prior to the expiration of such restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of such restricted period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Ladenburg Thalmann & Co. Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up restrictions described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from the lock-up restrictions, Ladenburg Thalmann & Co. Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Our common stock has been approved for listing on the NYSE MKT under the symbol “IRT.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by the NYSE MKT.

Prior to this offering, our common stock has not been listed on a national securities exchange and there has been no public market for shares of our common stock. The public offering price of our common stock was determined by negotiations between us and Ladenburg Thalmann & Co. Inc. In determining the public offering price, we and the representative considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representative;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded shares of the common stock of generally comparable companies; and

•	other factors deemed relevant by Ladenburg Thalmann & Co. Inc. and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the public offering price.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to five percent of the shares of common stock offered by this prospectus for sale to our directors and officers or employees or other affiliate of our advisor or person who are associated with us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offering by this prospectus. All purchasers of reserved shares will be subject to a 180-day lock-up with respect to any shares sold to them pursuant to the reserved share program. This lock-up will have similar restrictions and an identical extension provision of the lock-up agreements described above.

Discretionary Sales

Ladenburg Thalmann & Co. Inc. has advised us that the underwriters do not intend to confirm sales in this offering to any account over which such underwriter exercises discretionary authority.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids. These transactions may be characterized as follows:

•

Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Overallotment transactions involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock overallotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on the NYSE MKT, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking services for RAIT in the ordinary course of their business, including acting as underwriters in connection with public offerings of RAIT’s securities. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain of the underwriters and/or their affiliates may in the future engage in investment banking services for us and our other affiliates in the ordinary course of business for which they may receive customary fees and commissions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the shares, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything in relation to the shares in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of June 23, 2006, as amended (“CISA”), and accordingly, the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of November 22, 2006, as amended (“CISO”), such that there is no public offer.

Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom they have been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than their recipients. They may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. They must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out herein and therein, and has no responsibility for them. The shares that are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares offered in this prospectus have not been registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

LEGAL MATTERS

Certain legal matters, including our status as a REIT for U.S. federal income tax purposes, will be passed upon for us by Ledgewood, P.C. Ledgewood, P.C. also provides legal services to RAIT, our advisor and their affiliates.

Certain legal matters will be passed upon for the underwriters by Bass, Berry & Sims PLC.

Venable LLP will issue an opinion regarding certain matters of Maryland law, including the validity of the shares of common stock offered hereby.

EXPERTS

The audited consolidated financial statements and schedule of Independence Realty Trust, Inc. included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The audited statements of revenue and certain expenses of a property commonly referred to as Runaway Bay Apartments, included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The audited statements of revenue and certain expenses of a property commonly referred to as Centrepoint Apartments, included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The audited combining statements of revenue and certain expenses of the properties commonly referred to as Crestmont Apartments, Cumberland Glen Apartments, Copper Mill Apartments, Heritage Trace Apartments, Belle Creek Apartments and Tresa at Arrowhead, included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The appraised values of the properties owned by Independence Realty Trust, Inc. included in this prospectus are based upon appraisals provided by CBRE, Inc. and have been so included in reliance on CBRE, Inc.’s authority as an expert in such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-11 with the SEC in connection with this offering. This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all of its exhibits and schedules which we have filed with the SEC, any of which may be inspected and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Company Financial Statements
Unaudited Consolidated Balance Sheets as of March 31, 2013 and 2012	F-1
Unaudited Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012	F-2
Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2013 and 2012	F-3
Notes to Consolidated Financial Statements	F-4

Report of Independent Registered Public Accounting Firm(a)	F-19
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-20
Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010	F-21
Consolidated Statement of Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010	F-22
Consolidated Statements of Changes in Equity for the years ended December 31, 2012, 2011 and 2010	F-23
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	F-24
Notes to Consolidated Financial Statements	F-25

Financial Statements of Businesses Acquired
Report of Independent Certified Public Accountants	F-43
Statements of Revenue and Certain Expenses of Runaway Bay for the nine month periods ended September 30, 2012 and 2011 (unaudited) and for the year ended December 31, 2011	F-44
Notes to Statements of Revenue and Certain Expenses of Runaway Bay	F-45
Report of Independent Certified Public Accountants	F-47

Combining Statements of Revenue and Certain Expenses of the Initial Portfolio for the years ended December 31, 2010 and 2009, the period from October 8, 2008 through December 31, 2008 and the three months ended March 31, 2011 and 2010

F-48
Notes to Combining Statements of Revenue and Certain Expenses of the Initial Portfolio	F-53
Report of Independent Certified Public Accountants	F-56
Statements of Revenue and Certain Expenses of Centrepoint Apartments for the nine month periods ended September 30, 2011 and 2010 (unaudited) and for the year ended December 31, 2010	F-57
Notes to Statements of Revenue and Certain Expenses of Centrepoint Apartments	F-58

Unaudited Pro Forma Financial Information
Introduction	F-60
Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2013	F-61
Unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2013	F-62
Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2012	F-63
Notes to Unaudited Pro Forma Financial Information	F-64

(a)	This report has been updated to reference the financial statement schedule presented on pages F-41 and F-42 herein.

Independence Realty Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited and dollars in thousands, except share and per share data)

	As of March 31, 2013	As of December 31, 2012
ASSETS:
Investments in real estate:
Investments in real estate at cost	$153,717	$153,565
Accumulated depreciation	(13,110)	(12,283)

Investments in real estate, net	140,607	141,282
Cash and cash equivalents	2,728	2,533
Restricted cash	1,176	1,150
Accounts receivable and other assets	284	345
Intangible assets, net of accumulated amortization of $196 and $79, respectively	157	274
Deferred costs, net of accumulated amortization of $86 and $68, respectively	595	613

Total Assets	$145,547	$146,197

LIABILITIES AND EQUITY:
Mortgage indebtedness	$92,413	$92,413
Accounts payable and accrued expenses	1,770	1,986
Accrued interest payable	32	32
Dividends payable	504	499
Other liabilities	456	416

Total Liabilities	95,175	95,346

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized, 125 and 125 shares issued and outstanding, respectively	0	0
Common stock, $0.01 par value; 300,000,000 shares authorized, 356,558 and 345,063 shares issued and outstanding, respectively	4	3
Additional paid-in capital	3,591	3,490
Retained earnings (accumulated deficit)	(448)	(401)

Total stockholders’ equity	3,147	3,092
Non-controlling interest	47,225	47,759

Total Equity	50,372	50,851

Total Liabilities and Equity	$145,547	$146,197

The accompanying notes are an integral part of these consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited and dollars in thousands, except share and per share data)

	For the Three-Month Periods Ended March 31
	2013	2012
REVENUE:
Rental income	$4,178	$3,566
Tenant reimbursement and other property income	223	193
Other income	287	231

Total revenue	4,688	3,990
EXPENSES:
Property operating expenses	2,165	1,885
General and administrative expenses	259	305
Acquisition expenses	0	27
Depreciation and amortization	1,036	820

Total expenses	3,460	3,037

Operating income	1,228	953
Interest expense	(888)	(800)

Net income (loss):	340	153
Income allocated to preferred shares	(4)	(4)
Income (loss) allocated to non-controlling interest	(332)	(175)

Net income (loss) allocable to common shares	$4	$(26)

Earnings (loss) per share:
Basic	$0.01	$(0.21)

Diluted	$0.00	$(0.21)

Weighted-average shares:
Basic	345,910	125,495

Diluted	5,620,810	125,495

Dividends declared per common share	$0.15	$0.15

The accompanying notes are an integral part of these consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited and dollars in thousands)

	For the Three-Month Periods Ended March 31
	2013	2012
Cash flows from operating activities:
Net income (loss)	$340	$153
Depreciation and amortization	1,036	820
Amortization of deferred financing costs	18	12
Changes in assets and liabilities:
Accounts receivable and other assets	61	269
Accounts payable and accrued expenses	(114)	(94)
Other liabilities	40	4

Net cash from operating activities	1,381	1,164
Cash flows from investing activities:
Capital expenditures	(244)	(260)
Increase in restricted cash	(26)	(132)

Net cash from investing activities	(270)	(392)
Cash flows from financing activities:
Proceeds from issuance of preferred stock	0	101
Proceeds from issuance of common stock	102	3,000
Payments for deferred financing costs	(102)	(3)
Distributions on common stock	(50)	(3)
Distributions to non-controlling interests	(866)	(760)

Net cash from financing activities	(916)	2,335

Net change in cash and cash equivalents	195	3,107
Cash and cash equivalents, beginning of period	2,533	1,107

Cash and cash equivalents, end of the period	$2,728	$4,214

Supplemental cash flow information:
Cash paid for interest	$871	$787

The accompanying notes are an integral part of these consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

NOTE 1: Organization

Independence Realty Trust, Inc., or the Company, was formed on March 26, 2009 as a Maryland corporation that has elected to be taxed as a real estate investment trust, or REIT, commencing with the taxable year ended December 31, 2011. We are externally managed by a subsidiary of RAIT Financial Trust, or RAIT, a publicly traded Maryland REIT whose common shares are listed on the New York Stock Exchange under the symbol “RAS.” As used herein, the terms “we,” “our” and “us” refer to the Company and, as required by context, Independence Realty Operating Partnership, LP, which we refer to as our operating partnership, and their subsidiaries. We currently hold a portfolio of apartment properties and intend to invest the net proceeds of our ongoing public offering in a diversified portfolio of apartment properties that have the potential to generate attractive returns. We own substantially all of our assets and conduct our operations through our operating partnership, of which we are the sole general partner.

We sold 20,000 shares of our common stock to Independence Realty Advisors, LLC, our advisor, on April 30, 2009. Our advisor was purchased on January 20, 2011 by a wholly owned subsidiary of RAIT. Our advisor transferred its 20,000 shares to RAIT NTR Holdings, LLC, or RAIT NTR, an indirect wholly owned subsidiary of RAIT, on June 18, 2012.

On June 10, 2011, our Registration Statement on Form S-11 (File No. 333-173391), or the registration statement, for a continuous offering of a minimum of 250,000 shares and a maximum of 100,000,000 shares of common stock for sale to the public at a price of $10.00 per share (subject to certain discounts) in the primary offering and $9.50 per share pursuant to our distribution reinvestment plan, which we refer to collectively as our continuous offering, was declared effective under the Securities Act of 1933, as amended, or the Securities Act. During the quarter ended March 31, 2012, we satisfied the minimum offering amount of our offering as a result of our sale of 300,000 shares of our common stock for $10.00 per share for total gross proceeds of $3,000 to RAIT NTR. During the three months ended March 31, 2013, we sold an additional 11,300 shares in our offering to unaffiliated investors. Through April 8, 2013, we sold common stock pursuant to this registered continuous offering carried out in a manner consistent with offerings of non-listed REITs. Subsequently, we decided to sell shares of common stock in an underwritten public offering and terminate our continuous offering. Accordingly, we amended the registration statement, or the amended registration statement, on April 26, 2013 to terminate our continuous offering and describe the anticipated underwritten public offering, or the underwritten offering. There can be no assurance that we will be able to complete the underwritten offering. While the amended registration statement has been filed with the SEC, it has not yet been declared effective by the SEC. The common stock to be registered pursuant to our amended registration statement may not be sold nor may offers to buy be accepted prior to the time the amended registration statement becomes effective. Any disclosure concerning the underwritten offering is neither an offer nor a solicitation to purchase our securities.

In order to facilitate our qualification as a REIT, on January 4, 2012, we issued and sold 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Stock to 125 accredited investors who are not affiliated with us.

Subject to certain restrictions and limitations, our business is externally managed on a day-to-day basis by our advisor, a wholly owned subsidiary of RAIT, pursuant to an advisory agreement between us and our advisor. Our advisor conducts our operations and manages our portfolio of real estate investments. We have no paid employees.

We retained Independence Realty Securities, LLC, or IR Securities, a wholly owned subsidiary of RAIT, to serve as dealer manager for our continuous offering and assume responsibility for marketing our common shares

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

in the continuous offering. IR Securities will not participate in the underwritten offering. Because our advisor and IR Securities are indirectly owned and controlled by RAIT, they are affiliated with us and are considered related parties. IR Securities received compensation and fees for services related to our continuous offering terminated by the amended registration statement and our advisor receives compensation and fees for services related to the investment and management of our assets. The compensation levels during our offering, acquisition and operational stages are based on percentages of offering proceeds, the cost of properties acquired and the annual revenue earned from such properties, respectively.

As of March 31, 2013, we owned eight apartment properties with 2,004 units located in six states.

NOTE 2: Summary of Significant Accounting Policies

a. Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles, or GAAP. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although we believe that the included disclosures are adequate to make the information presented not misleading. The unaudited interim consolidated financial statements should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2012 included elsewhere in this prospectus. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our consolidated financial position and consolidated results of operations and cash flows are included. The results of operations for the interim periods presented are not necessarily indicative of the results for the full year.

b. Principles of Consolidation

The consolidated financial statements reflect our accounts and the accounts of our operating partnership and other wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

c. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

d. Organization and Offering Costs

We have incurred accounting and offering costs in connection with our continuous offering and expect to incur additional accounting and offering costs in connection with our underwritten offering. The offering and organization costs, which are primarily being incurred by our advisor, are expected to be paid or reimbursed by us with offering proceeds.

Our advisor has advanced or reimbursed, and may continue to advance or reimburse, all the organization and offering costs incurred on our behalf. We will reimburse our advisor up to 1.0% of gross offering proceeds.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

As of March 31, 2013, our offering proceeds were $3,293. Organization and offering costs include items such as legal and accounting fees, marketing, promotional and printing costs. All organizational cost will be expensed when incurred. All offering costs will be recorded as a reduction of additional paid-in-capital when incurred. Our advisor has incurred $4,392 of organization and offering costs from our date of inception through March 31, 2013, of which $34 have been reimbursed to our advisor.

e. Revenue Recognition

Minimum rents are recognized on an accrual basis, over the terms of the related leases on a straight-line basis. Any above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the lease term. Recoveries from residential tenants for utility costs are recognized as revenue in the period that the applicable costs are incurred.

f. Accounts Receivable and Allowance for Bad Debts

We make estimates of the collectability of our accounts receivable related to base rents, expense reimbursements and other revenue. We analyze accounts receivable and historical bad debt levels, tenant credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants experiencing financial difficulties are analyzed and estimates are made in connection with expected uncollectible receivables. Our reported operating results are directly affected by management’s estimate of the collectability of accounts receivable.

g. Investments in Real Estate

Allocation of Purchase Price of Acquired Assets

We account for acquisitions of properties in accordance with FASB ASC Topic 805, “Business Combinations”. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, based in each case on their fair values. Purchase accounting is applied to assets and liabilities associated with the real estate acquired. Transaction costs and fees incurred related to acquisitions are expensed as incurred. Transaction costs and fees incurred related to the acquisition of a joint venture interest, accounted for under the equity method of accounting, are capitalized as part of the cost of the investment.

Upon the acquisition of properties, we estimate the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), and assumed debt at the date of acquisition, based on the evaluation of information and estimates available at that date. Based on these estimates, we allocate the initial purchase price to the applicable assets and liabilities. As final information regarding fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments will be made to the purchase price allocation, in no case later than twelve months of the acquisition date.

        In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the differences between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

the corresponding in-place leases, measured over a period equal to the remaining term of the lease. The capitalized above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the lease term.

The aggregate value of in-place leases is determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions and similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. The value assigned to this intangible asset is amortized over the remaining lease terms.

Impairment of Long-Lived Assets

Management evaluates the recoverability of its investment in real estate assets, including related identifiable intangible assets, in accordance with FASB ASC Topic 360, “Property, Plant and Equipment”. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that recoverability of the assets is not assured.

Management evaluates the long-lived assets on an ongoing basis and records an impairment charge when there is an indicator of impairment. The estimated cash flows used for the impairment analysis and the determination of estimated fair value are based on our plans for the respective assets and our views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the respective and/or comparable properties, and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in our plans or views of market and economic conditions could result in recognition of impairment losses, which, under the applicable accounting guidance, could be substantial.

Depreciation and Amortization

Depreciation expense for real estate assets are computed using a straight-line method based on a life of 40 years for buildings and improvements and five to ten years for equipment and fixtures. Expenditures for tenant improvements are capitalized and amortized over the initial term of each lease.

h. Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined in FASB ASC Topic 820, “Fair Value Measurements and Disclosures” and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, are as follows:

•

Level 1: Valuations are based on unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets carried at level 1 fair value generally are equity

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

securities listed in active markets. As such, valuations of these investments do not entail a significant degree of judgment.

•

Level 2: Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•

Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of investment, whether the investment is new, whether the investment is traded on an active exchange or in the secondary market, and the current market condition. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in level 3.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be transferred from Level 1 to Level 2 or Level 2 to Level 3.

Fair value for certain of our Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular instrument, specific issuer information and other market data for securities without an active market. In accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, the impact of our own credit spreads is also considered when measuring the fair value of financial assets or liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based on observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

FASB ASC Topic 825, “Financial Instruments” requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of mortgage indebtedness is based on a discounted cash flows valuation technique, which classifies this as a level 3 liability within the fair value hierarchy. The carrying value and fair value of mortgage indebtedness as of March 31, 2013 is $92,413 and $96,557, respectively. The fair value of cash and cash equivalents and restricted cash approximates cost due to the nature of these instruments.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

i. Deferred Costs

We capitalize initial direct costs in accordance with FASB ASC Topic 310, “Receivables”. The costs are capitalized upon the execution of the loan or lease and amortized over the initial term of the corresponding loan or lease. Deferred loan costs are amortized to interest expense over the term of the loan. Deferred leasing costs are amortized to amortization expense over the initial term of the lease.

j. Income Taxes

We have elected to be taxed as a REIT beginning with the taxable year ended December 31, 2011. Accordingly, we recorded no income tax expense for the three months ended March 31, 2013 and 2012.

To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to stockholders. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders, however, we believe that we are organized and operate in such a manner as to qualify and maintain treatment as a REIT and intend to operate in such a manner so that we will remain qualified as a REIT for federal income tax purposes.

k. Earnings per Share

Earnings per share is computed in accordance with FASB ASC Topic 260, “Earnings per Share”, by dividing the net income by the weighted average number of common shares outstanding during the respective period. Earnings per share excludes 5,274,900 limited partnership units that are convertible into common stock as their effect would be anti-dilutive for the three-months ended March 31, 2012.

l. Recent Accounting Pronouncements

In June 2011, the FASB issued an accounting standard classified under FASB ASC Topic 222, “Comprehensive Income”. This accounting standard amends existing guidance to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by requiring entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued an accounting standard that deferred the new presentation requirements about reclassification adjustments. Both of these accounting standards are effective for fiscal years, and interim periods with those years, beginning after December 15, 2011. The adoption of these standards did not have a material effect on our consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

NOTE 3: Investments in Real Estate

As of March 31, 2013, our investments in real estate consisted of eight apartment properties with 2,004 units. The table below summarizes our investments in real estate as of March 31, 2013 and December 31, 2012:

	As of March 31, 2013	As of December 31, 2012
Land	$30,168	$30,168
Building	121,390	121,390
Furniture, fixtures and equipment	2,159	2,007

Total investment in real estate	153,717	153,565
Accumulated depreciation	(13,110)	(12,283)

Investments in real estate, net	$140,607	$141,282

On October 11, 2012, we acquired a fee simple interest in a 192-unit multifamily residential community located in Indianapolis, Indiana, known as Runaway Bay Apartments. We acquired the property through a wholly owned subsidiary of our operating partnership, from an unaffiliated third party, 2030 Runaway Bay Drive Holdings, LLC. We acquired the property for an aggregate purchase price of $15,750 exclusive of closing costs. We paid the purchase price with a combination of a $10,238 first mortgage loan and $5,512 in cash.

The following table summarizes the aggregate carrying value of the assets and liabilities associated with the properties acquired during the year ended December 31, 2012, on the respective date of each acquisition, for the real estate accounted for under FASB ASC Topic 805.

Description	Carrying Amount
Assets acquired:
Investments in real estate	$15,397
Intangible asset	353
Liabilities assumed:
Mortgage indebtedness	(10,238)

Carrying amount of net assets acquired	$5,512

Our consolidated unaudited pro forma information, after including the acquisition of real estate properties, is presented below as if the acquisitions occurred on January 1, 2012. These pro forma results are not necessarily indicative of the results which actually would have occurred if the acquisition had occurred on the first day of the periods presented, nor does the pro forma financial information purport to represent the results of operations for future periods:

Description	For the Three-Month Period Ended March 31, 2012
Total revenue, as reported	$3,990
Pro forma revenue	4,529
Net income (loss) allocable to common shares, as reported	(26)
Pro forma net income (loss) allocable to common shares	(23)

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

NOTE 4: Mortgage Indebtedness

Each of our properties is encumbered by a first mortgage. A summary of each mortgage, as of March 31, 2013 and December 31, 2012, is as follows:

	Outstanding Principal
Property	As of March 31, 2013	As of December 31, 2012	Current Interest Rate		Maturity Date

Belle Creek Apartments	10,575	10,575	2.5	(1)	April 28, 2021

Centrepoint Apartments	17,600	17,600	3.7	(2)	January 1, 2019

Copper Mill Apartments	7,350	7,350	5.7	(3)	May 1, 2021

Crestmont Apartments	6,750	6,750	5.7	(3)	May 1, 2021

Cumberland Glen Apartments	6,900	6,900	5.7	(3)	May 1, 2021

Heritage Trace Apartments	5,500	5,500	5.7	(3)	May 1, 2021

Runaway Bay Apartments	10,238	10,238	3.6	(4)	November 1, 2022

Tresa at Arrowhead	27,500	27,500	2.5	(1)	April 28, 2021

Total /Weighted-Average	$92,413	$92,413	3.8%

(1)	Fixed rate of interest at 2.5% for the first two years with a floating rate thereafter at 225 basis points over 30-day LIBOR. Interest only.

(2)	Fixed rate. Interest only payments are due monthly. Beginning February 1, 2015, principal and interest payments are required based on a 30-year amortization schedule.

(3)	Fixed rate. Interest only payments are due monthly. Beginning May 1, 2013, principal and interest payments are required based on a 30-year amortization schedule.

(4)	Fixed Rate. Interest only payments are due monthly. Beginning December 1, 2013, principal and interest payments are required based on a 30-year amortization schedule.

As of March 31, 2013 RAIT holds $38,075 of our debt while $54,338 is held by third parties. For the three months ended March 31, 2013 and 2012 we paid $238 and $241 of interest to RAIT, respectively.

NOTE 5: Shareholder Equity and Non-Controlling Interest

Stockholder Equity

Preferred Shares

On February 28, 2013, our board of directors authorized and declared distributions on our Series A Preferred Stock for the period beginning on January 1, 2013, and ending on June 30, 2013. The distributions are payable to the holders of the Series A Preferred Stock of record at a rate of $0.34722222 per day, which is an amount that is equivalent to a 12.5% annualized distribution rate based on a share price of $1,000. The distributions will be aggregated and paid in cash on June 28, 2013, pursuant to the requirements of our charter.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

Common Shares

On February 28, 2013, our board of directors authorized and declared distributions on our common stock for the months of January through June 2013. For the months of January through March 2013, the distributions will be payable to the holders of our common stock at a rate of $0.00163934 per share per day, which is an amount that is equivalent to a 6.0% annualized distribution rate based on a share price of $10.00. For the months of April through June 2013, our board of directors authorized and declared distributions on our common stock at a rate of $0.00171233 per share per day, which is an amount that is equivalent to a 6.25% annualized distribution rate based on a share price of $10.00. The distributions for each month will be aggregated and paid on or before the fifteenth day following the completion of each respective month. All distributions will be paid in cash.

Non-controlling Interest

On February 28, 2013, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s common partnership units for the months of January through June 2013. For the months of January through March 2013, the distributions were paid to the holders of our common operating partnership units at a rate of $0.00163934 per unit per day, which is an amount that is equivalent to a 6.0% annualized distribution rate based on a unit price of $10.00. For the months of April through June 2013, our board of directors authorized and declared distributions on our operating partnership’s common units at a rate of $0.00171233 per share per day, which is an amount that is equivalent to a 6.25% annualized distribution rate based on a unit price of $10.00. The distributions for each month will be aggregated and paid on or before the fifteenth day following the completion of each respective month.

On February 28, 2013, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s Series B Preferred Units for the period of January, February and March 2013. The distributions will paid to holders of our Series B Preferred Units of record at a rate of $2.78 per unit per day.

On May 7, 2013, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s Series B Preferred Units for the period of April, May and June 2013. The distributions will paid to holders of our Series B Preferred Units of record at a rate of $2.78 per unit per day.

Our operating partnership, at its option, may redeem the Series B Preferred Units, in whole or in part, at any time or from time to time for a redemption price equal to $10 plus all accrued and unpaid distributions thereon to and including the date fixed for redemption. Holders of the Series B Preferred Units have the right, but not the obligation, to exchange all or a portion of their Series B Preferred Units for cash or, at our option as general partner of the operating partnership, for shares of our common stock. This right is exercisable on the earlier to occur of (i) the date that is one year after the issuance of the holder’s Series B Preferred Units or (ii) the liquidation of our operating partnership or the sale of all or substantially all of the assets of the operating partnership, at an exchange price equal to the redemption price. Upon any exercise by a holder of the Series B Preferred Units of its exchange right, we may, on behalf of our operating partnership, in our sole and absolute discretion (subject to the limitations on ownership and transfer of our common stock set forth in our charter), elect to assume directly and satisfy such Series B Preferred Unit holder’s exchange right by exchanging shares of our common stock with a defined aggregate value equivalent to the aggregate redemption price of the Series B Preferred Units being exchanged for such Series B Preferred Units.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

NOTE 6: Equity Compensation Plans

Long Term Incentive Plan

On April 5, 2011, our board of directors approved and adopted the Long Term Incentive Plan, or our incentive plan, and the Independent Directors Compensation Plan. Our incentive plan provides for the grants of awards to our directors, officers and full-time employees (in the event we ever have employees), full-time employees of our advisor and its affiliates, full-time employees of entities that provide services to our advisor, directors of our advisor or of entities that provide services to it, certain of our consultants and certain consultants to our advisor and its affiliates or to entities that provide services to our advisor. The incentive plan authorizes the grant of restricted or unrestricted shares of our common stock, non-qualified and incentive stock options, restricted stock units, stock appreciation rights, dividend equivalents and other stock- or cash-based awards. The amended registration statement contemplates that the incentive plan will be amended.

Under our Independent Directors Compensation Plan, which operates as a sub-plan of our incentive plan, each of our independent directors will receive 3,000 shares of common stock annually; provided, however, that no shares will be issued pursuant to our Independent Directors Compensation Plan until we have raised at least $2,500 in gross offering proceeds from unaffiliated persons. In addition, our independent directors may elect to receive their annual fee in the form of our common shares or a combination of common shares and cash.

We will account for stock-based compensation in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense of the requisite service period, which is the vesting period. We have not granted any stock-based compensation to date. Stock-based compensation will be classified within general and administrative expense in the consolidated statements of operations. As stock-based compensation expense recognized in the consolidated statement of operations will be based on awards ultimately expected to vest, the amount of expense will be reduced for estimated forfeitures. Forfeitures will be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures will be estimated on experience of other companies in the same industry until entity-specific information is available.

Distribution Reinvestment Program

We adopted a distribution reinvestment program, or the DRP, through which our stockholders may elect to reinvest an amount equal to the distributions declared on their shares of common stock in additional shares in lieu of receiving cash distributions. The common stock available under the DRP was reallocated to the underwritten offering when the amended registration statement was filed and the DRP was subsequently terminated. No selling commissions or dealer manager fees were paid on shares sold under the DRP.

Share Repurchase Plan

The share repurchase plan was terminated effective April 26, 2013.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

NOTE 7: Related Party Transactions and Arrangements

Fees and Expenses Paid to Our Advisor

We amended and restated our advisory agreement with our advisor as of May 7, 2013. The disclosure below describes the terms and conditions of the advisory agreement prior to May 7, 2013. For a description of the terms and conditions of the advisory agreement on and after May 7, 2013, see Note 8-Subsequent Events, below.

Our advisor generally has responsibility for our day-to-day operations. Pursuant to the terms of the advisory agreement through May 7, 2013 we paid our advisor the fees described below.

•

We paid to our advisor an asset management fee that is payable quarterly in an amount equal to 0.1875% of the average invested assets as of the last day of the quarter, which equates to an annualized rate of 0.75% per annum. Average invested assets means the average of the aggregate book value of our assets invested in interests in, and loans secured by, real estate before reserves for depreciation or bad debt or other similar non-cash reserves. As part of the acquisition of our initial portfolio of six properties, our advisor agreed to waive any asset management fees on the initial portfolio for the first two years of our ownership. That period expired in April 2013. For the three-month periods ended March 31, 2013 and 2012, we paid $82 and $53 of asset management fees to our advisor, respectively. As of March 31, 2013 and December 31, 2012, we had liabilities payable to our advisor for asset management fees of $82 and $80, respectively.

•

If our advisor provided services in connection with the financing of any third party debt that we obtain, we would pay the advisor a financing coordination fee equal to 1.0% of the amount available and/or outstanding under such financing, subject to certain limitations. We do not pay financing coordination fees in connection with debt provided by RAIT. The services our advisor may perform include, without limitation, searching for lenders in connection with a proposed refinancing and negotiating the terms of any proposed refinancing with such lenders. Our advisor may reallow some or all of this fee to reimburse third parties that it retains to procure any such refinancing. For the three-month periods ended March 31, 2013 and 2012, we paid $102 and $0 of financing coordination fees to our advisor, respectively. As of March 31, 2013 and December 31, 2012, we had liabilities payable to our advisor for financing coordination fees of $0 and $102, respectively.

•

We may pay our advisor a disposition fee upon the sale of one or more of our properties in an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset or (b) 1% of the sale price of the asset. Payment of such fee may be made only if the advisor provides a substantial amount of services in connection with the sale of the asset. In addition, the amount paid when added to all other commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset or an amount equal to 6% of the sale price of such asset. For the three-month periods ended March 31, 2013 and 2012, we did not pay any disposition fees to our advisor.

In addition to the fees we pay to our advisor pursuant to the advisory agreement prior to May 7, 2013, we also reimbursed our advisor and its affiliates for the costs and expenses, subject to the limitations described below under the heading “2%/25% Guidelines.” We did not reimburse the advisor or its affiliates for services for which the advisor or its affiliates are entitled to compensation in the form of a separate fee. If the advisor or its affiliates perform services that are outside of the scope of the advisory agreement, we will compensate them at rates and in amounts agreed upon by the advisor and the independent directors. We reimburse our advisor for

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

acquisition expenses up to a maximum amount which, collectively with all acquisition fees and expenses, will not exceed, in the aggregate, 6% of the gross offering proceeds from our public offering.

•

We may reimburse our advisor for certain costs it incurs in connection with the services it provides to us including, but not limited to: (i) organization and offering costs in an amount up to 1% of gross offering proceeds, which include actual legal, accounting, printing and expenses attributable to preparing the SEC registration statement, qualification of the shares for sale in the states and filing fees incurred by the advisor, as well as reimbursements for salaries and direct expenses of its employees, including, without limitation, employee benefits, while engaged in registering the shares and other organization costs, other than selling commissions and the dealer manager fee; (ii) advertising expenses, expense reimbursements, and legal and accounting fees; (iii) the actual cost of goods and materials used by us and obtained from entities not affiliated with the advisor; (iv) administrative services (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the advisor receives a separate fee); and (v) rent, leasehold improvement costs, utilities or other administrative items generally constituting our advisor’s overhead. We will not reimburse the advisor for any services for which we will pay the advisor a separate fee. For the three-month period ended March 31, 2013, our advisor incurred $201 of organization and offering costs. During the three-months ended March 31, 2013, we reimbursed our advisor for $1 of organization and offering costs.

•

We reimburse our advisor for expenses it incurs in connection with our purchase of an asset. The acquisition fees and expenses for any particular asset, including amounts payable to affiliates, will not exceed, in the aggregate, 6% of the contract purchase price (including any mortgage assumed) of the asset. Our advisor will be paid acquisition expenses and we will reimburse our advisor for acquisition expenses only to the extent that acquisition fees and acquisition expenses collectively do not exceed 6% of the contract price of our assets. For the three-month period ended March 31, 2013, we did not reimburse our advisor for any acquisition expenses.

2%/25% Guidelines

Our charter was amended on May 7, 2013. The amendments included removing the 2%/25% Guidelines. See “Subsequent Events” below.

Commencing on the fourth fiscal quarter following the quarter ended June 30, 2011 through May 7, 2013 our advisor must reimburse us for the amounts, if any, by which our total REIT operating expenses paid during the previous fiscal year exceed the greater of:

•	2% of our average invested assets for that fiscal year; or

•	25% of our net income for that fiscal year;

provided, however, that only so much of the excess specified above will be required to be reimbursed as the board of directors, including a majority of the independent directors, determines should justifiably be reimbursed in light of any unanticipated, unusual or non-recurring factors. Within 60 days after the end of the quarter for which the excess occurred, the stockholders will be sent a written disclosure and explanation of the factors the independent directors considered in arriving at the conclusion that the higher total operating expenses were justified. Operating expenses are defined for this purpose as all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage,

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) reasonable incentive fees based on the gain from the sale of our assets; and (vi) acquisition fees and expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Selling Commissions and Fees Paid to our Dealer Manager

The dealer manager for our continuous offering of common stock was IR Securities, an indirect wholly owned subsidiary of RAIT. IR Securities is a licensed broker-dealer registered with FINRA. IR Securities will not participate in the underwritten offering. IR Securities was entitled to certain selling commissions, dealer manager fees and reimbursements relating to raising capital in connection with the continuous offering. Our agreement with IR Securities provided for the following compensation relating to the continuous offering:

•

We paid IR Securities selling commissions of up to 7.0% of the gross proceeds from our continuous offering. IR Securities reallowed all or a portion of commissions earned for those transactions that involve participating broker-dealers. For the three-month period ended March 31, 2013, we did not pay any selling commissions to IR Securities.

•

We paid IR Securities a dealer manager fee of 3.0% of the gross proceeds from our continuous offering. IR Securities, in its sole discretion, could reallow a portion of its dealer manager fee of up to 1.5% of the gross offering proceeds to be paid to such participating broker-dealers. For the three-month period ended March 31, 2013, we paid $3 of dealer manager fees to IR Securities.

•

We reimbursed IR Securities for its reasonable bona fide due diligence expenses and reimbursed it for reimbursements it could make to broker-dealers for reasonable bona fide due diligence expenses which are included in a detailed and itemized invoice. Reimbursement of these amounts, combined with the reimbursement of all other organizational and offering costs, was not to exceed 15% of the gross proceeds raised in our continuous offering. For the three-month period ended March 31, 2013, IR Securities incurred $0 of reimbursable due diligence expenses.

Property Management Fees Paid to Our Property Manager

        We have entered into property management agreements with Jupiter Communities, LLC, or our property manager, which is majority owned by RAIT, with respect to each of our properties. Pursuant to the property management agreements, we pay our property manager property management and leasing fees on a monthly basis of an amount up to 4.0% of the gross revenues from the property for each month. Additionally, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Each management agreement has an initial one year term, subject to automatic one-year renewals unless either party gives prior notice of its desire to terminate the management agreement. For the three-month period ended March 31, 2013, we paid $185 of property management and leasing fees to our property manager. As of March 31, 2013 and December 31, 2012, we had liabilities payable to our property manager for property management and leasing fees of $63 and $59, respectively.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

NOTE 8: Commitments and Contingencies

From time to time, we are party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, results of operations, or financial statements, taken as a whole, if determined adversely to us.

NOTE 9: Subsequent Events

Through April 8, 2013, we sold common stock pursuant to a registered continuous offering carried out in a manner consistent with offerings of non-listed REITs. Subsequently, we decided to sell shares of common stock in an underwritten public offering and terminate the continuous offering. On May 13, 2013, we filed a new registration statement relating to the underwritten offering. There can be no assurance that we will be able to complete the underwritten offering. While the new registration statement has been filed with the SEC, it has not yet been declared effective by the SEC. The common stock to be registered pursuant to our new registration statement may not be sold nor may offers to buy be accepted prior to the time the new registration statement becomes effective. Any disclosure concerning the underwritten offering is neither an offer to sell nor a solicitation to purchase our common stock.

On May 7, 2013, RAIT elected to convert 5,274,900 of its common limited partnership units to shares of our common stock according to the terms of the Agreement of Limited Partnership. The shares of our common stock issued were issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Effective as of May 7, 2013, we entered into the Second Amended and Restated Advisory Agreement, or the amended and restated advisory agreement. The amended and restated advisory agreement was adopted primarily to adjust the advisor’s compensation and modify its duties to us.

Pursuant to the terms of the amended advisory agreement, our advisor will be compensated as follows:

•

Annual Base Management Fee of 0.75% of average gross real estate assets. Average gross real estate assets means the average of the aggregate book value of our real estate assets (excluding the book values attributable to the eight properties in our existing portfolio) before reserves for depreciation or other similar noncash reserves. We will compute average gross real estate assets by taking the average of the book values of our properties (excluding the eight properties in our existing portfolio) at the end of each month during the quarter for which we are calculating the fee. The fee is payable quarterly in an amount equal to 0.1875% of average gross real estate assets as of the last day of such quarter.

•

We will pay our advisor an incentive fee based on our pre-incentive fee core funds from operations, or Core FFO, a non-GAAP measure as defined in the advisory agreement. The incentive fee is computed at the end of each fiscal quarter as follows:

•

no incentive fee in any fiscal quarter in which our pre-incentive fee Core FFO does not exceed the hurdle rate of 1.75% (7% annualized) of the cumulative gross amount of equity capital we have obtained; and

•	20% of the amount of our pre-incentive fee Core FFO that exceeds 1.75% (7% annualized) of the cumulative gross amount of equity capital we have obtained.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of March 31, 2013

(Unaudited and dollars in thousands, except share and per share data)

In July 2013, we amended our advisory agreement so that no base management fee is charged on the eight properties in our existing portfolio. This amendment was effective as of April 1, 2013. Also in July 2013, our advisor agreed to reimburse us for approximately $132 of transfer agent costs incurred from January 1, 2013 through May 2013, when we changed transfer agents as we commenced the process of listing our common shares on the NYSE MKT.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Independence Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of Independence Realty Trust, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2012. Our audits of the basic consolidated financial statements included the financial statement schedule listed on pages F-41 and F-42. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independence Realty Trust, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 13, 2013

Independence Realty Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

	As of December 31, 2012	As of December 31, 2011
ASSETS:
Investments in real estate:
Investments in real estate at cost	$153,565	$137,428
Accumulated depreciation	(12,283)	(9,304)

Investments in real estate, net	141,282	128,124
Cash and cash equivalents	2,533	1,107
Restricted cash	1,150	1,072
Accounts receivable and other assets	345	543
Intangible assets, net of accumulated amortization of $79 and $0, respectively	274	0
Deferred costs, net of accumulated amortization of $68 and $15, respectively	613	506

Total Assets	$146,197	$131,352

LIABILITIES AND EQUITY:
Mortgage indebtedness	$92,413	$82,175
Accounts payable and accrued expenses	1,986	1,529
Accrued interest payable	32	0
Dividends payable	499	240
Other liabilities	416	350

Total Liabilities	95,346	84,294
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized, 125 and 0 shares issued and outstanding, respectively	0	0
Common stock, $0.01 par value; 300,000,000 shares authorized, 345,063 and 20,000 shares issued and outstanding, respectively	3	0
Additional paid-in capital	3,490	200
Retained earnings (accumulated deficit)	(401)	(113)

Total stockholders’ equity	3,092	87
Non-controlling interest	47,759	46,971

Total Equity	50,851	47,058

Total Liabilities and Equity	$146,197	$131,352

The accompanying notes are an integral part of these consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except share and per share information)

	For the Years Ended December 31
	2012	2011	2010
Revenue:
Rental income	$14,849	$7,716	$0
Tenant reimbursement income	818	441	0
Other income	962	511	5

Total revenue	16,629	8,668	5
Expenses:
Property operating expenses	8,066	4,477	0
General and administrative expenses	1,208	575	0
Acquisition expenses	157	488	0
Depreciation and amortization	3,466	1,771	0

Total expenses	12,897	7,311	0

Operating Income	3,732	1,357	5
Interest expense	(3,305)	(1,727)	0

Income (loss) before taxes	427	(370)	5
Income tax provision	0	0	(1)

Net income (loss)	427	(370)	4
Income (loss) allocated to preferred shares	(15)	0	0
Income (loss) allocated to non-controlling interests	(535)	258	0

Net income (loss) allocable to common shares	$(123)	$(112)	$4

Earnings (loss) per share:
Basic	$(0.45)	$(5.60)	$0.20

Diluted	$(0.45)	$(5.60)	$0.20

Weighted-average shares:
Basic	275,384	20,000	20,000

Diluted	275,384	20,000	20,000

The accompanying notes are an integral part of these consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

	For the Years Ended December 31
	2012	2011	2010
Net income (loss)	$427	$(370)	$4

Comprehensive income (loss) before allocation to non-controlling interests	427	(370)	4
Allocation to preferred shares	(15)	0	0
Allocation to non-controlling interests	(535)	258	0

Comprehensive income (loss)	$(123)	$(112)	$4

The accompanying notes are an integral part of these consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Consolidated Statements of Equity

(Dollars in thousands, except share and per share data)

	Stockholders’ Equity
	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (accumulated deficit)	Total Stockholder’s Equity	Non-Controlling Interest	Total Equity
	Shares	Amount	Shares	Amount
Balance, January 1, 2010	—	$—	20,000	$0	$200	$1	$201	$2	$203
Net income	—	—	—	—	—	4	4	—	4

Balance, December 31, 2010	—	—	20,000	0	200	5	205	2	207
Net income	—	—	—	—	—	(112)	(112)	(258)	(370)
Distribution to non-controlling interest declared	—	—	—	—	—	—	—	(1,256)	(1,256)
Common dividends declared	—	—	—	—	—	(6)	(6)	—	(6)
Issuance of non-controlling interest	—	—	—	—	—	—	—	48,483	48,483

Balance, December 31, 2011	—	—	20,000	$0	$200	$(113)	$87	$46,971	$47,058
Net income (loss)	—	—	—	—	—	(108)	(108)	535	427
Distribution to non-controlling interest declared	—	—	—	—	—	—	—	(3,247)	(3,247)
Preferred dividends	—	—	—	—	—	(15)	(15)	—	(15)
Common dividends declared	—	—	—	—	—	(165)	(165)	—	(165)
Issuance of preferred shares	125	0	—	—	100	—	100	—	100
Issuance of common shares	—	—	325,063	3	3,190	—	3,193	—	3,193
Issuance of non-controlling interest	—	—	—	—	—	—	—	3,500	3,500

Balance, December 31, 2012	125	$0	345,063	$3	$3,490	$(401)	$3,092	$47,759	$50,851

The accompanying notes are an integral part of these consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Years Ended December 31
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$427	$(370)	$4
Depreciation and amortization	3,466	1,771	0
Amortization of deferred financing costs	121	15	0
Changes in assets and liabilities:
Accounts Receivable and other assets	240	(333)	0
Accounts payable and accrued expenses	164	1,075	(1)
Other liabilities	66	38	0

Cash flow from operating activities	4,484	2,196	3
Cash flows from investing activities:
Acquisition of real estate properties	(15,781)	(18,244)	0
Capital expenditures	(1,148)	(868)	0
(Increase) decrease in restricted cash	1	324	0

Cash flow from investing activities	(16,928)	(18,788)	0
Financing activities:
Proceeds from issuance of preferred stock	100	0	0
Proceeds from issuance of common stock	3,193	0	0
Proceeds from issuance of non-controlling interests	3,500	1,250	0
Proceeds from mortgage indebtedness	10,238	17,600	0
Proceeds from repayment of short-term notes	0	0	(200)
Issuance of short-term notes	0	0	200
Proceeds from subscriptions	0	0	1,130
Subscriptions payable	0	0	(1,130)
Payments for deferred financing costs	7	(338)	0
Distributions on preferred stock	(15)	0	0
Distributions on common stock	(149)	(5)	0
Distributions to non-controlling interests	(3,004)	(1,017)	0

Net cash from financing activities	13,870	17,490	0

Net change in cash and cash equivalents	1,426	898	3
Cash and cash equivalents at the beginning of the period	1,107	209	206

Cash and cash equivalents at the end of the period	$2,533	$1,107	$209

Supplemental cash flow information:
Cash paid for interest	$3,271	$1,727	$0
Mortgage indebtedness assumed to acquire real estate properties	0	64,575	0
Non-controlling interests issued to acquire real estate properties	0	47,233	0

The accompanying notes are an integral part of these consolidated financial statements.

Independence Realty Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2012

(Dollars in thousands, except share and per share data)

NOTE 1: Organization

Independence Realty Trust, Inc., or the Company, was formed on March 26, 2009 as a Maryland corporation that has elected to be taxed as a real estate investment trust, or REIT, commencing with the taxable year ended December 31, 2011. We are sponsored by RAIT Financial Trust, our sponsor, a publicly traded Maryland REIT whose common shares are listed on the New York Stock Exchange under the symbol “RAS.” As used herein, the terms “we,” “our” and “us” refer to the Company and, as required by context, Independence Realty Operating Partnership, LP, which we refer to as our operating partnership, and their subsidiaries. We currently hold a portfolio of apartment properties and intend to invest the net proceeds of our ongoing public offering in a diversified portfolio of apartment properties that have the potential to generate attractive returns. We own substantially all of our assets and conduct our operations through our operating partnership, of which we are the sole general partner.

We sold 20,000 shares of our common stock to Independence Realty Advisors, LLC, our advisor, on April 30, 2009. Our advisor was purchased on January 20, 2011 by a wholly owned subsidiary of our sponsor. Our advisor transferred its 20,000 shares to RAIT NTR Holdings, LLC, or RAIT NTR, an indirect wholly owned subsidiary of our sponsor, on June 18, 2012.

On June 10, 2011, our Registration Statement on Form S-11 (File No. 333-173391) for an offering of a minimum of 250,000 shares and a maximum of 100,000,000 shares of common stock for sale to the public at a price of $10.00 per share (subject to certain discounts) in the primary offering and $9.50 per share pursuant to our distribution reinvestment plan, which we refer to collectively as our offering, was declared effective under the Securities Act of 1933, as amended, or the Securities Act. During the quarter ended March 31, 2012, we satisfied the minimum offering amount of our offering as a result of our sale of 300,000 shares of our common stock for $10.00 per share for total gross proceeds of $3,000 to RAIT NTR. During the year ended December 31, 2012, we sold an additional 25,000 shares in our offering to unaffiliated investors. We intend to invest the net proceeds of our ongoing public offering in a diversified portfolio of apartment properties with strong and stable cash flows that have the potential to generate attractive distributions for our investors, with a primary focus on core and stabilized apartment properties that are well leased and produce predictable income.

In order to facilitate our qualification as a REIT, on January 4, 2012, we issued and sold 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Stock to 125 accredited investors who are not affiliated with us.

Subject to certain restrictions and limitations, our business is externally managed on a day-to-day basis by our advisor, a wholly owned subsidiary of our sponsor, pursuant to an advisory agreement between us and our advisor. Our advisor conducts our operations and manages our portfolio of real estate investments. We have no paid employees.

We have retained Independence Realty Securities, LLC, or our dealer manager, a wholly owned subsidiary of our sponsor, to serve as our dealer manager for our offering and assume responsibility for marketing our common shares. Because our advisor and our dealer manager are indirectly owned and controlled by our sponsor, they are affiliated with us and are considered related parties. Our advisor and our dealer manager receive compensation and fees for services related to our offering and for the investment and management of our assets. The compensation levels during our offering, acquisition and operational stages are based on percentages of offering proceeds, the cost of properties acquired and the annual revenue earned from such properties, respectively.

As of December 31, 2012, we owned eight apartment properties with 2,004 units located in six states.

NOTE 2: Summary of Significant Accounting Policies

a. Basis of Presentation

The accompanying consolidated financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles, or GAAP. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our consolidated financial position and consolidated results of operations, equity and cash flows are included.

b. Principles of Consolidation

The consolidated financial statements reflect our accounts and the accounts of our operating partnership. All intercompany accounts and transactions have been eliminated in consolidation.

c. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

d. Organization and Offering Costs

We have incurred and expect to incur additional accounting and offering costs in connection with our offering. The offering and organization costs, which are primarily being incurred by our advisor, are expected to be paid or reimbursed by us with offering proceeds.

Our advisor has advanced or reimbursed, and may continue to advance or reimburse, all the organization and offering costs incurred on our behalf. We will reimburse our advisor up to 1.0% of gross offering proceeds. As of December 31, 2012, our offering proceeds were $3,225. Organization and offering costs include items such as legal and accounting fees, marketing, promotional and printing costs. All organizational cost will be expensed when incurred. All offering costs will be recorded as a reduction of additional paid-in-capital when incurred. Our advisor has incurred $4,190 of organization and offering costs from our date of inception through December 31, 2012, of which $32 have been reimbursed to our advisor.

e. Revenue Recognition

Minimum rents are recognized on an accrual basis, over the terms of the related leases on a straight-line basis. Any above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the lease term. Recoveries from residential tenants for utility costs are recognized as revenue in the period that the applicable costs are incurred.

f. Accounts Receivable and Allowance for Bad Debts

We make estimates of the collectability of our accounts receivable related to base rents, expense reimbursements and other revenue. We analyze accounts receivable and historical bad debt levels, tenant credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants experiencing financial difficulties are analyzed and estimates are made in connection with expected uncollectible receivables. Our reported operating results are directly affected by management’s estimate of the collectability of accounts receivable.

g. Investments in Real Estate

Allocation of Purchase Price of Acquired Assets

We account for acquisitions of properties in accordance with FASB ASC Topic 805, “Business Combinations”. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, based in each case on their fair values. Purchase accounting is applied to assets and liabilities associated with the real estate acquired. Transaction costs and fees incurred related to acquisitions are expensed as incurred. Transaction costs and fees incurred related to the acquisition of a joint venture interest, accounted for under the equity method of accounting, are capitalized as part of the cost of the investment.

Upon the acquisition of properties, we estimate the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), and assumed debt at the date of acquisition, based on the evaluation of information and estimates available at that date. Based on these estimates, we allocate the initial purchase price to the applicable assets and liabilities. As final information regarding fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments will be made to the purchase price allocation, in no case later than twelve months of the acquisition date.

In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the differences between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining term of the lease. The capitalized above-market lease values and the capitalized below-market lease values are amortized as an adjustment to rental income over the lease term.

The aggregate value of in-place leases is determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions and similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. The value assigned to this intangible asset is amortized over the remaining lease terms.

Impairment of Long-Lived Assets

Management evaluates the recoverability of its investment in real estate assets, including related identifiable intangible assets, in accordance with FASB ASC Topic 360, “Property, Plant and Equipment”. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that recoverability of the assets is not assured.

Management evaluates the long-lived assets on an ongoing basis and records an impairment charge when there is an indicator of impairment. The estimated cash flows used for the impairment analysis and the determination of estimated fair value are based on our plans for the respective assets and our views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the respective and/or comparable properties, and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in our plans or views of market and economic conditions could result in recognition of impairment losses, which, under the applicable accounting guidance, could be substantial.

Depreciation and Amortization

Depreciation expense for real estate assets are computed using a straight-line method based on a life of 40 years for buildings and improvements and five to ten years for equipment and fixtures. Expenditures for tenant improvements are capitalized and amortized over the initial term of each lease.

h. Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined in FASB ASC Topic 820, “Fair Value Measurements and Disclosures” and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, are as follows:

•

Level 1: Valuations are based on unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets carried at level 1 fair value generally are equity securities listed in active markets. As such, valuations of these investments do not entail a significant degree of judgment.

•

Level 2: Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•

Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of investment, whether the investment is new, whether the investment is traded on an active exchange or in the secondary market, and the current market condition. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in level 3.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be transferred from Level 1 to Level 2 or Level 2 to Level 3.

Fair value for certain of our Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular instrument, specific issuer information and other market data for securities without an active market. In accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, the impact of our own credit spreads is also considered when measuring the fair value of financial assets or liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based on observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

FASB ASC Topic 825, “Financial Instruments” requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of mortgage indebtedness is based on a discounted cash flows valuation technique, which classifies this as a level 3 liability within the fair value hierarchy. The carrying value and fair value of mortgage indebtedness as of March 31, 2013 is $92,413 and $95,827, respectively. The fair value of cash and cash equivalents and restricted cash approximates cost due to the nature of these instruments.

i. Deferred Costs

We capitalize initial direct costs in accordance with FASB ASC Topic 310, “Receivables”. Costs incurred in connection with the execution of the loan or lease are capitalized and amortized over the initial term of the corresponding loan or lease. Deferred loan costs are amortized to interest expense over the term of the loan. Deferred leasing costs are amortized to amortization expense over the initial term of the lease.

j. Income Taxes

We have elected to be taxed as a REIT beginning with the taxable year ended December 31, 2011. Accordingly, we recorded no income tax expense for the years ended December 31, 2012 and 2011.

To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to stockholders. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders, however, we believe that we are organized and operate in such a manner as to qualify and maintain treatment as a REIT and intend to operate in such a manner so that we will remain qualified as a REIT for federal income tax purposes.

k. Earnings Per Share

Earnings per share is computed in accordance with FASB ASC Topic 260, “Earnings per Share”, by dividing the net income by the weighted average number of common shares outstanding during the respective period. Earnings per share excludes 5,274,900 limited partnership units that are convertible into common stock as their effect would be anti-dilutive for the years ended December 31, 2012 and 2011.

l. Recent Accounting Pronouncements

In December 2011, the FASB issued an accounting standard classified under FASB ASC Topic 360, “Property, Plant, and Equipment”. This accounting standard amends existing guidance to resolve the diversity in practice about whether the guidance for real estate sales applies to a parent that ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. This accounting standard is effective for fiscal years, and interim periods with those years, beginning on or after June 15, 2012. Management expects that the adoption of this standard will not have a material impact on our consolidated financial statements.

In June 2011, the FASB issued an accounting standard classified under FASB ASC Topic 222, “Comprehensive Income”. This accounting standard amends existing guidance to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by requiring entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued an accounting standard that deferred the new presentation requirements about reclassification adjustments. Both of these accounting standards are effective for fiscal years, and interim periods with those years, beginning after December 15, 2011. The adoption of these standards did not have a material effect on our consolidated financial statements.

NOTE 3: Investments in Real Estate

As of December 31, 2012, our investments in real estate consisted of eight apartment real estate properties with 2,004 units. The table below summarizes our investments in real estate:

	2012	2011
Land	$30,168	27,089
Building	121,390	109,072
Furniture, fixtures and equipment	2,007	1,267

Total investment in real estate	153,565	137,428
Accumulated depreciation	(12,283)	(9,304)

Investments in real estate, net	$141,282	128,124

Acquisitions

On April 29, 2011, we, through our operating partnership, acquired six apartment properties, which we refer to as the initial portfolio, from six wholly-owned subsidiaries of our sponsor. The contribution value of the initial portfolio was $103,790. In connection with the acquisition of the initial portfolio, our operating partnership assumed $64,575 of mortgage indebtedness and issued $39,215 of limited partnership interests, or 3,921,500 limited partner units, to our sponsor. In addition, our sponsor purchased an additional 125,000 limited partner units for $1,250 in cash on April 29, 2011. Because we were wholly owned by our sponsor and under common control as of the date of purchase, the assets and liabilities of the initial portfolio were recorded at our sponsor’s carrying amount, or book value, at the time of contribution, pursuant to Staff Accounting Bulletin Topic 5G and ASC 805-50-30-5.

On December 16, 2011, we entered into a purchase and sale agreement with a wholly owned subsidiary of our sponsor, pursuant to which we purchased a 320-unit multi-family property, which we refer to as Centrepoint Apartments, located in Tucson, Arizona from our sponsor for a purchase price of $29,500. We obtained a $17,600 first mortgage on Centrepoint Apartments and issued $12,282 of limited partnership interests, or 12,282,000 limited partnership units, in our operating partnership. Because we were wholly owned by our sponsor as of the date of purchase, the assets and liabilities of the property were recorded at our sponsor’s carrying amount at the time of acquisition, pursuant to Staff Accounting Bulletin Topic 5G and ASC 805-50-30-5.

On October 11, 2012, we acquired a fee simple interest in a 192-unit apartment residential community located in Indianapolis, Indiana, known as Runaway Bay Apartments. We acquired the property through a wholly owned subsidiary of our operating partnership, from an unaffiliated third party, 2030 Runaway Bay Drive Holdings, LLC. We acquired the property for an aggregate purchase price of $15,750 exclusive of closing costs. We paid the purchase price with a combination of a $10,238 first mortgage loan and $5,512 in cash.

The following table summarizes the aggregate carrying value of the assets and liabilities associated with the properties acquired during the year ended December 31, 2012, on the respective date of each acquisition, for the real estate accounted for under FASB ASC Topic 805.

Description	Carrying Amount
Assets acquired:
Investments in real estate	$15,397
Intangible asset	353
Liabilities assumed:
Mortgage indebtedness	(10,238)

Carrying amount of net assets acquired	$5,512

Our consolidated unaudited pro forma information, after including the acquisition of real estate properties, is presented below as if the acquisitions occurred on January 1, 2011. These pro forma results are not necessarily indicative of the results which actually would have occurred if the acquisition had occurred on the first day of the periods presented, nor does the pro forma financial information purport to represent the results of operations for future periods:

Description	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011
Total revenue, as reported	$16,629	$8,668
Pro forma revenue	18,308	17,675
Net income (loss) allocable to common shares, as reported	(123)	(112)
Pro forma net income (loss) allocable to common shares	(66)	(55)

NOTE 4: Mortgage Indebtedness

Each of our properties is encumbered by a first mortgage. A summary of each mortgage, as of December 31, 2012, is as follows:

Property	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Terms
Crestmont Apartments	$6,750	5.7%	May 1, 2021	Fixed rate. Interest only payments are due monthly. Beginning May 1, 2013, principal and interest payments are required based on a 30-year amortization schedule.

Cumberland Glen Apartments	6,900	5.7	May 1, 2021	Fixed rate. Interest only payments are due monthly. Beginning May 1, 2013, principal and interest payments are required based on a 30-year amortization schedule.

Copper Mill Apartments	7,350	5.7	May 1, 2021	Fixed rate. Interest only payments are due monthly. Beginning May 1, 2013, principal and interest payments are required based on a 30-year amortization schedule.

Heritage Trace Apartments	5,500	5.7	May 1, 2021	Fixed rate. Interest only payments are due monthly. Beginning May 1, 2013, principal and interest payments are required based on a 30-year amortization schedule.

Belle Creek Apartments	10,575	2.5	April 28, 2021	Fixed rate of interest at 2.5% for the first two years with a floating rate thereafter at 225 basis points over 30-day LIBOR. Interest only.

Tresa at Arrowhead	27,500	2.5	April 28, 2021	Fixed rate of interest at 2.5% for the first two years with a floating rate thereafter at 225 basis points over 30-day LIBOR. Interest only.

Runaway Bay Apartments	10,238	3.6	November 1, 2022	Fixed Rate. Interest only payments are due monthly. Beginning December 1, 2013, principal and interest payments are required based on a 30-year amortization schedule.

Centrepoint Apartments	17,600	3.7	January 1, 2019	Fixed rate. Interest only payments are due monthly. Beginning February 1, 2015, principal and interest payments are required based on a 30-year amortization schedule.

Total/Weighted-Average	$92,413	3.8%

As of December 31, 2012 our sponsor holds $38,075 of our debt while $54,338 is held by third parties. From April 29, 2011 to September 16, 2011 our sponsor held $64,575 of our debt. On September 16, 2011 $26,500 of this debt was sold to third parties. For the years ended December 31, 2012 and 2011 we paid $968 and $1,347 of interest to our sponsor, respectively.

Maturity of Indebtedness

The following table displays the principal repayments on of our indebtedness by year:

2013	$213
2014	527
2015	843
2016	905
2017	950
Thereafter	88,975

Total	$92,413

As of December 31, 2012, the fair value of our fixed-rate indebtedness was $95,827. The fair value estimate of our fixed rate debt was estimated using a discounted cash flow analysis utilizing interest rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated at December 31, 2012.

NOTE 5: Stockholder Equity and Non-Controlling Interest

Stockholder Equity

Preferred Shares

On January 4, 2012, we issued and sold 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share, which we refer to as the Series A Preferred Stock, for a purchase price of $1,000 per share, or $125 in the aggregate, to 125 accredited investors who are not affiliated with us.

On May 10, 2012, our board of directors authorized and declared distributions on our Series A Preferred Stock for the period beginning on their original issue date, January 4, 2012, and ending on June 30, 2012. The distributions were payable to the holders of the Series A Preferred Stock of record at a rate of $0.34722222 per day, which is an amount that is equivalent to a 12.5% annualized distribution rate based on a share price of $1,000. The distributions were paid in cash on June 29, 2012, pursuant to the requirements of our charter.

On August 9, 2012, our board of directors authorized and declared distributions on our Series A Preferred Stock for the period beginning on July 1, 2012, and ending on December 31, 2012. The distributions are payable to the holders of the Series A Preferred Stock of record at a rate of $0.34722222 per day, which is an amount that is equivalent to a 12.5% annualized distribution rate based on a share price of $1,000. The distributions were paid in cash on December 31, 2012, pursuant to the requirements of our charter.

On February 28, 2013, our board of directors authorized and declared distributions on our Series A Preferred Stock for the period beginning on January 1, 2013, and ending on June 30, 2013. The distributions are payable to the holders of the Series A Preferred Stock of record at a rate of $0.34153005 per day, which is an amount that is equivalent to a 12.5% annualized distribution rate based on a share price of $1,000. The distributions will be aggregated and paid in cash on June 30, 2013, pursuant to the requirements of our charter.

Common Shares

On February 15, 2012, our board of directors authorized and declared distributions on our common stock for the months of January, February and March 2012. The distributions were paid to the holders of our common stock of record at a rate of $0.00163934 per share per day, for a total of $19 for the three months ended March 31, 2012.

On May 10, 2012, our board of directors authorized and declared distributions on our common stock for the months of April, May and June 2012. The distributions were paid to the holders of our common stock of record at a rate of $0.00163934 per share per day, for a total of $48 for the three months ended June 30, 3012.

On August 9, 2012, our board of directors authorized and declared distributions on our common stock for the months of July, August and September 2012. The distributions were paid to the holders of our common stock of record at a rate of $0.00163934 per share per day, for a total of $48 for the three months ended September 30, 2012.

On November 5, 2012, our board of directors authorized and declared distributions on our common stock for the months of October, November and December 2012. The distributions were paid to the holders of our common stock of record at a rate of $0.00163934 per share per day, for a total of $50 for the three months ended December 31, 2012.

On February 28, 2013, our board of directors authorized and declared distributions on our common stock for the months of January through June 2013. For the months of January through March 2013, the distributions will be payable to the holders of our common stock at a rate of $0.00163934 per share per day, which is an amount that is equivalent to a 6.0% annualized distribution rate based on a share price of $10.00. For the months of April through June 2013, our board of directors authorized and declared distributions on our common stock at a rate of $0.00171233 per share per day, which is an amount that is equivalent to a 6.25% annualized distribution rate based on a share price of $10.00. The distributions for each month will be aggregated and paid on or before the fifteenth day following the completion of each respective month. All distributions will be paid in cash or reinvested in stock for those participating in our distribution reinvestment plan.

During 2012, we issued 25,063 shares of our common stock to unaffiliated third parties and generated net proceeds of $225. We issued 300,000 shares of our common stock to an affiliate of our sponsor and generated net proceeds of $3,000.

Non-controlling Interest

On February 15, 2012, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s common partnership units for the months of January, February and March 2012. The distributions were paid to common operating partnership unit holders of record at a rate of $0.00163934 per unit per day, for a total of $789 for the three months ended March 31, 2012.

On May 10, 2012, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s common partnership units for the months of April, May and June 2012. The distributions were paid to common operating partnership unit holders of record at a rate of $0.00163934 per unit per day, for a total of $787 for the three months ended June 30, 2012.

On August 9, 2012, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s common partnership units for the months of July, August and September 2012. The distributions were paid to common operating partnership unit holders of record at a rate of $0.00163934 per unit per day, for a total of $796 for the three months ended September 30, 2012.

On October 11, 2012, our operating partnership established 400 limited partnership units designated as the Series B Preferred Units. The Series B Preferred Units rank junior to the Series A Preferred Units of the operating partnership and senior to the common units of the operating partnership with respect to distributions, liquidation and redemption rights. Holders of Series B Preferred Units are entitled to preferential cash distributions of 10% per annum of the $10,000 purchase price per unit. On October 11, 2012, the operating partnership issued and sold 350 Series B Preferred Units to RAIT NTR in exchange for $3,500 in cash.

Our operating partnership, at its option, may redeem the Series B Preferred Units, in whole or in part, at any time or from time to time for a redemption price equal to $10 per unit plus all accrued and unpaid distributions thereon to and including the date fixed for redemption. Holders of the Series B Preferred Units have the right, but not the obligation, to exchange all or a portion of their Series B Preferred Units for cash or, at our option as general partner of the operating partnership, for shares of our common stock. This right is exercisable on the earlier to occur of (i) the date that is one year after the issuance of the holder’s Series B Preferred Units or (ii) the liquidation of our operating partnership or the sale of all or substantially all of the assets of our operating partnership, at an exchange price equal to the redemption price. Upon any exercise by a holder of the Series B Preferred Units of its exchange right, we may, on behalf of our operating partnership, in our sole and absolute discretion (subject to the limitations on ownership and transfer of our common stock set forth in our charter), elect to assume directly and satisfy such Series B Preferred Unit holder’s exchange right by exchanging shares of our common stock with a defined aggregate value equivalent to the aggregate redemption price of the Series B Preferred Units being exchanged for such Series B Preferred Units.

On November 5, 2012, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s common partnership units for the months of October, November and December 2012. The distributions were paid to the holders of our common operating partnership units holders of record at a rate of $0.00163934 per share per day for a total of $796 for the three months ended December 31, 2012.

On November 5, 2012, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s Series B Preferred Units for the period from October 11, 2012 through December 31, 2012. The distributions were paid to holders of our Series B Preferred Units of record at a rate of $2.78 per unit per day for a total of $79 for the three months ended December 31, 2012.

On February 28, 2013, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s common partnership units for the months of January through June 2013. For the months of January through March 2013, the distributions will be payable to the holders of our common operating partnership units at a rate of $0.00163934 per unit per day, which is an amount that is equivalent to a 6.0% annualized distribution rate based on a unit price of $10.00. For the months of April through June 2013, our board of directors authorized and declared distributions on our operating partnership’s common units at a rate of $0.00171233 per share per day, which is an amount that is equivalent to a 6.25% annualized distribution rate based on a unit price of $10.00. The distributions for each month will be aggregated and paid on or before the fifteenth day following the completion of each respective month.

On February 28, 2013, our board of directors, in our capacity as the general partner of the operating partnership, authorized and declared distributions on our operating partnership’s Series B Preferred Units for the period of January, February and March 2013. The distributions will be paid to holders of our Series B Preferred Units of record at a rate of $2.78 per unit per day.

NOTE 6: Equity Compensation Plans

Long Term Incentive Plan

On April 5, 2011, our board of directors approved and adopted the Long Term Incentive Plan, or our incentive plan, and the Independent Directors Compensation Plan. Our incentive plan provides for the grants of awards to our directors, officers and full-time employees (in the event we ever have employees), full-time employees of our advisor and its affiliates, full-time employees of entities that provide services to our advisor, directors of our advisor or of entities that provide services to it, certain of our consultants and certain consultants to our advisor and its affiliates or to entities that provide services to our advisor. The incentive plan authorizes the grant of restricted or unrestricted shares of our common stock, non-qualified and incentive stock options, restricted stock units, stock appreciation rights, dividend equivalents and other stock- or cash-based awards.

Under our Independent Directors Compensation Plan, which operates as a sub-plan of our incentive plan, each of our independent directors will receive 3,000 shares of common stock annually; provided, however, that no shares will be issued pursuant to our Independent Directors Compensation Plan until we have raised at least $2,500 in gross offering proceeds from unaffiliated persons. In addition, our independent directors may elect to receive their annual fee in the form of our common shares or a combination of common shares and cash.

We will account for stock-based compensation in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense of the requisite service period, which is the vesting period. We have not granted any stock-based compensation to date. Stock-based compensation will be classified within general and administrative expense in the consolidated statements of operations. As stock-based compensation expense recognized in the consolidated statement of operations will be based on awards ultimately expected to vest, the amount of expense will be reduced for estimated forfeitures. Forfeitures will be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures will be estimated on experience of other companies in the same industry until entity-specific information is available.

Distribution Reinvestment Program

We have adopted a distribution reinvestment program, or the DRP, through which our stockholders may elect to reinvest an amount equal to the distributions declared on their shares of common stock in additional shares in lieu of receiving cash distributions. No selling commissions or dealer manager fees will be paid on shares sold under the DRP. Our board of directors may amend or terminate the DRP for any reason, provided that any amendment that adversely affects the rights or obligations of a participant shall only take effect upon ten days’ written notice to participants.

Share Repurchase Plan

Our board of directors has approved a share repurchase plan which allows for share repurchases when certain criteria are met. Share repurchases will be made at the sole discretion of our board of directors.

NOTE 7: Related Party Transactions and Arrangements

Fees and Expenses Paid to Our Advisor

Our advisor generally has responsibility for our day-to-day operations. Pursuant to the terms of our Advisory Agreement, we pay our advisor the fees described below.

•

We pay to our advisor an asset management fee that is payable quarterly in an amount equal to 0.1875% of the average invested assets as of the last day of the quarter, which equates to an annualized rate of 0.75% per annum. Average invested assets means the average of the aggregate book value of our assets invested in interests in, and loans secured by, real estate before reserves for depreciation or bad debt or other similar non-cash reserves. As part of the acquisition of our initial portfolio of six properties, our advisor agreed to waive any asset management fees on the initial portfolio for the first two years of our ownership. For the years ended December 31, 2012, 2011 and 2010, we paid $240, $9 and $0 of asset management fees to our advisor respectively. As of December 31, 2012 and 2011, we had liabilities payable to our advisor for asset management fees of $80 and $9, respectively.

•

If our advisor provides services in connection with the financing of any third party debt that we obtain, we will pay the advisor a financing coordination fee equal to 1.0% of the amount available and/or outstanding under such financing, subject to certain limitations. We do not pay financing coordination fees in connection with debt provided by our sponsor. The services our advisor may perform include, without limitation, searching for lenders in connection with a proposed refinancing and negotiating the terms of any proposed refinancing with such lenders. Our advisor may reallow some or all of this fee to reimburse third parties that it retains to procure any such refinancing. For the year ended December 31, 2012, we paid $102 of financing coordination fees to our advisor. For the years ended December 31, 2011 and 2010 we did not pay any financing coordination fees to our advisor. As of December 31, 2012 and 2011, we had liabilities payable to our advisor for financing coordination fees of $102 and $0, respectively.

•

We may pay our advisor a disposition fee upon the sale of one or more of our properties in an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset or (b) 1% of the sale price of the asset. Payment of such fee may be made only if the advisor provides a substantial amount of services in connection with the sale of the asset. In addition, the amount paid when added to all other commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset or an amount equal to 6% of the sale price of such asset. For the years ended December 31, 2012, 2011 and 2010, we did not pay any disposition fees to our advisor.

In addition to the fees we pay to our advisor pursuant to the advisory agreement, we also reimburse our advisor and its affiliates for the costs and expenses, subject to the limitations described below under the heading “2%/25% Guidelines.” We do not reimburse the advisor or its affiliates for services for which the advisor or its affiliates are entitled to compensation in the form of a separate fee. If the advisor or its affiliates perform services that are outside of the scope of the advisory agreement, we will compensate them at rates and in amounts agreed upon by the advisor and the independent directors. We reimburse our advisor for acquisition expenses up to a maximum amount which, collectively with all acquisition fees and expenses, will not exceed, in the aggregate, 6% of the gross offering proceeds from our public offering.

•

We may reimburse our advisor for certain costs it incurs in connection with the services it provides to us including, but not limited to: (i) organization and offering costs in an amount up to 1% of gross offering proceeds, which include actual legal, accounting, printing and expenses attributable to preparing the SEC registration statement, qualification of the shares for sale in the states and filing fees incurred by the advisor, as well as reimbursements for salaries and direct expenses of its employees, including, without limitation, employee benefits, while engaged in registering the shares and other organization costs, other than selling commissions and the dealer manager fee; (ii) advertising expenses, expense reimbursements, and legal and accounting fees; (iii) the actual cost of goods and materials used by us and obtained from entities not affiliated with the advisor; (iv) administrative services (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the advisor receives a separate fee); and (v) rent, leasehold improvement costs, utilities or other administrative items generally constituting our advisor’s overhead. We will not reimburse the advisor for any services for which we will pay the advisor a separate fee. For the year ended December 31, 2012, our advisor incurred $657 of these expenses. During the year ended December 31, 2012, we reimbursed our advisor for $32 of these expenses. For the years ended December 31, 2011 and 2010 we did not reimburse our advisor for any of these expenses.

•

We reimburse our advisor for expenses it incurs in connection with our purchase of an asset. The acquisition fees and expenses for any particular asset, including amounts payable to affiliates, will not exceed, in the aggregate, 6% of the contract purchase price (including any mortgage assumed) of the asset. Our advisor will be paid acquisition expenses and we will reimburse our advisor for acquisition expenses only to the extent that acquisition fees and acquisition expenses collectively do not exceed 6% of the contract price of our assets. For the years ended December 31, 2012, 2011 and 2010, we did not reimburse our advisor for any acquisition expenses.

Our advisory agreement has a one-year term, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. We may terminate the advisory agreement without penalty upon 60 days’ written notice. If we terminate the advisory agreement, we will pay our advisor all unpaid advances for operating expenses and all earned but unpaid fees. Effective April 7, 2012, our advisory agreement was renewed for a one-year term through April 7, 2013. On February 28, 2013, our advisory agreement was renewed effective April 7, 2013 for a one-year term through April 7, 2014.

Selling Commissions and Fees Paid to our Dealer Manager

The dealer manager for our public offering of common stock is Independence Realty Securities, LLC, an indirect wholly owned subsidiary of our sponsor. Our dealer manager is a licensed broker-dealer registered with FINRA. Our dealer manager is entitled to certain selling commissions, dealer manager fees and reimbursements relating to raising capital. Our dealer manager agreement with our dealer manager provides for the following compensation:

•

We pay our dealer manager selling commissions of up to 7.0% of the gross proceeds from our public offering. Our dealer manager intends to reallow all or a portion of commissions earned for those transactions that involve participating broker-dealers. For the years ended December 31, 2012, 2011 and 2010, we did not pay any commissions to our dealer manager.

•

We pay our dealer manager a dealer manager fee of 3.0% of the gross proceeds from our public offering. Our dealer manager, in its sole discretion, may reallow a portion of its dealer manager fee of up to 1.5% of the gross offering proceeds to be paid to such participating broker-dealers. For the year ended December 31, 2012, we paid $7 of dealer manager fees to our dealer manager. For the years ended December 31, 2011 and 2010 we did not pay any dealer manager fees to our dealer manager.

•

We may reimburse our dealer manager for its reasonable bona fide due diligence expenses and reimburse it for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses which are included in a detailed and itemized invoice. Reimbursement of these amounts, combined with the reimbursement of all other organizational and offering costs, shall not exceed 15% of the gross proceeds raised in our public offering. For the years December 31, 2012, 2011 and 2010, our dealer manager incurred $0 of reimbursable due diligence expenses.

Property Management Fees Paid to Our Property Manager

We have entered into property management agreements with Jupiter Communities, LLC, or our property manager, which is majority owned by our sponsor, with respect to each of our properties. Pursuant to the property management agreements, we pay our property manager property management and leasing fees on a monthly basis of an amount up to 4.0% of the gross revenues from the property for each month. Additionally, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Each management agreement has an initial one year term, subject to automatic one-year renewals unless either party gives prior notice of its desire to terminate the management agreement. For the years ended December 31, 2012, 2011 and 2010, we paid $655, $339 and $0 of property management and leasing fees to our property manager, respectively. As of December 31, 2012 and 2011, we had liabilities payable to our property manager for property management and leasing fees of $59 and $44, respectively.

Equity transactions

During the year ended December 31, 2012, we sold 300,000 shares of our common stock for $10.00 per share for total gross proceeds of $3,000 to RAIT NTR. Our dealer manager did not charge any sales commissions on sales of shares to our sponsor, through RAIT NTR.

On October 11, 2012, our operating partnership established 400 limited partnership units designated as the Series B Preferred Units. The Series B Preferred Units rank junior to the Series A Preferred Units of the operating partnership and senior to the common units of the operating partnership with respect to distributions, liquidation and redemption rights. Holders of Series B Preferred Units are entitled to preferential cash distributions of 10% per annum of the $10,000 purchase price per unit. On October 11, 2012, the operating partnership issued and sold 350 Series B Preferred Units to RAIT NTR in exchange for $3,500 in cash.

NOTE 8: Quarterly Financial Data (Unaudited)

The following table summarizes our quarterly financial data which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations:

	For the Three-Month Periods Ended
	March 31	June 30	September 30	December 31
2012:
Total revenue	$3,990	$4,086	$4,041	$4,512
Net income (loss)	153	239	(14)	49
Net income (loss) allocable to common shares	(26)	(14)	(28)	(55)
Total earnings (loss) per share—Basic(a)	$(0.21)	$(0.04)	$(0.09)	$(0.19)
Total earnings (loss) per share—Diluted(a)	$(0.21)	$(0.04)	$(0.09)	$(0.19)
2011:
Total revenue	$—	$2,174	$3,222	$3,272
Net income (loss)	(63)	(189)	(65)	(53)
Net income (loss) allocable to common shares	(63)	27	(48)	(28)
Total earnings (loss) per share—Basic(a)	$(3.16)	$1.35	$(2.40)	$(1.40)
Total earnings (loss) per share—Diluted(a)	$(3.16)	$1.35	$(2.40)	$(1.40)

(a)	The summation of quarterly per share amounts do not equal the full year amounts.

NOTE 9: SEGMENT REPORTING

Segments

We have identified one operating segment and have determined that it is one reportable segment. As a group, our executive officers act as the Chief Operating Decision Maker (“CODM”). The CODM reviews operating results to make decisions about all investments and resources and to assess performance for the entire company. Our portfolio consists of one reportable segment, investments in real estate through the mechanism of lending and/or ownership. The CODM manages and reviews our operations as one unit. Resources are allocated without regard to the underlying structure of any investment, but rather after evaluating such economic characteristics as returns on investment, leverage ratios, current portfolio mix, degrees of risk, income tax consequences and opportunities for growth. We have no single customer that accounts for 10% or more of revenue.

NOTE 10: COMMITMENTS AND CONTINGENCIES

From time to time, we are party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, results of operations, or financial statements, taken as a whole, if determined adversely to us.

Independence Realty Trust

Schedule III

Real Estate and Accumulated Depreciation

As of December 31, 2012

(Dollars in thousands)

	Description	Location	Initial Cost		Cost of Improvements, net of Retirements		Gross Carrying Amount		Accumulated Depreciation- Building	Encumbrances (Unpaid Principal)	Year of Acquisition	Life of Depreciation
Property Name			Land	Building	Land	Building	Land(a)	Building(a)
Crestmont	Apartment	Marietta, GA	$3,254	$13,044	$—	$140	$3,254	$13,184	$1,776	$(6,750)	2011	40
Copper Mill	Apartment	Austin, TX	3,472	13,958	—	233	3,472	14,191	1,927	(7,350)	2011	40
Cumberland	Apartment	Smyrna, GA	3,100	13,166	—	157	3,100	13,323	1,807	(6,900)	2011	40
Heritage Trace	Apartment	Newport News, VA	2,673	10,761	—	249	2,673	11,010	1,489	(5,500)	2011	40
Belle Creek Apartments	Apartment	Henderson, CO	1,890	7,596	—	239	1,890	7,835	893	(10,575)	2011	40
Runaway Bay	Apartment	Indianapolis, IN	3,079	12,318	—	6	3,079	12,324	53	(10,238)	2012	40
Tresa at Arrowhead	Apartment	Phoenix, AZ	7,080	28,500	—	221	7,080	28,721	2,675	(27,500)	2011	40
Centrepoint Apartments	Apartment	Tucson, AZ	5,620	22,720	—	89	5,620	22,809	1,663	(17,600)	2011	40

			$30,168	$122,063	$—	$1,334	$30,168	$123,397	$12,283	$(92,413)

(a)	The aggregate cost basis for federal income tax purposes of our investments in real estate approximates the carrying amount at December 31, 2012.

Investments in Real Estate	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011
Balance, beginning of period	$137,428	$0
Additions during period:
Acquisitions	15,397	136,834
Improvements to land and building	1,148	868
Deductions during period:
Dispositions of real estate	(408)	(274)
Deconsolidation of real estate	0	0

Balance, end of period:	$153,565	$137,428

Accumulated Depreciation	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011
Balance, beginning of period	$9,304	$0
Depreciation expense	3,387	1,771
Dispositions of real estate	(408)	(274)
Balances at acquisition(a)	0	7,807

Balance, end of period:	$12,283	$9,304

(a)	Assets and liabilities were recorded at our sponsor’s carrying amount pursuant to Staff Accounting Bulletin Topic 5G and ASC 805-50-30-5.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Independence Realty Trust, Inc.

We have audited the accompanying statements of revenue and certain expenses (the Historical Summary) of a property commonly referred to as Runaway Bay Apartments (the Property) for the year ended December 31, 2011. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America, as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the Historical Summary, the accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the revenue and certain expenses for the year ended December 31, 2011 of the Property on the basis of accounting described in Note 1 to the Historical Summary.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

October 29, 2012

RUNAWAY BAY APARTMENTS

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

	For the Nine Month Periods Ended September 30 (Unaudited)		For the Year Ended December 31
	2012	2011	2011
REVENUE:
Rental income	$1,388,366	$1,414,408	$1,894,315
Reimbursement income	91,214	74,049	121,948
Other income	143,255	150,220	192,095

Total Revenue	1,622,835	1,638,677	2,208,358

CERTAIN EXPENSES:
Operating and maintenance	497,547	431,124	585,225
Taxes and insurance	221,799	217,096	295,389
Management fees	67,776	79,206	96,870
Bad debt expenses	13,495	14,153	18,516

Total Certain Expenses	800,617	741,579	996,000

Revenue in excess of Certain Expenses	$822,218	$897,098	$1,212,358

The accompanying notes are an integral part of these statements.

RUNAWAY BAY APARTMENTS

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

For the Nine Month Periods Ended September 30, 2012 and 2011 and

for the Year Ended December 31, 2011

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

The accompanying statements of revenue and certain expenses (the Historical Summary) include the revenue and certain expenses of the following property (hereinafter referred to as the Property):

Property Name	Type	Units	Location	Date Acquired
Runaway Bay Apartments	Multi-family	192	Indianapolis, IN	October 11, 2012

On October 11, 2012 a definitive agreement was entered into for the acquisition of the Property by Independence Realty Trust (IRT) for a purchase price equal to $15.75 million.

The Historical Summary has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenue and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and the Historical Summary is not intended to be a complete presentation of the Property’s revenue and expenses. Items excluded consist of interest on mortgages and depreciation for the property.

The Historical Summary presents the revenue and certain expenses of the Property during the identified periods and may not be comparable to future periods. Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the interim periods results of operations are included. The results of operations for the interim periods presented are not necessarily indicative of the results for the full year.

In the preparation of the accompanying Historical Summary, subsequent events were evaluated through October 29, 2012, the date the financial statements were available to be issued.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Revenue Recognition

Rental income attributable to residential leases is recorded when due from residents, generally upon the first day of the month. Leases are for periods of up to one year, with rental payments due monthly. Other income results from fees for late payments, cleaning, damages, storage, parking, and laundry facilities and is recorded when earned.

b.	Property Management Fees

For the nine month periods ended September 30, 2012 and 2011, property management fees were $67,776 and $79,206, respectively (unaudited). For the year ended December 31, 2011, property management fees were $96,870.

c.	Bad Debt Expense

The Property recognizes bad debt expense for uncollectible receivables. Management’s estimate of bad debt expense is based on expected and inherent risks of collectability for receivables from tenants. For the nine month periods ended September 30, 2012 and 2011, bad debt expenses were $13,495 and $14,153, respectively (unaudited). For the year ended December 31, 2011, bad debt expenses were $18,516.

d.	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates.

NOTE 3: COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to various claims and legal proceedings that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Property.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Independence Realty Trust, Inc.

We have audited the accompanying combining statements of revenue and certain expenses (the Combining Historical Summary) of certain properties commonly referred to as Crestmont Apartments, Cumberland Glen Apartments, Copper Mill Apartments, Heritage Trace Apartments, Belle Creek Apartments and Tresa at Arrowhead (the Initial Portfolio), for the years ended December 31, 2010 and 2009 and for the period from October 8, 2008 to December 31, 2008. This Combining Historical Summary is the responsibility of the Initial Portfolios’ management. Our responsibility is to express an opinion on the Combining Historical Summary based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America, as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combining Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Initial Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combining Historical Summary, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the Combining Historical Summary, the accompanying Combining Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Initial Portfolio’s revenue and expenses.

In our opinion, the Combining Historical Summary referred to above presents fairly, in all material respects, the revenue and certain expenses for the years ended December 31, 2010 and 2009 and for the period from October 8, 2008 through December 31, 2008 of the Initial Portfolio on the basis of accounting described in Note 1 to the Combining Historical Summary.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania April 7, 2011

THE INITIAL PORTFOLIO

COMBINING STATEMENTS OF REVENUE AND CERTAIN EXPENSES

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(Unaudited)

	Crestmont Apartments	Cumberland Glen Apartments	Copper Mill Apartments	Heritage Trace Apartments	Belle Creek Apartments	Tresa at Arrowhead	Total
REVENUE:
Rental income	$383,077	$393,617	$517,154	$379,437	$337,835	$732,079	$2,743,199
Reimbursement income	28,736	24,290	36,861	18,777	22,261	41,082	172,007
Lease termination and late fees	7,752	7,644	12,176	7,037	5,207	14,637	54,453
Other income	15,648	10,286	25,168	18,985	14,611	43,400	128,098

Total revenue	435,213	435,837	591,359	424,236	379,914	831,198	3,097,757
CERTAIN EXPENSES:
Operating and maintenance	145,586	173,692	317,680	169,769	123,357	217,623	1,147,707
Taxes and insurance	44,150	62,572	76,019	50,711	41,727	91,479	366,658
Management fees	13,205	12,411	16,762	12,188	13,319	27,059	94,944
Bad debt expenses	7,755	13,838	20,003	14,943	—	7,372	63,911

Total certain expenses	210,696	262,513	430,464	247,611	178,403	343,533	1,673,220

Revenue in excess of certain expenses	$224,517	$173,324	$160,895	$176,625	$201,511	$487,665	$1,424,537

The accompanying notes are an integral part of this combining financial statement.

THE INITIAL PORTFOLIO

COMBINING STATEMENTS OF REVENUE AND CERTAIN EXPENSES

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(Unaudited)

	Crestmont Apartments	Cumberland Glen Apartments	Copper Mill Apartments	Heritage Trace Apartments	Belle Creek Apartments	Tresa at Arrowhead	Total
REVENUE:
Rental income	$357,478	$335,159	$498,210	$377,305	$292,281	$695,195	$2,555,628
Reimbursement income	25,201	24,689	13,444	16,111	17,355	35,770	132,570
Lease termination and late fees	23,216	28,541	68,008	29,881	5,295	8,079	163,020
Other income	35,929	32,151	47,570	20,293	13,536	58,069	207,548

Total revenue	441,824	420,540	627,232	443,590	328,467	797,113	3,058,766
CERTAIN EXPENSES:
Operating and maintenance	159,246	154,106	257,910	158,822	123,476	284,387	1,137,947
Taxes and insurance	54,503	70,194	72,726	36,745	42,655	150,119	426,942
Management fees	15,816	15,963	21,773	16,444	12,116	20,356	102,468
Bad debt expenses	37,614	34,383	112,212	31,727	9,197	6,829	231,962

Total certain expenses	267,179	274,646	464,621	243,738	187,444	461,691	1,899,319

Revenue in excess of certain expenses	$174,645	$145,894	$162,611	$199,852	$141,023	$335,422	$1,159,447

The accompanying notes are an integral part of this combining financial statement.

THE INITIAL PORTFOLIO

COMBINING STATEMENTS OF REVENUE AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2010

	Crestmont Apartments	Cumberland Glen Apartments	Copper Mill Apartments	Heritage Trace Apartments	Belle Creek Apartments	Tresa at Arrowhead	Total
REVENUE:
Rental income	$1,514,584	$1,482,548	$2,049,063	$1,503,229	$1,297,276	$2,713,665	$10,560,365
Reimbursement income	110,323	110,785	103,162	64,252	86,102	152,899	627,523
Lease termination and late fees	114,271	117,218	285,261	121,951	31,974	43,982	714,657
Other income	105,804	140,145	168,206	130,439	40,381	170,811	755,786

Total revenue	1,844,982	1,850,696	2,605,692	1,819,871	1,455,733	3,081,357	12,658,331
CERTAIN EXPENSES:
Operating and maintenance	734,077	725,037	1,275,706	784,251	494,435	1,019,627	5,033,133
Taxes and insurance	212,338	243,076	283,612	178,137	179,381	400,231	1,496,775
Management fees	83,778	82,214	108,307	77,740	51,188	89,298	492,525
Bad debt expenses	159,376	166,489	388,005	154,934	15,812	11,193	895,809

Total certain expenses	1,189,569	1,216,816	2,055,630	1,195,062	740,816	1,520,349	7,918,242

Revenue in excess of certain expenses	$655,413	$633,880	$550,062	$624,809	$714,917	$1,561,008	$4,740,089

The accompanying notes are an integral part of this combining financial statement.

THE INITIAL PORTFOLIO

COMBINING STATEMENTS OF REVENUE AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2009

	Crestmont Apartments	Cumberland Glen Apartments	Copper Mill Apartments	Heritage Trace Apartments	Belle Creek Apartments(a)	Tresa at Arrowhead(b)	Total
REVENUE:
Rental income	$1,518,638	$1,464,270	$2,066,925	$1,388,261	$1,084,149	$459,585	$7,981,828
Reimbursement income	94,716	84,963	174,362	41,513	23,949	19,507	439,010
Lease termination and late fees	146,892	105,493	164,038	69,505	7,679	5,454	499,061
Other income	105,748	61,078	102,202	55,528	24,435	39,740	388,731

Total revenue	1,865,994	1,715,804	2,507,527	1,554,807	1,140,212	524,286	9,308,630
CERTAIN EXPENSES:
Operating and maintenance	897,545	971,801	1,799,078	1,098,635	439,564	189,596	5,396,219
Taxes and insurance	208,624	262,320	278,186	163,430	134,569	108,346	1,155,475
Management fees	67,502	63,381	87,229	59,329	39,325	16,603	333,369
Bad debt expenses	204,118	133,801	301,171	82,756	13,068	3,006	737,920

Total certain expenses	1,377,789	1,431,303	2,465,664	1,404,150	626,526	317,551	7,622,983

Revenue in excess of certain expenses	$488,205	$284,501	$41,863	$150,657	$513,686	$206,735	$1,685,647

(a)	For the period from February 19, 2009 (the date of acquisition by RAIT Financial Trust) through December 31, 2009.
(b)	For the period from October 13, 2009 (the date of acquisition by RAIT Financial Trust) through December 31, 2009.

The accompanying notes are an integral part of this combining financial statement.

THE INITIAL PORTFOLIO

COMBINING STATEMENTS OF REVENUE AND CERTAIN EXPENSES

FOR THE PERIOD FROM OCTOBER 8, 2008 THROUGH DECEMBER 31, 2008

	Crestmont Apartments	Cumberland Glen Apartments	Copper Mill Apartments	Heritage Trace Apartments	Total
REVENUE:
Rental income	$365,887	$390,488	$527,796	$294,705	$1,578,876
Reimbursement income	20,622	13,594	21,618	5,236	61,070
Lease termination and late fees	27,831	17,527	14,621	15,388	75,367
Other income	18,324	12,281	46,664	12,602	89,871

Total revenue	432,664	433,890	610,699	327,931	1,805,184
CERTAIN EXPENSES:
Operating and maintenance	167,494	153,618	218,191	122,394	661,697
Taxes and insurance	51,923	57,372	81,957	44,657	235,909
Management fees	16,189	16,773	22,777	12,235	67,974
Bad debt expenses	18,416	15,015	12,070	31,560	77,061

Total certain expenses	254,022	242,778	334,995	210,846	1,042,641

Revenue in excess of certain expenses	$178,642	$191,112	$275,704	$117,085	$762,543

The accompanying notes are an integral part of this combining financial statement.

THE INITIAL PORTFOLIO

NOTES TO COMBINING STATEMENTS OF REVENUE AND CERTAIN EXPENSES

For the Three-Month Periods Ended March 31, 2011 and 2010 (unaudited),

for the Years Ended December 31, 2010 and 2009 and

for the Period from October 8, 2008 through December 31, 2008

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

The accompanying combining statements of revenue and certain expenses (the Combining Historical Summary) include the revenue and certain expenses of the following properties (hereinafter referred to as the Initial Portfolio):

Property Name	Type	Units	Location	Date Acquired(1)
Crestmont Apartments	Multifamily	228	Marietta, GA	October 8, 2008
Cumberland Glen Apartments	Multifamily	222	Smyrna, GA	October 8, 2008
Copper Mill Apartments	Multifamily	320	Austin, TX	October 8, 2008
Heritage Trace Apartments	Multifamily	200	Newport News, VA	October 8, 2008
Belle Creek Apartments	Multifamily	162	Henderson, CO	February 19, 2009
Tresa at Arrowhead	Multifamily	360	Phoenix, AZ	October 13, 2009

(1)	The Properties were acquired by RAIT Financial Trust (RAIT) pursuant to certain UCC sales or foreclosure proceedings as holder of the first mortgage on the Properties.

On April 7, 2011, a definitive contribution agreement was entered into for the contribution of the Initial Portfolio to Independence Realty Operating Partnership, LP for a purchase price equal to $103.8 million. Each property is to be contributed subject to an existing mortgage loan.

The Combining Historical Summary has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Combining Historical Summary includes the historical revenue and certain operating expenses of the Initial Portfolio, exclusive of items which may not be comparable to the proposed future operations of the Initial Portfolio. Material amounts that would not be directly attributable to future operating results of the Properties are excluded, and the Combining Historical Summary is not intended to be a complete presentation of the Initial Portfolio revenue and expenses. Items excluded consist of interest on mortgages and depreciation for all properties.

The Combining Historical Summary presents the revenue and certain expenses of the Initial Portfolio during RAIT’s ownership period and may not be comparable to future periods. Management is not aware of any material factors relating to the Properties other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results. In the opinion of Management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the interim periods results of operations are included. The results of operations for the interim periods presented are not necessarily indicative of the results for the full year.

In the preparation of the accompanying Combining Historical Summary, subsequent events were evaluated through April 7, 2011, the date the financial statements were available to be issued.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Revenue Recognition

Rental income attributable to residential leases is recorded when due from residents, generally upon the first day of the month. Leases are for periods of up to one year, with rental payments due monthly. Other income results from fees for late payments, cleaning, damages, storage, parking, and laundry facilities and is recorded when earned.

THE INITIAL PORTFOLIO

NOTES TO COMBINING STATEMENTS OF REVENUE AND CERTAIN EXPENSES—(Continued)

For the Three-Month Periods Ended March 31, 2011 and 2010 (unaudited),

for the Years Ended December 31, 2010 and 2009 and

for the Period from October 8, 2008 through December 31, 2008

b. Property Management Fees

The Initial Portfolio was managed by Jupiter Communities LLC and third party property managers during RAIT’s ownership period (collectively, the Management Company). The Management Company receives fees in amounts of 4% of the monthly gross receipts, or gross revenue as defined, of the properties. The Management Company also receives asset management fees in the amount of 5% of construction costs for projects in excess of certain thresholds. For the three-month periods ended March 31, 2011 and 2010, property and construction management fees, across all properties, were $94,944 and $102,467, respectively (unaudited). For the three years ended December 31, 2010, 2009 and 2008, property and construction management fees, across all properties, totaled $492,525, $333,369, and $67,974, respectively.

c. Bad Debt Expense

The Initial Portfolio recognizes bad debt expense for uncollectible receivables. Management’s estimate of bad debt expense is based on expected and inherent risks of collectability for receivables from tenants. For the three-month periods ended March 31, 2011 and 2010, bad debt expenses, across all properties, were $63,911 and $231,961, respectively (unaudited). For the three years ended December 31, 2010, 2009 and 2008, bad debt expenses, across all properties, were $895,809, $737,920, and $77,060, respectively.

d. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates.

THE INITIAL PORTFOLIO

NOTES TO COMBINING STATEMENTS OF REVENUE AND CERTAIN EXPENSES—(Continued)

For the Three-Month Periods Ended March 31, 2011 and 2010 (unaudited),

for the Years Ended December 31, 2010 and 2009 and

for the Period from October 8, 2008 through December 31, 2008

NOTE 3: MORTGAGE DEBT

Each of the Properties is encumbered by a first mortgage held by RAIT. A summary of each mortgage, as of March 31, 2011 and as of December 31, 2010, is as follows:

Property	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Terms
Crestmont Apartments	$13,666,778	7.00%	February 15, 2012	Interest only is payable monthly at a rate of 5.875% through the loan’s maturity date. Interest accrues at a fixed rate of 7.00%.

Cumberland Glen Apartments	13,536,085	7.00%	February 28, 2012	Interest only is payable monthly at a rate of 5.875% through the loan’s maturity date. Interest accrues at a fixed rate of 7.00%.

Copper Mill Apartments	14,709,492	7.00%	February 15, 2012	Interest only is payable monthly at a rate of 5.875% through the loan’s maturity date. Interest accrues at a fixed rate of 7.00%.

Heritage Trace Apartments	11,026,582	7.00%	February 14, 2012	Interest only is payable monthly at a rate of 5.875% through the loan’s maturity date. Interest accrues at a fixed rate of 7.00%.

Belle Creek Apartments	15,224,074	5.00%	November 1, 2015	Interest payments are required monthly in an amount equal to the excess cash flow of the property, up to the interest due at the fixed rate of 5%. Interest accrues monthly at a fixed rate of 5.00%.

Tresa at Arrowhead	36,675,000	5.00%	December 7, 2013	Floating rate; interest only is payable monthly at a rate of 400 basis points over LIBOR (effective rate of 4.26%), subject to a 5.00% floor.

NOTE 4: COMMITMENTS AND CONTINGENCIES

Litigation

The Initial Portfolio may be subject to various claims and legal proceedings that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Initial Portfolio.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Independence Realty Trust, Inc.

We have audited the accompanying statements of revenue and certain expenses (the Historical Summary) of a property commonly referred to as Centrepoint Apartments (the Property) for the year ended December 31, 2010. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America, as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the Historical Summary, the accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the revenue and certain expenses for the year ended December 31, 2010 of the Property on the basis of accounting described in Note 1 to the Historical Summary.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

January 4, 2012

CENTREPOINT APARTMENTS

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

	For the Nine Month Periods Ended September 30 (Unaudited)		For the Year Ended December 31
	2011	2010	2010
REVENUE:
Rental Income	$1,944,284	$1,747,446	$2,349,255
Reimbursement income	76,885	69,799	93,354
Lease termination and late fees	25,413	24,630	30,617
Other Income	73,418	70,805	90,601

Total Revenue	2,120,000	1,912,680	2,563,827

CERTAIN EXPENSES:
Operating and maintenance	578,798	580,757	761,969
Taxes and insurance	177,799	174,323	247,922
Property management fees	64,554	57,954	76,899
Bad Debt expense	(8,110)	1,499	2,611

Total Certain Expenses	813,041	814,533	1,089,401

Revenue in excess of Certain Expenses	$1,306,959	$1,098,147	$1,474,426

The accompanying notes are an integral part of these statements.

CENTREPOINT APARTMENTS

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

For the Nine Month Periods Ended September 30, 2011 and 2010 and

for the Year Ended December 31, 2010

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

The accompanying statements of revenue and certain expenses (the Historical Summary) include the revenue and certain expenses of the following property (hereinafter referred to as the Property):

Property Name	Type	Units	Location	Date Acquired (1)

Centrepoint Apartments	Multi family	320	Tucson, AZ	July 23, 2010

(1)	The Property was acquired by RAIT Financial Trust (RAIT) pursuant to a UCC sale as holder of the first mortgage on the Property.

On December 16, 2011 a definitive agreement was entered into for the contribution of the Property to Independence Realty Trust, Inc. (IRT) for a purchase price equal to $29.5 million.

The Historical Summary has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (SEC), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenue and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and the Historical Summary is not intended to be a complete presentation of the Property’s revenue and expenses. Items excluded consist of interest on mortgages and depreciation for the property.

The Historical Summary presents the revenue and certain expenses of the Property during RAIT’s ownership period and may not be comparable to future periods. Management is not aware of any material factors relating to the Property other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results. In the opinion of Management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the interim periods results of operations are included. The results of operations for the interim periods presented are not necessarily indicative of the results for the full year.

In the preparation of the accompanying Historical Summary, subsequent events were evaluated through January 4, 2012, the date the financial statements were available to be issued.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Revenue Recognition

Rental income attributable to residential leases is recorded when due from residents, generally upon the first day of the month. Leases are for periods of up to one year, with rental payments due monthly. Other income results from fees for late payments, cleaning, damages, storage, parking, and laundry facilities and is recorded when earned.

b.	Property Management Fees

The Property is managed by Jupiter Communities LLC (the Management Company) during RAIT’s ownership period. The Management Company receives fees of 3% of the monthly gross receipts, or gross revenue as defined, of the Property. The Management Company also receives asset management fees in the amount of 5% of construction costs for projects in excess of certain thresholds. For the nine month periods ended

September 30, 2011 and 2010, property and construction management fees were $64,554 and $57,954, respectively (unaudited). For the year ended December 31, 2010, property and construction management fees were $76,899.

c.	Bad Debt Expense

The Property recognizes bad debt expense for uncollectible receivables. Management’s estimate of bad debt expense is based on expected and inherent risks of collectability for receivables from tenants. For the nine month periods ended September 30, 2011 and 2010, bad debt expenses were $(8,110) and $1,499, respectively (unaudited). For the year ended December 31, 2010, bad debt expenses were $2,611.

d.	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates.

NOTE 3: MORTGAGE DEBT

The Property is encumbered by a first mortgage held by RAIT. A summary of the mortgage, as of September 30, 2011 and as of December 31, 2010, is as follows:

Property	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Terms
Centrepoint Apartments	$29,150,000	5.00%	March 8, 2020	Floating rate; interest only is payable monthly at a rate of 400 basis points over LIBOR, subject to a 5.00% floor.

NOTE 4: COMMITMENTS AND CONTINGENCIES

Litigation

The Property may be subject to various claims and legal proceedings that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Property.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

AS OF MARCH 31, 2013

The following unaudited pro forma financial statements of Independence Realty Trust, Inc. (together with its consolidated subsidiaries, the “Company,” “we,” “our,” or “us”) have been prepared to provide pro forma financial information with regard to: (i) the exchange by RAIT Financial Trust (“RAIT”) of 5,274,900 common units in our operating partnership for 5,274,900 shares of our common stock on May 7, 2013 (the “Exchange”); (ii) our acquisition of Runaway Bay Apartments (“Runaway Bay”), which we acquired on October 11, 2012; (iii) the dividends on our common stock declared for the second and third quarters of 2013; (iv) the completion of this offering; and (v) the application of the net proceeds of this offering in the manner set forth under “Use of Proceeds” (collectively, the “Transactions”).

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2012 are presented as if each of the Transactions occurred on January 1, 2012. The unaudited pro forma consolidated balance sheet as of March 31, 2013 is presented as if the Transactions occurred on March 31, 2013. The unaudited pro forma consolidated statement of operations for the three month period ended March 31, 2013 is presented as if the Transactions occurred on January 1, 2012.

The unaudited pro forma consolidated financial statements included in this prospectus are presented for informational purposes only. The unaudited pro forma adjustments are based on information and assumptions that we consider reasonable and factually supportable. This information includes various estimates and assumptions and may not necessarily be indicative of the financial condition or results of operations that would have occurred if each of the Transactions occurred on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma consolidated balance sheet and statements of operations and accompanying notes should be read in conjunction with our historical consolidated financial statements and the statements of revenue and certain expenses of Runaway Bay included elsewhere in this prospectus.

The statements contained in this filing may include forward-looking statements within the meaning of the U.S. federal securities laws. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks and uncertainties that could cause actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally, risks relating to acquisition activities and risks relating to leasing and re-leasing activities.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2013

	Historical (A)	Pre- Offering Adjustments		Pro Forma Before Offering	Proceeds From Offering (D)	Use of Proceeds (E)	Company Pro Forma
ASSETS:
Investments in real estate, net of accumulated depreciation of $13,110	$140,607	$—		$140,607	$—	$—	$140,607
Cash and cash equivalents	2,728	(1,870)	(B)	858	31,119	(3,638)	28,340
Restricted cash	1,176	—		1,176	—	—	1,176
Accounts receivable and other assets	284	—		284	—	—	284
Intangible assets, net of accumulated amortization of $196	157	—		157	—	—	157
Deferred costs, net of accumulated amortization of $86	595	—		595	—	—	595

Total Assets	$145,547	$(1,870)		$143,677	$31,119	$(3,638)	$171,159

LIABILITIES AND EQUITY:
Mortgage indebtedness	$92,413	$—		$92,413	$—	$—	$92,413
Accounts payable and accrued expenses	1,770	—		1,770	—	—	1,770
Accrued interest payable	32	—		32	—	—	32
Dividends payable	504	—		504	—	—	504
Other liabilities	456	—		456	—	—	456

Total Liabilities	95,175	—		95,175	—	—	95,175
Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value	0	—		0	—	—	0
Common stock, $0.01 par value	4	53	(C)	57	40	—	97
Additional paid-in capital	3,591	43,672	(C)	47,263	31,079	(138)	78,205
Retained earnings	(448)	(1,870)	(B)	(2,318)	—	—	(2,318)

Total stockholders’ equity	3,147	41,855		45,002	31,119	(138)	75,984
Non-controlling interest	47,225	(43,725	)(C)	3,500	—	(3,500)	—

Total equity	50,372	(1,870)		48,502	31,119	(3,638)	75,984

Total liabilities and equity	$145,547	$(1,870)		$143,677	$31,119	$(3,638)	$171,159

The accompanying notes are an integral part of this consolidated financial statement.

INDEPENDENCE REALTY TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2013

	Historical (F)	Pre-Offering Adjustments		Pro Forma Before Offering	Other Pro Forma Adjustments		Company Pro Forma
REVENUE:
Rental income	$4,178	$—		$4,178	$—		$4,178
Tenant reimbursement and other property income	223	—		223	—		223
Other income	287	—		287	—		287

Total revenue	4,688	—		4,688	—		4,688
EXPENSES:
Property operating expenses	2,165	—		2,165	—		2,165
General & administrative expenses	259	—		259	—		259
Acquisition expenses	0	—		0	—		0
Depreciation and amortization expense	1,036	—		1,036	—		1,036

Total expenses	3,460	—		3,460	—		3,460

Operating income	1,228	—		1,228	—		1,228
Interest expense	(888)	—		(888)	—		(888)

Net income (loss)	340	—		340	—		340
Income (loss) allocable to preferred shares	(4)	—		(4)	4	(M)	0
Income (loss) allocable to non-controlling interests	(332)	246	(G)	(86)	86	(N)	0

Net income (loss) allocable to common shares	$4	$246		$250	$90		$340

Earnings Per Share:
Basic	$0.01			$0.04			$0.04

Diluted	$0.00			$0.04			$0.04

Weighted-Average Shares:
Basic	345,910			5,620,810			9,620,810

Diluted	5,620,810			5,620,810			9,620,810

The accompanying notes are an integral part of this consolidated financial statement.

INDEPENDENCE REALTY TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

	Historical (H)	Runaway Bay Acquisition (I)	Pre-Offering Adjustments		Pro Forma Before Offering	Other Pro Forma Adjustments		Company Pro Forma
REVENUE:
Rental income	$14,849	$1,444	$—		$16,293	$—		$16,293
Tenant reimbursement and other property income	818	95	—		913	—		913
Other income	962	149	—		1,111	—		1,111

Total revenue	16,629	1,688	—		18,317	—		18,317
EXPENSES:
Property operating expenses	8,066	833	—		8,899	—		8,899
General & administrative expenses	1,208	—	—		1,208	—		1,208
Acquisition expenses	157	—	(106	)(J)	51	—		51
Depreciation and amortization expense	3,466	—	246	(K)	3,712	—		3,712

Total expenses	12,897	833	140		13,870	—		13,870

Operating income	3,732	855	(140)		4,447	—		4,447
Interest expense	(3,305)	—	(286	)(L)	(3,591)	—		(3,591)

Net income (loss)	427	855	(426)		856	—		856
Income (loss) allocable to preferred shares	(15)	—	—		(15)	15	(M)	—
Income (loss) allocable to non-controlling interests	(535)	—	457	(G)	(78)	78	(N)	—

Net income (loss) allocable to common shares	$(123)	$855	$31		$763	$93		$856

Earnings Per Share:
Basic	$(0.45)				$0.14			$0.09

Diluted	$(0.45)				$0.14			$0.09

Weighted-Average Shares:
Basic	275,384				5,550,284			9,550,284

Diluted	275,384				5,550,284			9,550,284

The accompanying notes are an integral part of this consolidated financial statement.

INDEPENDENCE REALTY TRUST, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

($ IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

The following notes discuss the pro forma adjustments to our unaudited pro forma consolidated balance sheet as of March 31, 2013.

(A)	Represents our historical consolidated financial information as previously filed on our quarterly report on Form 10-Q as of March 31, 2013 and included herein starting on page F-1.
(B)	Represents the distributions declared by our board of directors on our common stock at a rate of $0.00171233 per share per day for the months of April through June 2013. In addition, this represents distributions declared by our board of directors, in our capacity as the general partner of the operating partnership, on our operating partnership’s Series B Preferred Units for the months of April through June 2013. The distributions will be paid to holders of our Series B Preferred Units of record at a rate of $2.78 per unit per day. Also includes dividends declared for the months of July through September on our 5,643,540 outstanding common shares as of August 12, 2013 at the rate of $0.5333 per share per month. This adjustment excludes $427 of dividends that would be payable on the 4,000,000 common shares offered in this offering, assuming the offering closes before the record date of the August 2013 dividend.
(C)	Represents the exchange of RAIT’s 5,274,900 common limited partnership units in our operating partnership for 5,274,900 shares of our common stock on May 7, 2013. The balance of our non-controlling interest as of December 31, 2012 was $47,759 and was comprised of $3,500 of Series B preferred units issued by our operating partnership to RAIT in exchange for cash and $44,259 associated with the 5,274,900 common limited partnership units of our operating partnership held by RAIT.
(D)	Reflects the gross proceeds from the offering of approximately $34,000 based on an offering price of $8.50 per share (assuming no exercise of the underwriters’ overallotment option). The gross proceeds will be reduced by approximately $2,881 for underwriting discounts and commissions and estimated offering expenses, resulting in net proceeds to us of approximately $31,119.
(E)	Represents the redemption of all of our outstanding Series A preferred stock for $138 in cash and the redemption of all of the outstanding Series B preferred units of our operating partnership for $3,500 in cash.

The following notes discuss the pro forma adjustments to our unaudited pro forma consolidated statements of operations for the three month period ended March 31, 2013 and for the year ended December 31, 2012.

(F)	Represents our historical consolidated financial information as previously filed in our quarterly report on Form 10-Q as of March 31, 2013 and included herein starting on page F-1.
(G)	On May 7, 2013, RAIT exchanged its 5,274,900 outstanding common limited partnership units for shares of our common stock on a one-for-one basis and a subsidiary of ours purchased one hundred common limited partnership units. As a result, we own all of the outstanding limited partnership units of our operating partnership, except for our Series B Preferred units. This adjustment removes the income allocated to the common limited partnership units that were previously held by RAIT for the three month period ended March 31, 2013 and for the year ended December 31, 2012.
(H)	Represents our historical consolidated financial information as previously filed in our annual report on Form 10-K as of December 31, 2012 and included herein starting on page F-20.

(I)	We acquired Runaway Bay on October 11, 2012. This column reflects the operations of Runaway Bay from January 1, 2012 through October 11, 2012. The operations of Runaway Bay after the date of acquisition are included in our historical financial statements. The column was computed as follows:

	Results of Operations for the Nine-Month Period Ended September 30, 2012 (a)	Results of Operations for the Period for October 1, 2012 through October 11, 2012 (b)	Total Pro Forma Adjustment
REVENUE:
Rental income	$1,388	$56	$1,444
Tenant reimbursement and other property income	91	4	95
Other income	143	6	149

Total revenue	1,622	65	1,687
CERTAIN EXPENSES:
Property operating expenses	801	32	833

Total certain expenses	801	32	833

Revenue over certain expenses	$821	$33	$854

(a)	Represents historical financial information on Runaway Bay as included herein on page F-44.
(b)	Represents financial data for Runaway Bay for the period for October 1, 2012 through October 11, 2012, the date on which we acquired the property.
(J)	Represents the acquisition expenses incurred for the acquisition of Runaway Bay on October 11, 2012. The remaining acquisition expenses relate to expenses incurred for new acquisition opportunities that were not completed.
(K)	Reflects the estimated depreciation expense on Runaway Bay based on a 40 year useful life for buildings and a 5 year useful life for furniture, fixtures and equipment.
(L)	Reflects interest expense on the $10,238 of mortgage indebtedness incurred to finance the acquisition of Runaway Bay. The mortgage debt bears interest at 3.59% per annum and has a maturity date of November 1, 2022. This pro forma adjustment reflects interest expense for the period from January 1, 2012 through October 11, 2012, the date of acquisition of the property.
(M)	Reflects the effect of the redemption of our Series A preferred stock in connection with this offering.
(N)	Reflects the effect of the redemption of the Series B preferred units of our operating partnership in connection with this offering.

4,000,000 Shares

INDEPENDENCE REALTY TRUST, INC.

Common Stock

PROSPECTUS

August 13, 2013

Joint Book-Running Managers

Ladenburg Thalmann & Co. Inc.

William Blair

JMP Securities

Compass Point

Co-Managers

Aegis Capital Corp

Drexel Hamilton

MLV & Co.

National Securities Corporation

C&Co/PrinceRidge